UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
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☑	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to §240.14a-12
SCULPTOR CAPITAL MANAGEMENT, INC.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
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SCULPTOR CAPITAL MANAGEMENT, INC.
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON JUNE 24, 2021
Dear Shareholder:
You are invited to the annual meeting of Shareholders (the “Annual Meeting”) of Sculptor Capital Management, Inc. (the “Company”). The Annual Meeting will be held solely online on June 24, 2021 at 9:00 a.m. Eastern Time at www.virtualshareholdermeeting.com/SCU2021. At the 2021 Annual Meeting, the following items of business will be considered:
1.The election of Ms. Meghna Desai, Ms. Marcy Engel and Mr. Bharath Srikrishnan as Class II directors to serve for a term of three years and until their successors are duly elected or appointed and qualified.
2.Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2021.
3.Any other business that may properly come before the Annual Meeting or any adjournments or postponements of the Annual Meeting.
These items of business are more fully described in the proxy statement accompanying this Notice.
The Board of Directors has set the close of business on April 27, 2021 as the record date for determining Shareholders of the Company entitled to notice of and to vote at the Annual Meeting. A list of the Shareholders as of the record date will be available for inspection by Shareholders, for any purpose germane to the Annual Meeting, at the Company’s offices and at the offices of American Stock Transfer & Trust Company LLC, the Company’s independent share transfer agent, during normal business hours for a period of 10 days prior to the Annual Meeting. The list will also be available for inspection by Shareholders electronically during the Annual Meeting at www.virtualshareholdermeeting.com/SCU2021 when you enter the control number we have provided to you.
All Shareholders are cordially invited to attend the Annual Meeting. EVEN IF YOU CANNOT VIRTUALLY ATTEND THE ANNUAL MEETING, PLEASE PROMPTLY VOTE YOUR PROXY BY CAREFULLY FOLLOWING THE INSTRUCTIONS ON THE PROXY CARD.
Important Notice Regarding the Availability of Proxy Materials for the
Annual Meeting to be Held on June 24, 2021: the Proxy Statement and Annual Report
to Shareholders are Available at www.proxyvote.com

By Order of the Board of Directors,

David Levine
Secretary
April 28, 2021
New York, New York

SCULPTOR CAPITAL MANAGEMENT, INC.
9 West 57th Street
New York, New York 10019
PROXY STATEMENT
Our board of directors (the “Board of Directors” or the “Board”) is providing these proxy materials to you in connection with the solicitation of proxies by Sculptor Capital Management, Inc. on behalf of the Board for use at the Annual Meeting of Shareholders (the “Annual Meeting”) of Sculptor Capital Management, Inc., which will take place at 9:00 a.m. Eastern Time on June 24, 2021, and any adjournment or postponement thereof. The Annual Meeting will be a completely “virtual meeting” of shareholders. You will be able to virtually attend the Annual Meeting, where you will be able to vote electronically and submit questions during the live webcast, by visiting www.virtualshareholdermeeting.com/SCU2021 and entering the 16-digit control number included in our Notice of Internet Availability of Proxy Materials, on your proxy card or in the voting instructions that accompanies your proxy materials.
The Company intends to make available this proxy statement and the accompanying proxy card on or about April 28, 2021 to all shareholders entitled to vote at the Annual Meeting.
In this proxy statement, references to “Sculptor Capital,” “our Company,” “the Company,” “the firm,” “we,” “us,” or “our” refer, unless the context requires otherwise, to Sculptor Capital Management, Inc. (the “Registrant”), a Delaware corporation, and its consolidated subsidiaries, including the Sculptor Operating Group. References to the “Charter” refer to our Restated Certificate of Incorporation, dated as of November 5, 2019. References to the “Bylaws” refer to our Amended and Restated Bylaws, effective September 12, 2019.
References to the “Sculptor Operating Group” refer, collectively, to Sculptor Capital LP, a Delaware limited partnership, Sculptor Capital Advisors LP, a Delaware limited partnership, Sculptor Capital Advisors II LP, a Delaware limited partnership, and each of their consolidated subsidiaries. References to our “Operating Partnerships” refer, collectively, to Sculptor Capital LP, Sculptor Capital Advisors LP and Sculptor Capital Advisors II LP. References to “Sculptor Corp” refer to Sculptor Capital Holding Corporation, a Delaware corporation and a wholly owned subsidiary of Sculptor Capital Management, Inc.
References to our “executive managing directors” refer to the active executive managing directors of the Company, and, except where the context requires otherwise, also includes certain executive managing directors who are no longer active in our business. References to the ownership of our executive managing directors include the ownership of certain estate and personal planning vehicles, such as family trusts, of such executive managing directors and their immediate family members. References to our “active executive managing directors” refer to executive managing directors who remain active in our business. References to the “Ziffs” refer collectively to Ziff Investors Partnership, L.P. II and certain of its affiliates and control persons.
References to “Class A Shares” refer to our Class A Shares, representing Class A common stock of Sculptor Capital, which are publicly traded and listed on the New York Stock Exchange, which we refer to as the “NYSE.” References to “Class B Shares” refer to Class B Shares of Sculptor Capital, which are not publicly traded, are currently held by our active and former executive managing directors, and have no economic rights but entitle the holders thereof to one vote per share together with the holders of our Class A Shares. References to “Shares” refer to our Class A Shares and Class B Shares, collectively. References to our “shareholders” refer to holders of our Class A Shares and Class B Shares, collectively. The terms “Group A Units,” “Group A-1 Units,” “Group B Units,” “Group D Units,” “Group E Units,” “Group E-1 Units,” “Group E-2 Units” and “Group P Units” refer to the aggregate of interests consisting of one Class A, Class A-1, Class B, Class D, Class E, Class E-1, Class E-2 or Class P, as applicable, common unit in each Sculptor Operating Group entity, and “Group Unit” or “Unit” refers generally to the aggregate of interests consisting of one common unit of any or all of the Group

A, Group A-1, Group B, Group D, Group E, Group E-1, Group E-2 or Group P common units in each Sculptor Operating Group entity. The term “Profit Sharing Interests,” or “PSIs,” refers to non-equity, limited partner profits interests in the Sculptor Operating Group entities that participate in distributions of future profits of the Sculptor Operating Group.
As of April 27, 2021, the Record Date for the Annual Meeting, the Class B Shares represent 57.1% of our total combined voting power. Each Class B Shareholder is entitled to one vote per share held of record on all matters submitted to a vote of our shareholders except that Class B Shares that relate to our Group A-1 Units, which represent 11.2% of our total combined voting power, will be voted pro rata in accordance with the vote of the Class A Shares. Accordingly, holders of Class B Shares (other than Class B Shares that relate to our Group A-1 Units) should vote their shares by completing proxies online or by telephone or by mailing their proxy cards, or they may attend and vote via webcast at the Annual Meeting.
References to our “IPO” refer to our initial public offering that occurred in November 2007. References to “funds” refer to the multi-strategy, dedicated credit, real estate and other single strategy funds, and other alternative investment vehicles for which we provide asset management services.
No statements made herein, on our website or in any of the materials we file with the United States Securities and Exchange Commission, which we refer to as the “SEC,” constitute, or should be viewed as constituting, an offer of any fund.

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING
Why am I receiving these materials?
We have made available this proxy statement and proxy card because the Board of Directors of Sculptor Capital is soliciting your proxy to vote at the Annual Meeting and at any adjournment or postponement thereof. The Annual Meeting will be held on June 24, 2021 at 9:00 a.m. Eastern Time via live webcast through the www.virtualshareholdermeeting.com/SCU2021. You will need the 16-digit control number provided on the Notice of Internet Availability of Proxy Materials or your proxy card (if applicable). This solicitation is for proxies for use at the Annual Meeting or any reconvened meeting after an adjournment or postponement of the Annual Meeting.
You are invited to join the Annual Meeting and we request that you vote on the proposals described in this proxy statement. However, you do not need to join the Annual Meeting to vote your Shares. Instead, you may simply complete, sign and return the proxy card or vote by telephone or Internet, as discussed below.
How are we distributing our proxy materials?
To expedite delivery, reduce our costs and decrease the environmental impact of printing and mailing our proxy materials, we used “Notice and Access” in accordance with an SEC rule that permits us to provide these materials to our shareholders over the Internet. On April 28, 2021, we sent a Notice of Internet Availability of Proxy Materials to certain of our shareholders containing instructions on how to access our proxy materials online. If you received a Notice, you will not receive a printed copy of the proxy materials in the mail unless you specifically request them. Instead, the Notice instructs you on how to access and review all of the important information contained in the proxy materials online. The Notice also instructs you on how you may submit your proxy via the Internet. If you received a Notice and would like to receive a copy of our proxy materials, follow the instructions contained in the Notice to request a paper or email copy on a one-time or ongoing basis. Shareholders who do not receive the Notice will continue to receive either a paper or electronic copy of this proxy statement and our 2020 Annual Report to Shareholders, which was sent on or about April 28, 2021.
Who is entitled to vote at and attend the Annual Meeting?
Only shareholders of record of our Shares at the close of business on the record date, April 27, 2021, are entitled to receive notice of, to vote at and join the Annual Meeting. Each outstanding Class A Share and Class B Share entitles its holder to cast one vote on each matter to be voted upon. Class B Shares that relate to our Group A-1 Units, which represent 11.2% of our total combined voting power, will be voted pro rata in accordance with the vote of the Class A Shares.
What is the difference between Class A Shares and Class B Shares?
The Class A Shares represent Class A shares of the Registrant and are listed on the NYSE. The holders of Class A Shares are entitled to one vote per share and any dividends we may pay. The Class A Shares vote together with the Class B Shares on all matters submitted to a vote of shareholders.
The Class B Shares are held by our active and former executive managing directors. They have no economic rights (and therefore no rights to any dividends or distributions we may pay) and are not publicly traded, but rather entitle the holders to one vote per share together with the Class A Shareholders. Class B Shares that relate to our Group A-1 Units, which represent 11.2% of our total combined voting power, will be voted pro rata in accordance with the vote of the Class A Shares. The Class B Shares are intended solely to provide our active and former executive managing directors with voting interests in Sculptor Capital commensurate with their economic interests in the Sculptor Operating Group. The Class B Shares are not currently and are not expected to be registered for public sale or listed on the NYSE or any other securities exchange.
What is the difference between holding Shares as a shareholder of record and as a beneficial owner?
Most of the holders of our Class A Shares hold their shares beneficially through a broker or other nominee rather than directly in their own name. All of our Class B Shares are held directly by our active and former executive managing directors in their names. As summarized below, there are some distinctions between Shares owned beneficially and those held of record.

Beneficial Owner:    If your Class A Shares are held in a brokerage account or by another nominee, you are considered the beneficial owner of Class A Shares held in “street name,” and these proxy materials are being forwarded to you together with a voting instruction card by your broker, trustee or other nominee, as the case may be. As the beneficial owner, you have the right to direct your broker, trustee or other nominee how to vote. The voting instruction card from your broker, trustee or other nominee contains voting instructions for you to use in directing the broker, trustee or other nominee how to vote your Class A Shares.
Because a beneficial owner is not the shareholder of record, you may not electronically vote your Class A Shares at the Annual Meeting unless you obtain a “legal proxy” from the broker, trustee or other nominee that holds your Shares giving you the right to vote the Shares at the Annual Meeting.
Shareholder of Record:    If your Shares are registered directly in your name with us or our share transfer agent, American Stock Transfer & Trust Company LLC, you are considered the shareholder of record with respect to those Shares and these proxy materials are being sent directly to you by the Company. As the shareholder of record, you have the right to grant your voting proxy directly to us or to vote electronically at the Annual Meeting. We have enclosed or sent a proxy card for you to use.
What will I need in order to virtually attend the Annual Meeting?
You are entitled to attend the virtual Annual Meeting only if you were a shareholder of record as of the record date for the Annual Meeting, or April 27, 2021 (the “Record Date”), or you hold a valid proxy for the Annual Meeting. You may attend the Annual Meeting, vote, and submit a question during the Annual Meeting by visiting www.virtualshareholdermeeting.com/SCU2021 and using your 16-digit control number to enter the meeting.
Shares held in your name as the shareholder of record may be voted electronically during the Annual Meeting. Shares for which you are the beneficial owner but not the shareholder of record also may be voted electronically during the Annual Meeting. If you are a beneficial owner of Shares held in the name of a broker, trustee or other nominee, you must obtain a “legal proxy,” executed in your favor, from such broker, trustee or other nominee to be able to vote electronically at the Annual Meeting. Follow the instructions from your broker, trustee or other nominee included with these proxy materials or contact your broker, trustee or other nominee to request a “legal proxy.” You should allow yourself enough time prior to the Annual Meeting to obtain this “legal proxy” from the holder of record.
Even if you plan to virtually attend the Annual Meeting, the Company recommends that you vote your shares in advance, so that your vote will be counted if you later decide not to attend the Annual Meeting.
What constitutes a quorum?
The presence of a quorum is required for business to be conducted at the Annual Meeting. The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of our Shares outstanding as of the Record Date and entitled to vote shall constitute a quorum. As of the April 27, 2021 Record Date, 57,618,103 Shares (comprised of 24,730,221 Class A Shares and 32,887,882 Class B Shares) were outstanding and entitled to vote. If you submit a properly executed proxy card, regardless of whether you abstain from voting, you will be considered in determining the presence of a quorum.
How do I vote my shares?
You may vote via webcast at the Annual Meeting or by mail. If you are a holder of record of Shares, you also can choose to vote by telephone or electronically through the Internet. If you hold your Shares in “street name” through a broker, trustee or other nominee, you also may be able to vote by telephone or electronically through the Internet in accordance with the voting instructions provided to you by such broker, trustee or other nominee.
Voting by Mail:    If you are a holder of record of Shares and choose to vote by mail, simply complete, sign and date your proxy card and mail it in the accompanying pre-addressed envelope. Proxy cards submitted by mail must be received by our Office of the Secretary prior to the Annual Meeting in order for your Shares to be voted. If you hold Shares beneficially in street name and choose to vote by mail, you must complete, sign and date the voting instruction card provided by your broker, trustee or other nominee and mail it in the accompanying pre-addressed envelope within the specified time period.

Voting by Telephone or Internet:    If you are a holder of record of Shares, you can choose to vote by telephone or by Internet. You can vote by telephone by calling the toll-free telephone number on your proxy card. The website for Internet voting is listed on the proxy card. Please have your proxy card handy when you call or go online. Telephone and Internet voting facilities for shareholders of record will close at 11:59 p.m. Eastern Time on June 23, 2021. If you hold your Shares beneficially in street name, the availability of telephonic or Internet voting will depend on the voting process of your broker, trustee or other nominee. Please check with your broker, trustee or other nominee and follow the voting procedures your broker, trustee or other nominee provides to vote your Shares.
Voting at the Annual Meeting:    If you are a holder of record of Shares, you may attend and vote via webcast at the Annual Meeting. If you are a beneficial owner of Shares held in the name of a broker, trustee or other nominee, you must obtain a “legal proxy,” executed in your favor, from such broker, trustee or other nominee to be able to vote at the Annual Meeting. Follow the instructions from your broker, trustee or other nominee included with these proxy materials or contact your broker, trustee or other nominee to request a “legal proxy.” You should allow yourself enough time prior to the Annual Meeting to obtain this “legal proxy” from the holder of record.
Even if you plan to participate virtually at the Annual Meeting, we encourage shareholders to vote well before the Annual Meeting, by completing proxies online or by telephone, or by mailing their proxy cards. Shareholders can vote via the Internet in advance of or during the meeting. Any vote properly cast at the Annual Meeting will supersede any previously submitted proxy or voting instructions. For additional information, please see “Can I change my vote or revoke my proxy after I return my proxy card?” below.
How does the Board recommend I vote on the proposals?
The Board’s recommendations are set forth after the description of each proposal in this proxy statement. In summary, the Board recommends a vote:
•“FOR” the election of Ms. Meghna Desai, Ms. Marcy Engel and Mr. Bharath Srikrishnan as Class II directors to serve for three-year terms (see Proposal No. 1); and
•“FOR” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2021 (see Proposal No. 2).
What vote is required to approve each proposal?
Election of Directors.    For Proposal No. 1, the election of directors, each Shareholder is entitled to vote for three nominees for Class II director. Directors are elected by a plurality of the votes cast at any duly convened meeting at which a quorum is present. Thus, the three nominees with the greatest number of votes will be elected. Abstentions will have no effect on the election of Class II directors, as they are not counted as votes cast. There is no cumulative voting.
Other Proposals.    For Proposal No. 2, the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm, a majority of the votes cast will be required for approval. A majority of votes cast means that the number of votes cast “for” must exceed the number of votes cast “against.” Abstentions are not counted as votes “for” or “against” this proposal and thus will have no effect on the outcome of the vote.
Notwithstanding the vote standards described herein, please be advised that Proposal No. 2 is advisory only and will not be binding on the Company or the Board and will not create or imply any change in the fiduciary duties of, or impose any additional fiduciary duty on, the Company or the Board. However, the Board and Audit Committee, as the case may be, will take into account the outcome of the votes when considering what action, if any, should be taken in response to the advisory votes by Shareholders.
A “broker non-vote” would occur only if a broker, trustee or other nominee does not have discretionary authority and has not received instructions with respect to a particular item from the beneficial owner or other person entitled to vote such Shares. Although the determination of whether a broker, bank or other nominee will have discretionary voting power for a particular item is typically determined only after proxy materials are filed with the SEC, we expect that the proposal on ratification of the appointment of our independent registered public accounting firm (Proposal No. 2) will be a routine matter and that the election of each nominee for director (Proposal No. 1) will be a non-routine matter. Accordingly, we expect that brokers will have discretionary voting power to vote Shares for which no voting instructions have been provided by the beneficial owner with respect to Proposal No. 2. We expect that brokers will not have discretionary voting power to vote Shares with respect to Proposal No. 1, and broker non-votes will have no effect on this proposal, as broker non-votes are not counted as votes cast.
As of April 27, 2021, the Record Date for the Annual Meeting, the Class B Shares represent 57.1% of our total combined voting power. Each Class B Shareholder is entitled to one vote per share held of record on all matters submitted to a vote of our shareholders except that Class B Shares that relate to our Group A-1 Units, which represent 11.2% of our total combined voting power, will be voted pro rata in accordance with the vote of the Class A Shares. Accordingly, holders of Class B Shares (other than Class B Shares that relate to our Group A-1 Units) should vote their shares by completing proxies online or by telephone or by mailing their proxy cards, or they may attend and vote via webcast at the Annual Meeting.
How will my Shares be voted if I do not indicate a vote on my proxy card or voting instruction form?
Your Shares will be voted as you indicate on the proxy card or voting instruction form, as applicable. If you return your signed proxy card but do not mark the boxes indicating how you wish to vote, your Shares will be voted as recommended by the Board. See the question above entitled “How does the Board recommend I vote on the proposals?”
Your Shares will be voted in accordance with the discretion of the proxyholders as to any other matter that is properly presented at the Annual Meeting.
Can I change my vote or revoke my proxy after I return my proxy card or voting instruction form?
Yes. Even after you have submitted your proxy, you may change your vote at any time before the proxy is exercised at the Annual Meeting. If you are a shareholder of record as of April 27, 2021, regardless of the way in which you submitted your original proxy, you may change it by:
•returning a later-dated signed proxy card to us, prior to the Annual Meeting, at Sculptor Capital Management, Inc., 9 West 57th Street, New York, New York 10019, Attention: Office of the Secretary;
•delivering a later-dated written notice of revocation to us, prior to the Annual Meeting, at Sculptor Capital Management, Inc., 9 West 57th Street, New York, New York 10019, Attention: Office of the Secretary;
•submitting a later-dated proxy by telephone or Internet (only your last telephone or Internet proxy will be counted) prior to the Annual Meeting; or
•attending the Annual Meeting and properly voting via webcast.
If your Shares are held through a broker, trustee or other nominee, you will need to contact that nominee if you wish to change your voting instructions. You may also vote via webcast at the Annual Meeting if you obtain a “legal proxy” as described in the answer to the question above entitled “How do I vote my shares?—Voting at the Annual Meeting.”
Mere attendance at the Annual Meeting will not cause your previously granted proxy to be revoked.
What happens if additional matters are presented at the Annual Meeting?
Other than the items of business described in this proxy statement, we are not aware of any other business to be acted upon at the Annual Meeting. If you grant a proxy, the persons named as proxyholders will have the discretion to vote your Shares on any additional matters properly presented for a vote at the Annual Meeting or any adjournment or postponement thereof. If, for any reason, our nominees for Class II directors are not available as candidates for director, the persons named as proxyholders will vote your proxy for such other candidates as may be nominated by the Board of Directors, or the size of the Board of Directors will be reduced.
Who will count the votes?
Representatives of Broadridge Financial Solutions, Inc. will count the votes and act as the inspector of election.

Who will pay for the cost of this proxy solicitation?
We will pay the cost of soliciting proxies. Our directors, officers and other employees, without additional compensation, may solicit proxies personally or in writing, by telephone, e-mail, or otherwise. We are required to request that brokers, trustees and other nominees who hold Shares in their names furnish our proxy materials to the beneficial owners of the Shares, and we must reimburse these brokers, trustees and other nominees for the expenses of doing so in accordance with statutory fee schedules.

CORPORATE GOVERNANCE
Board of Directors
The primary functions of our Board of Directors are to:
•provide oversight, counseling and direction to our management in the interest and for the benefit of our Shareholders;
•monitor senior management’s performance;
•actively oversee risks that could affect our Company;
•oversee and promote the exercise of responsible corporate governance; and
•perform the duties and responsibilities assigned to them under our Charter, Bylaws and other organizational documents, Corporate Governance Guidelines and the laws of Delaware, our state of formation.
Corporate Governance Guidelines
Our Board of Directors has adopted Corporate Governance Guidelines as a framework for the governance of the Company. Our Corporate Governance Guidelines work together with our Charter and Bylaws, which contain certain processes and procedures relating to our corporate governance. Our Corporate Governance Guidelines describe additional processes and procedures that are intended to meet the listing standards of the NYSE and also provide reasonable assurance that our Board of Directors acts in the best interest of our Shareholders. The Corporate Governance Guidelines address issues relating to the Board of Directors, such as membership, Board leadership and meetings and procedures, as well as issues relating to the committees of the Board, such as structure, function, charters, membership and responsibilities. The full text of our Corporate Governance Guidelines can be found in the “Investor Relations— Corporate Governance—Governance Documents” section of our website (www.sculptor.com). A copy may also be obtained upon written request to us at Sculptor Capital Management, Inc., 9 West 57th Street, New York, New York 10019, Attention: Office of the Secretary.
Director Independence
Under our Corporate Governance Guidelines, a majority of the directors serving on our Board must qualify as independent directors and each of the Audit Committee, Compensation Committee, Nominating, Corporate Governance and Conflicts Committee and Committee on Corporate Responsibility and Compliance must consist solely of independent directors. As described in the Corporate Governance Guidelines, our Board annually (or as circumstances warrant) makes an affirmative determination regarding the independence of each director. An “independent” director meets both the NYSE’s definition of independence, as well as the Board’s independence standards (the “Director Independence Standards”), in each case as determined by the Board in its business judgment. The Director Independence Standards, attached as Annex A to this proxy statement, are set forth in our Corporate Governance Guidelines and are also available on our website (www.sculptor.com). Our Board undertook its annual review of director independence in April 2021, and in the process reviewed the independence of each director. In determining independence, our Board reviews, among other things, whether each director has any material relationship with us. An independent director must not have any material relationship with us, or any relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.
Based on the standards set forth by the NYSE and in our Director Independence Standards, the Board has affirmatively determined, after its annual review, that Marcy Engel, David W. Bonanno, Meghna Desai (a Class II Director Nominee), Georganne C. Proctor, J. Morgan Rutman and Bharath Srikrishnan are each independent. James S. Levin and Wayne Cohen are members of management and therefore not independent.
Board Leadership Structure; Executive Sessions of the Independent Directors
Marcy Engel is our Chairperson of the Board, and James Levin is our Chief Executive Officer (“CEO”). Our Bylaws permit the roles of Chairperson and CEO to be filled by the same or different individuals. This allows the Board flexibility to determine whether the two roles should be separated or combined in the future based upon the Company’s needs and the

Board’s assessment of the Company’s leadership from time to time. Our Board periodically reviews the Company’s leadership structure and whether separating or combining the roles of Chairperson and CEO is in the best interests of the Company and its shareholders. When making this determination, the Board will consider any recommendation of the Nominating, Corporate Governance and Conflicts Committee, the current circumstances at the Company, the skills and experiences of the individuals involved and the leadership composition of the Board. Separating the positions of CEO and Chairperson allows our CEO to focus on our day-to-day business, while allowing the Chairperson of the Board to lead the Board in its fundamental role of providing advice to and independent oversight of management.
In addition, our Board, in accordance with our Corporate Governance Guidelines, annually determines whether a Lead Independent Director is necessary and may determine not to designate a Lead Independent Director for so long as the roles of Chairperson of the Board and the Company's Chief Executive Officer are not held by the same individual, or when the Chairperson would not be deemed independent under governing listing standards. The Board has determined that a Lead Independent Director is not necessary at this time.
Pursuant to our Corporate Governance Guidelines, the independent directors meet in executive sessions, at which the Chairperson presides, without management present at least once every quarter. Following these sessions, the Chairperson of the Board provides management with specific feedback and input regarding information flow, agenda items and any other relevant matters, thereby enhancing the oversight function of the independent directors and the committees of the Board.
Committees of the Board
The Board has four standing committees: the Audit Committee, the Compensation Committee, the Nominating, Corporate Governance and Conflicts Committee and the Committee on Corporate Responsibility and Compliance. Our Corporate Governance Guidelines provide that the Board may establish and maintain other committees from time to time, as it deems necessary and appropriate. The following table provides a summary of the membership of the Board and each of its standing committees as of April 28, 2021. If elected, it is expected that Meghna Desai will join committees immediately after the Annual Meeting.

Director	Audit Committee	Nominating, Corporate Governance and Conflicts Committee	Compensation Committee	Committee on Corporate Responsibility and Compliance
Marcy Engel	X	X	Chair	Chair
David W. Bonanno		Chair	X	X
Georganne C. Proctor(1)	Chair(1)	X	X	X
J. Morgan Rutman
Bharath Srikrishnan	X
James S. Levin
Wayne Cohen
(1) Ms. Proctor is not standing for re-election at the Annual Meeting. A new Chair of the Audit Committee, and a new member of each of the Audit Committee, Nominating, Corporate Governance and Conflicts Committee, Compensation Committee and Committee on Corporate Responsibility and Compliance will be appointed effective immediately after the Annual Meeting.
Each of the four standing committees operate under a written charter adopted by the Board. For additional information regarding each committee’s duties and responsibilities, please refer to the committee charters, which are available in the “Investor Relations— Corporate Governance—Governance Documents” section of our website (www.sculptor.com). Copies of the committee charters may also be obtained upon written request to us at Sculptor Capital Management, Inc., 9 West 57th Street, New York, New York 10019, Attention: Office of the Secretary.
Audit Committee
The primary responsibilities of the Audit Committee are to assist the Board in its oversight of: (i) the integrity of the Company’s financial statements; (ii) the Company’s compliance with legal and regulatory requirements; (iii) the qualifications and independence of the Company’s independent registered public accounting firm; and (iv) the performance of the Company’s internal audit function and our independent registered public accounting firm. Among its specific duties and responsibilities, the Audit Committee:
•is directly responsible for the appointment, compensation, retention and oversight of the work of the independent registered public accounting firm;
•considers and monitors the independence of the independent registered public accounting firm by:
◦obtaining and reviewing a report by the independent registered public accounting firm which describes any relationships that may reasonably be thought to bear on the independence of such accounting firm;
◦discussing with such accounting firm the potential effects of any such relationships on independence; and
◦obtaining a description of each category of services provided by such accounting firm to the Company together with a list of fees billed for each category;
•reviews and discusses with management and the independent registered public accounting firm our earnings press releases, financial statements and the specific disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s annual reports on Form 10-K and quarterly reports on Form 10-Q, including any significant financial items and accounting policies or changes relating to such items or policies;
•reviews and discusses with management, our Chief Compliance Officer, our internal auditors and the independent registered public accounting firm their reports regarding the adequacy and effectiveness of our financial reporting process and internal controls, including internal control over financial reporting and disclosure controls and procedures;
•reviews and discusses with management and our internal auditors the scope of and the work performed under our internal audit program and our practices pertaining to risk assessment and risk management;
•reviews significant tax, legal and regulatory matters;
•oversees procedures for handling complaints regarding accounting, internal accounting controls and auditing matters, including procedures for the confidential, anonymous submission of concerns by employees regarding accounting and auditing matters; and
•oversees the Company’s cybersecurity and other information technology risks, controls and procedures, including the Company's plans to mitigate cybersecurity risks and to respond to and potentially disclose cyber incidents.
The Audit Committee operates under a written charter adopted by the Board. For additional information regarding the Audit Committee’s duties and responsibilities, please refer to the Audit Committee Charter, which is available in the “Investor Relations—Corporate Governance—Governance Documents” section of our website (www.sculptor.com). Copies of the Audit Committee Charter may also be obtained upon written request to us at Sculptor Capital Management, Inc., 9 West 57th Street, New York, New York 10019, Attention: Office of the Secretary.
The current members of the Audit Committee are Ms. Engel, Mr. Srikrishnan, and Ms. Proctor. Ms. Proctor currently serves as Chair. Ms. Proctor is not standing for re-election at the Annual Meeting. Immediately following the Annual Meeting, our Board of Directors expects to appoint an independent director to the Audit Committee and appoint the Chair of the Audit Committee. The Board has determined that each of Mr. Srikrishan and Ms. Proctor is an “Audit Committee Financial Expert” for purposes of SEC rules, as each possesses accounting and related financial management expertise. The Board also has determined in its business judgment that each member of the Audit Committee is financially literate, as required by the NYSE. All members of our Audit Committee are independent directors within the meaning of the Director Independence Standards included in the Company’s Corporate Governance Guidelines, the NYSE listing standards and Section 10A(m)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Our Corporate Governance Guidelines and Audit Committee Charter restrict Audit Committee members from simultaneously serving on the audit committees of more than two other public companies without a specific Board determination that such simultaneous service will not impair the ability of such member to serve on our Audit Committee. Currently, none of the members of the Audit Committee sits on the audit committees of more than two other public companies.
Nominating, Corporate Governance and Conflicts Committee
The primary responsibilities of the Nominating, Corporate Governance and Conflicts Committee are to: (i) identify individuals qualified to become members of our Board; (ii) recommend to the Board director candidates for election at our Annual Meetings; (iii) develop and recommend to our Board a set of corporate governance guidelines; (iv) oversee the evaluation of the Board and its committees; and (v) establish and oversee policies governing conflicts of interest that may arise through related party transactions. Among its specific duties and responsibilities and subject to the agreements described below in “—Selection of Director Nominees,” the Nominating, Corporate Governance and Conflicts Committee:
•establishes processes and procedures for the selection and nomination of directors;
•as part of a fulsome annual self-evaluation process, reviews the size and composition of the Board and its committees and recommends any appropriate changes to the Board;
•recommends to the Board candidates for election or reelection to the Board at each annual meeting of Shareholders;
•periodically reviews our Corporate Governance Guidelines to assess whether they are appropriate for the Company and comply with the requirements of the NYSE and other relevant requirements, and recommends to the Board changes as appropriate to these guidelines; and
•oversees policies and procedures governing related person transactions, periodically reviews and updates as appropriate these policies and procedures and reviews and approves or ratifies any related person transactions, other than related person transactions that are pre-approved pursuant to our Related Person Transaction Policy, described under “Certain Matters and Related Person Transactions—Policy on Transactions and Arrangements with Related Persons.”
The Nominating, Corporate Governance and Conflicts Committee operates under a written charter adopted by the Board. The Committee seeks to have a Board that reflects the appropriate balance of knowledge, experience, skills, expertise and diversity (including, but not limited to, diversity of occupational and personal backgrounds) and considers these criteria when nominating individuals to serve on the Board. The Committee assesses its achievement of diversity through the review of Board composition as part of the Board’s annual self-assessment process. For additional information regarding the Committee’s duties and responsibilities, please refer to the Nominating, Corporate Governance and Conflicts Committee Charter, which is available in the “Investor Relations—Corporate Governance—Governance Documents” section of our website (www.sculptor.com). Copies of the Nominating, Corporate Governance and Conflicts Committee Charter may also be obtained upon written request to us at Sculptor Capital Management, Inc., 9 West 57th Street, New York, New York 10019, Attention: Office of the Secretary.
The current members of the Nominating, Corporate Governance and Conflicts Committee are Ms. Engel, Mr. Bonanno and Ms. Proctor. Mr. Bonanno was appointed as the Chair on April 22, 2021 and currently serves as Chair. Ms. Proctor is not standing for re-election at the Annual Meeting. Immediately following the Annual Meeting, our Board of Directors expects to appoint an independent director to the Nominating, Corporate Governance and Conflicts Committee. All members of our Nominating, Corporate Governance and Conflicts Committee are independent directors within the meaning of the Director Independence Standards, included in the Company’s Corporate Governance Guidelines and the NYSE listing standards.
Compensation Committee
The primary responsibilities of the Compensation Committee are to assist the Board in matters relating to the compensation of our executive officers, employees and directors. Among its specific duties, the Compensation Committee:

•oversees and makes recommendations regarding our overall compensation structure, and policies and practices, and assesses whether our compensation structure establishes appropriate incentives for our executive managing directors, management and employees;
•reviews and approves corporate goals and objectives as relevant to the compensation of the executive officers, and determines and approves, or recommends to the Board, as appropriate, any compensation to be paid to the executive officers;
•oversees our Amended and Restated 2007 Equity Incentive Plan (the “2007 Plan”) and our 2013 Incentive Plan (the “2013 Incentive Plan”) and any other equity-based incentive compensation plans and other compensation and employee benefit plans;
•reviews and discusses with management the Compensation Discussion and Analysis and related disclosures included in our annual proxy statement;
•reviews the compensation of directors for service on our Board and its committees and recommends changes in compensation to our Board, to the extent warranted.
The Compensation Committee operates under a written charter adopted by the Board. For additional information regarding the Committee’s duties and responsibilities, please refer to the Compensation Committee Charter, which is available in the “Investor Relations—Corporate Governance—Governance Documents” section of our website (www.sculptor.com). Copies of the Compensation Committee Charter may also be obtained upon written request to us at Sculptor Capital Management, Inc. 9 West 57th Street, New York, New York 10019, Attention: Office of the Secretary. The Compensation Committee may delegate any of the duties and responsibilities to a subcommittee consisting of not less than two members of the Compensation Committee; the Committee also may delegate any of its duties and responsibilities regarding non-executive compensation to management.
The current members of the Compensation Committee are Ms. Engel, Mr. Bonanno and Ms. Proctor. Ms. Engel was appointed as the Chair on April 22, 2021 and currently serves as Chair. Ms. Proctor is not standing for re-election at the Annual Meeting. Immediately following the Annual Meeting, our Board of Directors expects to appoint an independent director to the Compensation Committee. All members of our Compensation Committee are independent directors within the meaning of the Director Independence Standards included in the Company’s Corporate Governance Guidelines and the NYSE listing standards applicable to compensation committee members and are also “non-employee” directors as defined by Rule 16b-3(b)(3) under the Exchange Act.
Committee on Corporate Responsibility and Compliance
The primary responsibilities of the Committee on Corporate Responsibility and Compliance are to assist the Board in overseeing management’s efforts to ensure a culture of ethical business practices within the Company and to sustain an industry-leading legal and regulatory compliance program. The role of the Committee on Corporate Responsibility and Compliance is one of oversight, recognizing that management is responsible for instilling the Company’s ethics and compliance throughout the Company’s employee base.
The Committee on Corporate Responsibility and Compliance is responsible for overseeing and making recommendations regarding management’s efforts to instill and encourage ethical business practices, and the Company’s legal and regulatory compliance programs.
Among its specific duties and responsibilities relating to the oversight of management’s efforts to ensure a culture of ethical business practices and an industry-leading legal and regulatory compliance program, the Committee on Corporate Responsibility and Compliance:
•reviews and evaluates management’s ethics and culture initiatives, including training on ethical decision-making, to determine if further enhancements are needed to reinforce business practices by employees that are ethical and fully compliant with legal and regulatory requirements;
•reviews and evaluates the Company’s compliance initiatives, including training and the processes for the reporting and resolution of ethics and compliance issues;

•reviews and evaluates management’s efforts to ensure that the Company’s investment decisions reflect the Company’s commitment to ethical business practices and compliance;
•reviews and evaluates internal and external information (including government actions brought in the asset management industry) based on criteria to be developed by the Committee on Corporate Responsibility and Compliance, to assess whether there are significant concerns regarding the Company’s business practices or compliance practices;
•may make recommendations to the Compensation Committee on possible employee compensation actions, such as clawbacks and other remedies, to reward ethical behavior and discourage unethical behavior; and
•reviews the annual report prepared by the Chief Compliance Officer and provides an annual presentation to the Board that includes (i) an assessment of the state of the Company’s compliance functions; (ii) significant compliance issues involving the Company of which the Committee on Corporate Responsibility and Compliance has been made aware, including a summary of the results of any internal investigations conducted by the Company; (iii) any potential patterns of non-compliance identified within the Company; (iv) any significant disciplinary actions against any compliance or internal audit personnel or any Company personnel relating to ethics or compliance matters; and (v) any other issues that may reflect any systemic or widespread problems in compliance or regulatory matters exposing the Company to substantial compliance risk. In advance of such presentation, the Committee on Corporate Responsibility and Compliance and the Audit Committee, either through their respective chairs or otherwise, shall confer on any matters of mutual interest in light of their respective responsibilities.
The Committee on Corporate Responsibility and Compliance operates under a written charter adopted by the Board. For additional information regarding the duties and responsibilities of the Committee on Corporate Responsibility and Compliance, please refer to the Committee on Corporate Responsibility and Compliance Charter, which is available in the “Investor Relations—Corporate Governance—Governance Documents” section of our website (www.sculptor.com). Copies of the Committee on Corporate Responsibility and Compliance Charter may also be obtained upon written request to us at Sculptor Capital Management, Inc., 9 West 57th Street, New York, New York 10019, Attention: Office of the Secretary.
The current members of the Committee on Corporate Responsibility and Compliance are Ms. Engel, Mr. Bonanno, and Ms. Proctor. Ms. Engel serves as the Chair. Ms. Proctor is not standing for re-election at the Annual Meeting. Immediately following the Annual Meeting, our Board of Directors expects to appoint an independent director to the Committee on Corporate Responsibility. All members of the Committee on Corporate Responsibility and Compliance are independent directors within the meaning of the Director Independence Standards, included in the Company’s Corporate Governance Guidelines and the NYSE listing standards.
Board Role in Risk Oversight
Our Board is responsible for overseeing the effectiveness of management’s overall risk management programs and processes and focuses on our overall risk management strategies. Management is responsible for the day-to-day assessment and management of risk and the development and implementation of related mitigation procedures and processes. In exercising this responsibility, management regularly conducts risk assessments of our business and operations, including our funds’ portfolios. Management’s risk management processes cover the full scope of our operations, are global in nature and designed to identify and assess risks as well as determine appropriate ways to mitigate and manage risks. Further, our Risk Committee, which is comprised of members of senior management, oversees portfolio risk management processes. Additionally, our Business Risk Committee, which is also comprised of members of senior management, reviews and evaluates proposed transactions prior to commitment that may present certain risks for our Company, including legal, compliance, reputational or other business risks.
Our Board has delegated to its committees specific risk oversight responsibilities as summarized below. The chairs of the committees report regularly to the Board on the areas of risk they are responsible for overseeing. Further, under our Corporate Governance Guidelines, each of our directors has full and free access to members of the Company’s management and, in accordance with our organizational documents and agreements, may consult with the Company’s management committees. The Board and its committees oversee risks associated with their respective principal areas of focus, summarized as follows:

•The Board as a whole has primary responsibility for overseeing strategic, financial and execution risks associated with the Company’s operations and operating environment, including: (i) significant changes in economic and market conditions worldwide that may pose significant risk to our overall business; (ii) major legal, regulatory and compliance matters that may present material risk to the Company’s operations, plans, prospects or competitive position; (iii) strategic and competitive developments; and (iv) senior management succession planning. The Board reviews information concerning these and other relevant matters that are regularly presented by management, including our Risk Committee, our internal auditors, our Chief Legal Officer and our Chief Compliance Officer, as well as each of the committees of the Board.
•The Audit Committee has primary responsibility for addressing risks relating to financial matters, particularly financial reporting, accounting practices and policies, disclosure controls and procedures, internal control over financial reporting and significant tax, legal and regulatory compliance matters. Our Chief Financial Officer regularly provides reports to the Audit Committee on these matters. Additionally, the Company’s internal auditors report independently to the Audit Committee and our Chief Legal Officer and our Chief Compliance Officer independently report quarterly to the Audit Committee regarding legal matters, compliance matters, and the activities of the Business Risk Committee. In addition, our Board has delegated primary responsibility to the Audit Committee for the oversight of the Company’s cybersecurity and other information technology risks, controls and procedures, including the Company's ongoing monitoring of cybersecurity risks, the implementation of plans to mitigate cybersecurity risks and plans to respond to and potentially disclose cyber incidents. The Audit Committee reports in turn, at least annually, to the Board regarding the Company’s cybersecurity risk management. To assist in performing this oversight function, the Audit Committee receives at least quarterly reports from the Company’s Cybersecurity Risk Oversight Committee. The Cybersecurity Risk Oversight Committee has supervisory responsibilities with respect to the Company’s information technology use and data security, including, but not limited to, enterprise cybersecurity, privacy, data collection and protection and compliance with information security and data protection laws. The Cybersecurity Risk Oversight Committee is committed to evaluating and mitigating cybersecurity risks and, accordingly, is responsible for ensuring that the Company’s information security program and associated internal controls are reasonably designed to provide adequate safeguards to protect against security threats or hazards to our technology systems. The Cybersecurity Risk Oversight Committee meets monthly, is cross-functional and is co-chaired by the Company’s Chief Legal Officer and Chief Technology Officer.
•The Compensation Committee has primary responsibility for addressing risks and exposures associated with the Company’s compensation policies, plans and practices, regarding both executive compensation and the compensation structure generally, including whether it provides appropriate incentives and alignment of interests between our executives and the holders of our Class A Shares. Management has reviewed the Company’s compensation policies and practices for our executive managing directors and employees as they relate to our risk management and reported its findings to the Compensation Committee. The Compensation Committee has concluded that our compensation policies and practices, as described in the section below entitled “Compensation Discussion and Analysis,” encourage and reward prudent business judgment and appropriate risk-taking over the long term and do not create incentives for risk-taking that are reasonably likely to pose material risks to the Company.
•The Nominating, Corporate Governance and Conflicts Committee oversees risks associated with the independence of the Board and potential conflicts of interest.
•The Committee on Corporate Responsibility and Compliance oversees risks associated with our legal and regulatory compliance programs.
Director Attendance at the Annual Meeting and Board and Committee Meetings
Pursuant to our Corporate Governance Guidelines, all of our directors are expected to prepare for, attend and actively participate in all Board meetings and all meetings of any committee of the Board of which they are a member. Also, pursuant to our Corporate Governance Guidelines, our directors are encouraged to attend the Company’s Annual Meetings. All of our then incumbent directors attended the 2020 Annual Meeting. During the year ended December 31, 2020, the Board held 22 meetings, the Audit Committee held seven meetings, the Compensation Committee held thirteen meetings, the Nominating, Corporate Governance and Conflicts Committee held eight meetings and the Committee on Corporate Responsibility and Compliance held five meetings.

During 2020, each then incumbent member of the Board attended 75% or more of the aggregate of the total number of meetings of the Board and the total number of meetings held by committees on which he or she served during the period for which he or she was a director or committee member.
Selection of Director Nominees
The Nominating, Corporate Governance and Conflicts Committee makes a recommendation to the full Board as to any persons it believes should be nominated to serve as a member of the Board, and the Board determines the nominees after considering the recommendation and report of the committee. The Nominating, Corporate Governance and Conflicts Committee will consider candidates for Board membership suggested by other members of the Board, management and holders of our Class A Shares. The Nominating, Corporate Governance and Conflicts Committee may retain the services of one or more third-party search firms to assist in identifying and evaluating potential candidates for Board membership. The Nominating, Corporate Governance and Conflicts Committee does not have a formal policy for consideration of director candidates recommended by our Shareholders, as our Corporate Governance Guidelines provide that such candidates will be evaluated using the same criteria as candidates recommended by members of our Board or management. Shareholders may recommend any person for consideration as a director nominee by writing to the Nominating, Corporate Governance and Conflicts Committee at Sculptor Capital Management, Inc., 9 West 57th Street, New York, New York 10019, Attention: Office of the Secretary. Recommendations must include the name and address of the Shareholder making the recommendation, a representation that the Shareholder is a holder of our Shares, the full name of and biographical information about the individual recommended, including the individual’s business experience for at least the five previous years and qualifications as a director, and any other information the Shareholder believes would be helpful to the Nominating, Corporate Governance and Conflicts Committee in evaluating the individual recommended.
Once a director candidate is identified, the Nominating, Corporate Governance and Conflicts Committee evaluates the candidate by considering criteria that it deems to be relevant. Although there are no specific minimum qualifications, the criteria evaluated by the Nominating, Corporate Governance and Conflicts Committee may include, among others, business experience and skills, independence, judgment, integrity, diversity, the ability to commit sufficient time and attention to Board activities, and the absence of actual and/or potential conflicts of interest. The Nominating, Corporate Governance and Conflicts Committee considers these criteria in the context of the perceived needs of the Board as a whole at any given time.
In evaluating whether to nominate an incumbent director whose term of office is about to expire, and subject to the agreements described below and in “Certain Agreements of the Registrant and the Sculptor Operating Group Entities,” the Nominating, Corporate Governance and Conflicts Committee also reviews the director’s overall service to the Company during his or her term, including the number of meetings attended, participation in and contribution to the deliberation of the Board and its committees, independence matters, and the benefits of continuity among Board members. In the event such incumbent director is a member of the Nominating, Corporate Governance and Conflicts Committee, such director recuses himself or herself from that portion of the meeting.
In addition to the selection arrangements described above:
•Mr. Och, the Company and certain of the Company’s subsidiaries entered into a governance agreement, dated February 7, 2019 (the “Governance Agreement”), pursuant to which the parties agreed to various corporate governance arrangements, including with respect to Mr. Och’s selection of a director nominee. Mr. Rutman currently occupies this Board seat.
•Under the terms of our agreements with Delaware Life, Delaware Life has the right to nominate one director for election or re-election to the Board for so long as Delaware Life (including its affiliates and certain other entities from time to time upon mutual agreement of the Company and Delaware Life) continues to beneficially own at least 50% of the voting stock of the Company beneficially owned by it on November 13, 2020 (assuming the warrants held by Delaware Life were fully converted to Class A Shares). Mr. Srikrishnan currently occupies this Board seat.
•Mr. Levin, in consultation with the Partner Management Committee, shall have the right to nominate a director to the Board from the executive managing directors then serving on the Partner Management Committee (the “PMC Board Seat”). Mr. Cohen currently occupies the PMC Board Seat.
See “Certain Agreements of the Registrant and the Sculptor Operating Group Entities” for additional information.

In accordance with the selection process and agreements described above, the Nominating, Corporate Governance and Conflicts Committee recommended that the Board of Directors nominate a slate of candidates for election as Class II directors at the Annual Meeting.
Communications with the Board
Any Shareholder or other interested party who wishes to communicate directly with the Board as a group or any individual member of the Board should write to: The Board of Directors, c/o Sculptor Capital Management, Inc., 9 West 57th Street, New York, New York 10019, Attention: Office of the Secretary. Any Shareholder or other interested party who wishes to communicate directly with the independent directors as a group or any individual independent member of our Board should write to: Independent Directors, c/o Sculptor Capital Management, Inc., 9 West 57th Street, New York, New York 10019, Attention: Office of the Secretary.
Relevant communications will be distributed to any or all directors as appropriate depending on the facts and circumstances outlined in the individual communication. In accordance with instructions from the Board, the Office of the Secretary reviews all correspondence, organizes the communications for review by the Board and distributes such communications to the full Board, to the independent directors or to one or more individual members, as appropriate. In addition, at the request of the Board, communications that do not directly relate to our Board’s duties and responsibilities as directors will be excluded from distribution. Such excluded items include, among others, “spam,” advertisements, mass mailings, form letters, and email campaigns that involve unduly large numbers of similar communications; solicitations for goods, services, employment or contributions; and surveys. Additionally, communications that appear to be unduly hostile, intimidating, threatening, illegal or similarly inappropriate will also be screened for omission. Any excluded communication will be made available to any director upon his or her request.
Code of Ethics
The Board has adopted a Code of Business Conduct and Ethics (the “Code of Ethics”) applicable to all of our executive managing directors, including our Chief Executive Officer and our Chief Financial Officer, employees and officers, and all members of the Board. The Code of Ethics works in conjunction with the other compliance policies and procedures implemented by the Company. The Code of Ethics requires avoidance of conflicts of interest, compliance with all applicable laws and other legal requirements, conduct of business in an honest and ethical manner, integrity and actions in our best interest. Everyone subject to the Code of Ethics is required to report any suspected violation of the Code of Ethics or of any law, rule or regulation or internal corporate policy or any other unethical behavior to his or her supervisor or manager, our Chief Administrative Officer or a member of our Legal and Compliance Department. We intend to satisfy any disclosure requirements regarding any amendment to, or waiver from, a provision of the Code of Ethics for Chief Executive and Senior Financial Officers by posting such information on our corporate website. A copy of the Code of Ethics is available on our website (www.sculptor.com) and may also be obtained upon written request to: Sculptor Capital Management, Inc., 9 West 57th Street, New York, New York 10019, Attention: Office of the Secretary.
The Sarbanes-Oxley Act of 2002 requires companies to have procedures in place to receive and address complaints received regarding accounting, internal accounting controls or auditing matters and to allow for the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters. We currently have such procedures in place and our Audit Committee is responsible for overseeing them.
Prohibition on Hedging, Pledging and Short Sales
We prohibit all of our personnel, including our directors and executive officers, from engaging in hedging transactions in the Company’s equity securities (including, but not limited to, short sales or the trading of any options, futures or derivatives) or holding the Company’s equity securities in a margin account. In addition, we prohibit our directors and executive officers from pledging the Company’s equity securities, including unvested RSUs, as collateral.

PROPOSAL NO. 1
ELECTION OF CLASS II DIRECTORS
General
Our Board currently consists of seven members. Our Board may consist of such other number of directors as may from time to time be determined by a majority of our Board to be appropriate in accordance with the terms of our Bylaws. Pursuant to the Charter and Bylaws, our Board is divided into three classes of approximately equal size. Each Class of directors is elected for a three-year term, and the election of the classes is staggered such that only one Class of directors is elected each year.
Directors Standing for Election
Two of our current directors are standing for election, Ms. Marcy Engel and Mr. Bharath Srikrishnan, both Class II directors, who have consented to serve for an additional three-year term ending at the 2024 Annual Meeting and until their successors are duly elected or appointed and qualified. Additionally, Ms. Meghna Desai, a new nominee standing for election as a Class II director, has consented to serve for a three-year term ending at the 2024 Annual Meeting and until her successor is duly elected or appointed and qualified. Ms. Georganne C. Proctor, a current Class II director, is not standing for re-election. Accordingly, Ms. Proctor is not included as a nominee for election and her term will end at the Annual Meeting.
We do not know of any reason why the nominees would be unable to serve as Class II directors. However, if any of the nominees should become unavailable to serve, the Board may designate a substitute nominee or reduce the size of the Board. If the Board designates a substitute nominee, the persons named as proxyholder will vote “FOR” that substitute nominee.
The Board of Directors unanimously recommends that Shareholders vote
“FOR” the election of Ms. Engel, Mr. Srikrishnan and Ms. Desai as Class II directors.
The following table sets forth biographical information as of April 28, 2021 with respect to each nominee for director:

Name	Director Class	Expiration of Term	Age	Position
Marcy Engel	II	2021	61	Chairperson, Independent Director
Bharath Srikrishnan	II	2021	43	Independent Director
Meghna Desai	II	N/A	36	Nominee
Following are the biographies for our director nominees, including information concerning the particular experience, qualifications, attributes or skills that led the Nominating, Corporate Governance and Conflicts Committee and the Board to conclude that the nominees should serve on the Board:
Marcy Engel has been the Chairperson of our Board since February 2021 and joined our Board in June 2018. From 2019 to 2020, Ms. Engel was an Executive Vice President and General Counsel of a family office. Prior to this role, Ms. Engel was the Chief Operating Officer and General Counsel of Eton Park Capital Management, L.P., a global alternatives investment firm, which she joined in 2005. In this role she was responsible for all of the non-investment aspects of Eton Park’s business including Investor Relations, Technology, Operations, Finance, Treasury, Risk, Legal and Compliance, and Human Resources and Facilities. In addition, she focused on strategy and other firm wide matters. Prior to joining Eton Park, Ms. Engel worked for Citigroup and its predecessor firms, Salomon Smith Barney and Salomon Brothers, Inc., where, among other roles, she was Head of Planning and Operating Risk for its Fixed Income Division and served as General Counsel of Salomon Smith Barney and Managing Deputy General Counsel of Citigroup’s Global Corporate and Investment Bank and was a member of its Management Committee. Since 2003, Ms. Engel has been a member of the Board of Advisors of the University of Pennsylvania Law School and since 2007, she has been a member of the Dean’s Advisory Council of the Literature, Science and the Arts School at the University of Michigan. Ms. Engel holds a B.A. from the University of Michigan and a J.D. from the University of Pennsylvania Law School.

Ms. Engel has significant experience in the financial services sector, including serving as a senior executive with an alternative investment firm, an investment bank and a bank. She has in depth knowledge and experience in financial services regulation, legal and compliance, risk management and controls, along with an overall strong background in management and operational aspects of such companies.
Bharath Srikrishnan joined our Board in November 2020. Mr. Srikrishnan is is the Founder and Managing Partner of BharCap Partners, LLC. Prior to BharCap, Mr. Srikrishnan spent five years as a Partner on Pine Brook Road Advisors, L.P.’s financial services investment team. He was also a member of Pine Brook’s Investment Committee. Mr. Srikrishnan represents Pine Brook as a board director of Fair Square Financial Holdings LLC and United PanAm Financial Corp. He represents BharCap as a board director of Sculptor Capital and TRIA Capital Partners. Mr. Srikrishnan formerly served as chairman of WhiteStar Asset Management, LLC and as a board director of Trinitas Capital Management, LLC and MidCap Financial LLC. Mr. Srikrishnan has 21 years of financial services investment, operating and advisory experience. Before joining Pine Brook, he was a Managing Director at Five Mile Capital Partners, where he was responsible for leading the firm’s financial services investment activities. Mr. Srikrishnan previously was a Principal of Lee Equity Partners, where he focused on making financial services private equity investments. Additionally, he was a Co-founder and Managing Director of NewStar Financial, Inc., a private equity-backed middle market commercial finance company that successfully completed an initial public offering. Mr. Srikrishnan began his career as an analyst in the Financial Institutions Group of Salomon Smith Barney and as an associate with Capital Z Financial Services Partners. Mr. Srikrishnan holds a B.S. from Boston College in Finance, Operations and Strategic Management (cum laude). Mr. Srikrishnan also serves as a board director of the USA Wrestling Foundation and the YMCA of Greenwich. Through his background holding senior roles at sophisticated asset managers and corporations, he brings a deep understanding of the industry and financial markets that will serve our Company well.
Meghna R. Desai is currently a Director at New York Presbyterian Hospital, Office of Investments, a large investment fund. In this role she is responsible for leading investments and asset management across the private equity, private credit and real asset portfolios. Prior to joining New York Presbyterian Hospital, Ms. Desai was the Head of Private Markets & Credit for the State of New Jersey, Division of Investment, a prestigious state pension fund. In this role, she was responsible for leading investments and asset management of a multi-billion dollar private equity, credit and real asset portfolio. Prior to her role at the State of New Jersey, Division of Investment, Ms. Desai held roles at ETF market making firms and in equity research at Renaissance Capital. Ms. Desai has served on numerous fund advisory boards. Ms. Desai graduated magna cum laude from New York University in 2006 with a B.A. in Biochemistry. Ms. Desai is a Chartered Financial Analyst. Ms. Desai’s extensive investment and asset management experience, and her deep understanding of the industry and financial markets, will serve our Company well.
Directors Continuing in Office
The following table sets forth information as of April 28, 2021 with respect to each director continuing in office beyond the Annual Meeting:

Name	Director Class	Expiration of Term	Age	Position
James S. Levin	I	2023	38	Director, Chief Executive Officer and Chief Investment Officer
Wayne Cohen	I	2023	46	Director, President and Chief Operating Officer
David W. Bonanno	III	2022	39	Independent Director
J. Morgan Rutman	III	2022	59	Independent Director
Following are the biographies for our directors noted above, including information concerning the particular experience, qualifications, attributes or skills that led the Nominating, Corporate Governance and Conflicts Committee and the Board to conclude that the director should serve on the Board:
James S. Levin joined Sculptor Capital in 2006 and our Board in June 2020, and is our Chief Executive Officer and Chief Investment Officer. He is also an Executive Managing Director, Chairperson of our Partner Management Committee, Chairperson of the Portfolio Committee and a member of the private investment committees. Mr. Levin oversees all aspects of the Firm’s investment portfolios, including capital allocation across investment strategies and geographies, as well as driving our business strategy and making key operating decisions. Mr. Levin holds a Bachelor of Arts in Computer Science from Harvard University. Mr. Levin serves on the Board of the East Harlem Tutorial Program. Mr. Levin's leadership of the investment professionals at Sculptor Capital as Chief Executive Officer and Chief Investment Officer, and his service on the

Partner Management Committee enable him to bring to the Board valuable insights and perspectives about Sculptor Capital, including a thorough understanding of the Company’s business, operations and prospects, the alternative asset management industry, and the global markets and economies.
Wayne Cohen joined Sculptor Capital in 2005 and our Board in April 2021, and is our President and Chief Operating Officer. He is also an Executive Managing Director and a member of our Partner Management Committee. In this role, Mr. Cohen is primarily responsible for helping shape Sculptor Capital’s strategy, in addition to having a broad scope of responsibility managing day-to-day operations of Sculptor Capital and overseeing its investor relations and non-investment functions. Mr. Cohen holds a Bachelor of Arts in International Relations from Tulane University (magna cum laude) and a J.D. from New York University School of Law. This experience provides Mr. Cohen with a thorough understanding of Sculptor Capital, the industry and financial markets, along with an overall strong background in management and operational aspects of Sculptor Capital and financial institutions that will serve our Company well.
David W. Bonanno joined our Board in March 2021. Mr. Bonanno is the Chief Financial Officer and a director of Far Peak Acquisition Corporation. Until recently (from 2018), Mr. Bonanno served as Chief Financial Officer and was a director of Far Point Acquisition Corporation through its completion of its business combination with Global Blue in August 2020. From 2008 to 2020, Mr. Bonanno was a Managing Director at Third Point LLC, a New York based investment manager, which co-sponsored Far Point Acquisition Corporation. During his twelve-year tenure at Third Point, Mr. Bonanno was responsible for analyzing and executing public and private investment opportunities across a broad range of industries including financial technology, financial services, telecommunications, energy and real estate. Mr. Bonanno previously served as a director of Social Finance, Inc. (SoFi), Energean PLC (LSE: ENOG), Far Point Acquisition Corporation (NYSE: FPAC), Hellenic Bank PCL (CSE: HB), Neptune Financial, Inc. and Tollerton Investments Limited. Mr. Bonanno graduated cum laude from Harvard University in 2004 with an A.B. in Psychology. Mr. Bonanno’s extensive investment experience at Third Point, his current and prior board experiences and his deep understanding of the industry and financial markets will serve our Company well.
J. Morgan Rutman joined our Board in July 2019. Mr. Rutman is currently President of Willoughby Capital Holdings, LLC, which was established to serve as a single family office for Daniel S. Och in January of 2009. In 1993, Mr. Rutman co-founded Harvest Management LLC, a multi-strategy hedge fund focused on event-driven situations. Mr. Rutman was a Managing Member of Harvest until his retirement in 2008. Prior to establishing Harvest, Mr. Rutman was one of the four founding General Partners of Farallon Partners, a hedge fund specializing in merger arbitrage and distressed securities/bankruptcy investing. Previously, he had co-managed Steinhardt Partners' merger arbitrage portfolio. Mr. Rutman began his investment career at Dillon Read as an analyst in its merger arbitrage department. Mr. Rutman graduated with honors from the Whittamore School of Business and Economics at the University of New Hampshire. He has served on the Board of the University of New Hampshire’s Foundation since 2001, heading its Investment Committee from 2008-2011 and becoming Chairman of the Board from 2014-2017. In 2016 Mr. Rutman joined the University System of New Hampshire Trustee Board, where he is the Chair of the Finance Committee for Investments and serves on the Executive Committee and the Governance Committee. Mr. Rutman has significant experience in the asset management and finance industries. His background holding numerous senior positions at sophisticated asset managers allows him to bring a deep understanding of the industry and financial markets that serves our Company well.

PROPOSAL NO. 2
RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM
General
Our Audit Committee has appointed Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021. In connection with this appointment, Ernst & Young LLP will examine and report to Shareholders on the consolidated financial statements of the Company and its subsidiaries for 2021. Ernst & Young LLP is an independent registered public accounting firm and has served as our independent registered public accounting firm since our IPO in 2007. Ernst & Young LLP also currently serves, and in prior years has served, as the independent auditors for our funds.
Although not required, the Board has put this proposal before the Shareholders because it believes that seeking Shareholder ratification of the Audit Committee’s appointment of our independent registered public accounting firm is good corporate governance practice. This vote is only advisory, however, because the Audit Committee has the sole authority to retain and dismiss our independent registered public accounting firm. If the appointment of Ernst & Young LLP is not ratified, the Audit Committee will evaluate the basis for the Shareholders’ vote when determining whether to continue the firm’s engagement. Even if the appointment is ratified, the Audit Committee in its sole discretion may direct the appointment of a different independent registered public accounting firm at any time if it determines that such a change would be in the best interests of the Company and its Shareholders.
Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting and are expected to be available to respond to appropriate questions from Shareholders. They also will have the opportunity to make a statement if they desire to do so.
The Board of Directors unanimously recommends that Shareholders vote
“FOR” the ratification of the Audit Committee’s appointment of Ernst & Young LLP as our independent registered public accounting firm for 2021.
Principal Accountant Fees and Services
The following table summarizes the aggregate fees billed for professional services provided to the Company by Ernst & Young LLP for the years ended December 31, 2020 and 2019:

Fee Category	2020	2019

	(dollars in thousands)
Audit Fees(1)	$3,125	$3,709
Audit-Related Fees(2)	96	71
Tax Fees(3)	1,453	2,341
Total Fees	$4,674	$6,121
(1)Audit Fees.    Consist of fees for professional services provided in connection with the annual audit of our consolidated financial statements, the annual audit of internal control over financial reporting and the services that an independent registered public accounting firm would customarily provide in connection with subsidiary audits, other regulatory filings, and similar engagements, such as attest services, comfort letters, consents and reviews of documents filed with or submitted to the SEC.
(2)Audit-Related Fees.    Consist primarily of fees for services rendered in connection with the audits of our employee benefit plans and agreed-upon procedures related to our term loans.
(3)Tax Fees.    Consist of the aggregate fees billed for tax compliance, which generally involves assistance in preparing, reviewing or filing various tax related filings in the U.S. and in foreign jurisdictions, and tax consulting.
Ernst & Young LLP also provides audit and tax consulting and compliance services to funds that we do not consolidate. During 2020, fees for these services were approximately $10.3 million for audit fees and $2.8 million for tax fees. During 2019, fees for these services were approximately $10.2 million for audit fees and $2.9 million for tax fees. The fees for these services are provided to and paid by the funds and therefore are not included in the above table.
The Audit Committee determined that the non-audit services provided by Ernst & Young LLP during the year ended December 31, 2020 were compatible with maintaining the independence of Ernst & Young LLP.
Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm
Our Audit Committee has adopted a policy implementing the SEC’s rules requiring it to pre-approve all audit, audit-related and all permissible non-audit services performed by our independent registered public accounting firm. These pre-approval requirements are intended to comply with rules of the SEC and the Public Company Accounting Oversight Board, which are applicable to all public companies, and to help assure that the provision of services does not impair our independent registered public accounting firm’s independence from the Company. The policy specifically sets forth services that are pre-approved, as well as services that are prohibited. Any request to provide a service that has been pre-approved by the Audit Committee is submitted to the Chief Executive Officer or the Chief Financial Officer for authorization. If there is any question as to whether a service has been pre-approved, the Audit Committee or the Chair of the Audit Committee is consulted for a determination. The term of any pre-approval is 12 months from the date of pre-approval, unless the Audit Committee specifically provides for a different period.
For services not specifically pre-approved pursuant to the policy, a written request will be submitted in advance to the Audit Committee by management along with documentation describing the scope of the proposed service, the fee structure for the service and any other relevant information. Prior to approving any service, the Audit Committee must discuss with the independent registered public accounting firm the potential effects of the proposed services on the independent registered public accounting firm’s independence and seek management’s views on whether the requested services are consistent with the policy as well as applicable law.
Our Audit Committee has delegated to the Chair of our Audit Committee the authority to approve any audit, audit-related or non-audit services to be provided to us by our independent registered public accounting firm. Any approval of services pursuant to this delegated authority is reported on at the next meeting of the Audit Committee.

Audit Committee Report
The Audit Committee reviews our financial reporting process on behalf of the Board. Management has the primary responsibility for the financial statements, the reporting process and maintaining our system of internal control over financial reporting. Our independent registered public accounting firm was engaged to audit and express opinions on the conformity of our financial statements to generally accepted accounting principles in the United States, or U.S. GAAP, and the effectiveness of our internal control over financial reporting.
In this context, the Audit Committee has reviewed and discussed the audited financial statements prepared for inclusion in our Annual Report on Form 10-K for the year ended December 31, 2020 and our internal control over financial reporting with management and Ernst & Young LLP, our independent registered public accounting firm. The Audit Committee also has reviewed and discussed with Ernst & Young LLP the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (the “PCAOB”) and the SEC. As part of that review, the Audit Committee has received the written disclosures and the letter from Ernst & Young LLP regarding communications with the Audit Committee concerning independence that are required by applicable rules of the PCAOB and has discussed with Ernst & Young LLP its independence from management and the Company.
Relying on the reviews and discussions referred to above, the Audit Committee recommended to the Board, and the Board has approved, the inclusion of the audited financial statements in our Annual Report on Form 10-K for the year ended December 31, 2020, for filing with the SEC.
Submitted by the members of the Audit Committee:
Georganne C. Proctor, Chair
Marcy Engel
Bharath Srikrishnan

OWNERSHIP OF SECURITIES
The following tables set forth the beneficial ownership of our Class A Shares and Class B Shares, and, solely in respect of our Named Executive Officers, our directors, and our directors and executive officers as a group, the beneficial ownership of our Group A Units and Group E Units. The information is presented as of April 20, 2021 with respect to (i) each person known to us to beneficially own more than 5% of either Class of our outstanding Shares; (ii) each of our directors; (iii) each of the Named Executive Officers (as set forth below); and (iv) all directors and executive officers as a group.
Beneficial ownership is determined in accordance with the rules of the SEC. To our knowledge, each person named in the table below has sole voting and investment power with respect to all of the equity shown as beneficially owned by such person, except as otherwise set forth in the notes to the table and pursuant to applicable community property laws (or other beneficial ownership shared with a spouse). Unless otherwise indicated, the address of each person named in the table is c/o Sculptor Capital Management, Inc., 9 West 57th Street, New York, New York 10019.

	Sculptor Capital Management, Inc.
	Class A Shares(1)		Class B Shares(1)(2)		Total Voting Power(3)
Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class (3)	Amount and Nature of Beneficial Ownership	Percent of Class (3)
Named Executive Officers
Robert S. Shafir(18)	2,185,178	8.8%	—	—%	3.8%
James Levin(4)	398,646	1.6%	3,402,666	10.3%	6.6%
Thomas M. Sipp(17)	316,953	1.3%	83,334	*	*
Wayne Cohen(5)	—	—%	1,427,433	4.3%	2.5%
David Levine	—	—%	100,000	*	*
Dava Ritchea	—	—%	—	—%	—%
Principal Shareholders
Daniel S. Och(6)	203,667	*	10,983,195	33.4%	19.3%
DIC Sahir Limited(7)	2,995,309	12.0%	—	—%	5.2%
Abrams Capital Management(8)	1,119,841	4.5%	—	—%	1.9%
Morgan Stanley(9)	1,105,584	4.4%	—	—%	1.9%
BlackRock, Inc.(10)	1,262,455	5.1%	—	—%	2.2%
Samlyn Capital(11)	1,490,084	6.0%	—	—%	2.6%
David Windreich(13)	—	—%	3,340,637	10.2%	5.8%
Directors
David Bonanno	—	—%	—	—%	—%
Marcy Engel(14)	27,091	*	—	—%	*
Georganne C. Proctor(15)	39,849	*	—	—%	*
J. Morgan Rutman(16)	13,865	*	—	—%	*
Bharath Srikrishnan	—	—%	—	—%	—%
All Directors and Executive Officers as a Group (11 persons)	2,981,582	12.0%	5,013,433	15.2%	13.8%
* Less than 1%

	Sculptor Operating Group
	Group A Units(1)		Group E Units(12)
Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class	Amount and Nature of Beneficial Ownership	Percent of Class
Named Executive Officers
Robert S. Shafir	—	—%	—	—%
James Levin	497,370	3.1%	3,918,863	30.1%
Thomas M. Sipp	—	—%	83,334	*
Wayne Cohen(5)	229,764	1.4%	705,272	5.4%
David Levine	—	—%	150,000	1.2%
Dava Ritchea	—	—%	200,000	1.5%
Directors
David Bonanno	—	—%	—	—%
Marcy Engel	—	—%	—	—%
Georganne C. Proctor	—	—%	—	—%
J. Morgan Rutman	—	—%	—	—%
Bharath Srikrishnan	—	—%	—	—%
All Directors and Executive Officers as a Group (11 persons)	727,134	4.5%	5,057,469	38.9%
* Less than 1%
(1)Our executive managing directors are parties to an exchange agreement with the Registrant, Sculptor Corp and each of the Sculptor Operating Group entities (the “Class A Unit Exchange Agreement”), under which each of our executive managing directors is entitled to exchange their Group A Units for Class A Shares (or, at our option, the cash equivalent thereof) on a one-for-one basis, subject to exchange rate adjustments for splits, unit distributions and reclassifications and subject to vesting and and other conditions. Each of our executive managing directors holding Group A Units holds one Class B Share for each Group A Unit held by such executive managing director. See Note (2) below. Upon any such exchange of Group A Units for Class A Shares, an executive managing director’s corresponding Class B Shares will be automatically canceled and, as a result, there will be no effect on the number of voting Shares outstanding.
(2)The Class B Shares entitle the holders to one vote per share, but have no economic rights. Each of our executive managing directors holding Group A Units holds one Class B Share for each Group A Unit. In addition, each of our executive managing directors holding Group P Units holds one Class B Share for each Group P Unit, and each of our executive managing directors holding Group A-1 Units (to the extent the associated Group E Units have not vested) holds one Class B Share for each Group A-1 Unit and such Class B Shares that relate to our Group A-1 Units, which represent 11.2% of our total combined voting power, will be voted pro rata in accordance with the vote of the Class A Shares. One Class B Share will be issued to each holder of Group E Units upon the vesting of each such holder’s Group E Unit, at which time, in the case of Group E Units other than Group E-2 Units, a corresponding number of Class B Shares held by holders of Group A-1 Units will be canceled. All of our Class B Shares are held by our active and former executive managing directors. See Note (12) below regarding the issuance of Class B Shares upon the vesting of Group E Units.
(3)Based on 57,822,875 Shares, 24,934,993 Class A Shares and 32,887,882 Class B Shares issued and outstanding as of April 20, 2021.
(4)Mr. Levin’s beneficial ownership includes 25,376 Class A Shares, 91,855 Group A Units and 2,822,026 Group E Units beneficially owned by trusts that are for the benefit of Mr. Levin or members of the Levin family. Mr. Levin's total combined voting power is 6.3% after excluding Class B Shares owned by Mr. Levin that relate to Group A-1 Units that will be voted pro rata in accordance with the vote of the Class A Shares.
(5)Mr. Cohen’s beneficial ownership includes 26,477 Group A Units and 180,000 Group E Units that are held by trusts that are for the benefit of Mr. Cohen or members of the Cohen family. Mr. Cohen's total combined voting power is 2.3% after excluding Class B Shares owned by Mr. Cohen that relate to Group A-1 Units that will be voted pro rata in accordance with the vote of the Class A Shares.
(6)Mr. Och’s total combined voting power is 13.5% after excluding Class B Shares owned by Mr. Och that relate to Group A-1 Units that will be voted pro rata in accordance with the vote of the Class A Shares.
(7)Based solely on a Schedule 13D, Amendment No. 3 filed with the SEC on August 12, 2014 (but giving effect to the Company’s 1-for-10 reverse share split that was effective following the close of trading on NYSE on

January 3, 2019), DIC Sahir Limited, a wholly-owned subsidiary of Dubai International Capital LLC (“DIC”), Dubai Holding Investments Group LLC (“DHIG”), Dubai Holding LLC (“Dubai Holding”), Ahmad Abdulla Juma Bin Byat and HE Mohammad Abdullah Ali Al Gergawi reported shared dispositive power and shared voting power over these shares. DIC is a wholly owned indirect subsidiary of Dubai Holding, which is majority-owned by Mr. Gergawi. The address for DIC is c/o Maples Corporate Services Limited, PO Box 309, Ugland House Grand Cayman KYI-1104, Cayman Islands. The address for DHIG, Dubai Holding, Mr. Bin Byat and Mr. Gergawi is c/o Dubai Holding LLC, Emirates Towers, Offices, Level 49, P.O. Box 73311, Dubai, United Arab Emirates.
(8)Based solely on a Schedule 13G, Amendment No. 4 filed with the SEC on November 18, 2020, Abrams Capital, LLC (“Abrams Capital”), Abrams Capital Management, LLC (“Abrams CM LLC”), Abrams Capital Management, L.P. (“Abrams CM LP”), and David Abrams reported combined shared voting power over 1,119,841 Class A Shares, shared dispositive power for 1,119,841 Class A Shares and aggregate beneficial ownership of 1,119,841 Class A Shares as of November 18, 2020. Abrams Capital Partners II, L.P. (“ACP II”), reported shared voting power for 950,543 Class A Shares, shared dispositive power for 950,543 Class A Shares, and aggregate beneficial ownership of 950,543 Class A Shares as of November 18, 2020. Shares reported for Abrams Capital and Abrams CM LP represent shares beneficially owned by ACP II and other private investment funds for which Abrams Capital serves as general partner and Abrams CM LP serves as investment manager. Shares reported for Abrams CM LLC represent shares beneficially owned by Abrams CM LP. Abrams CM LLC is the general partner of Abrams CM LP. Shares reported for Mr. Abrams represent shares reported for Abrams Capital and Abrams CM LLC. Mr. Abrams is the managing member of Abrams Capital and Abrams CM LLC. The address for Abrams Capital, Abrams CM LLC, Abrams LP, ACP II and Mr. Abrams is 222 Berkeley Street, 21st Floor, Boston, MA 02116.
(9)Based solely on a Schedule 13G filed with the SEC on July 12, 2019, Morgan Stanley reported shared voting power over 1,006,680 Class A Shares, shared dispositive power for 1,105,584 Class A Shares, and an aggregate beneficial ownership of 1,105,584 Class A Shares as of July 5, 2019. The address for Morgan Stanley is 1585 Broadway, New York, NY 10036.
(10)Based solely on a Schedule 13G, Amendment No. 1 filed with the SEC on February 1, 2021, BlackRock, Inc. (“BlackRock”) reported sole voting power over 1,243,217 Class A Shares, sole dispositive power over 1,262,455 Class A Shares, and an aggregate beneficial ownership of 1,262,455 Class A Shares as of February 6, 2020. The address for BlackRock is 55 E 52nd St., New York, NY 10055.
(11)Based solely on a Schedule 13G filed with the SEC on February 16, 2021, Samlyn Capital, LLC. (“Samlyn Capital”) reported shared voting power over 1,490,084 Class A Shares, shared dispositive power over 1,490,084 Class A Shares, and an aggregate beneficial ownership of 1,490,084 Class A Shares as of February 16, 2021. The address for Samlyn Capital is 500 Park Avenue, 2nd Floor, New York, NY 10022.
(12)Group E Units are limited partner profits interests issued to certain executive managing directors that are only entitled to future profits and gains. One Class B Share will be issued to each holder of Group E Units upon the vesting of each Group E Unit of such holder, at which time, in the case of Group E Units other than Group E-2 Units, a corresponding number of Class B Shares held by holders of Group A-1 Units will be canceled and, as a result, there will be no effect on the number of voting Shares outstanding. Class B Shares that relate to Group A-1 Units will be voted pro rata in accordance with the vote of the Class A Shares.
(13)Mr. Windreich’s total combined voting power is 4.3% after excluding Class B Shares owned by Mr. Windreich that relate to Group A-1 Units that will be voted pro rata in accordance with the vote of the Class A Shares.
(14)Includes 27,091 vested RSUs. With respect to each vested RSU, Ms. Engel shall receive one Class A Share on or before the third business day following her departure from our Board of Directors.
(15)Includes 39,849 vested RSUs. With respect to each vested RSU, Ms. Proctor shall receive one Class A Share on or before the third business day following her departure from our Board of Directors.
(16)Includes 13,865 vested RSUs. With respect to each vested RSU, Mr. Rutman shall receive one Class A Share on or before the third business day following his departure from our Board of Directors.
(17)Mr. Sipp withdrew from the Sculptor Operating Group effective January 15, 2021.
(18)Mr. Shafir withdrew from the Sculptor Operating Group and resigned from the Board of Directors effective April 1, 2021.
Beneficial ownership has been determined in accordance with SEC rules, which generally attribute beneficial ownership of securities to each person who possesses, either alone or shared with others, the power to vote or dispose of such securities. The rules also treat as beneficially owned all securities that would be receivable upon the conversion or vesting of derivative securities within 60 days as of the determination date. None of our executive officers or directors has received any equity grants that will vest in the 60 days after April 20, 2021, except for Mr. Sipp’s Sign-On RSUs, of which 123,967 will vest on May 3, 2021.
The foregoing table does not reflect Group P Units, which are subject to both a Service Condition and a Performance Condition as further described below in “—Executive Officers Incentive Compensation Programs—Incentive Units,” and which are disclosed below in “—Executive and Director Compensation—Outstanding Equity Awards at Fiscal Year End 2020.”

EXECUTIVE AND DIRECTOR COMPENSATION
COMPENSATION DISCUSSION AND ANALYSIS
Executive Summary
•Our compensation philosophy focuses on: 1) providing alignment with Class A Shareholders and fund investors; 2) pay for performance; 3) talent retention in an intensely competitive market for investment and non-investment professionals in the hedge fund industry; 4) long-term commitment; and 5) incorporating appropriate risk mitigating features.
•Our CIO’s contract is reflective of this philosophy – compensation is formulaic, not discretionary, and ties to fund performance. When our funds perform well, profits increase, resulting in benefit to our Class A Shareholders in addition to fund investors.
•To retain talent, we pay competitively to other alternative asset managers in the hedge fund business, which is our peer group. We are the only publicly traded hedge fund firm and thus we do not have any publicly traded peers.
•The Compensation Committee retains an independent compensation consultant and the Company uses market comparables to inform our approach.
•We undertook a shareholder outreach effort following last year’s say on pay advisory vote.
•Leadership of our company is transitioning. We have a new CEO, Board Chair, and several new members of the Board. All feedback from the shareholder outreach will be considered by new leadership as we move forward.

Introduction
This Compensation Discussion and Analysis describes our compensation program for 2020 and how it operates for our Named Executive Officers. Our Named Executive Officers for 2020 are:
Robert Shafir(1)    Former Chief Executive Officer (“Former CEO”)
Thomas Sipp(2)     Former Chief Financial Officer
James Levin(3)    Chief Executive Officer and Chief Investment Officer
Wayne Cohen    President and Chief Operating Officer
David Levine    Chief Legal Officer
(1) Mr. Shafir withdrew from the Sculptor Operating Group effective April 1, 2021.
(2) Mr. Sipp withdrew from the Sculptor Operating Group effective January 15, 2021. Dava Ritchea is our current Chief Financial Officer, effective January 11, 2021.
(3) Mr. Levin was our Chief Investment Officer (“CIO”) for Fiscal Year 2020, and in addition assumed the role of Chief Executive Officer, effective April 1, 2021.

This Compensation Discussion and Analysis places a greater focus on the compensation of our CIO, Mr. Levin, who has transitioned to CEO and CIO as of April 1, 2021. Compensation for Mr. Levin is more in-line with our forward looking pay practices and the compensation philosophy for our broader investment team. The Board and Mr. Levin intend to negotiate a new agreement that will address compensation for service in each role. With respect to service as CEO, we expect Mr Levin’s agreement to include compensation-related metrics that are more traditional for a CEO, such as Class A Share performance, and will take into account the feedback we have received from our Class A Shareholders (described further below). With respect to service as CIO, we expect Mr. Levin’s agreement to remain aligned with fund investors.

This Compensation Discussion and Analysis has a more limited focus on the compensation structure for our Former CEO during 2020, who left the Company on April 1, 2021. The Former CEO’s compensation structure was negotiated at the time he joined the Company in 2018 by different board members during a time where the Company faced significant headwinds.
2020 Performance and Highlights
We are committed to delivering long-term shareholder value for our Class A Shareholders. In 2020 management continued to focus its efforts on developing key drivers of shareholder value. In a year filled with challenges due to the Covid-19 pandemic, our executive managing directors and employees performed exceptionally well for both our fund investors and Class A Shareholders:

•We delivered strong earnings to our Class A Shareholders.    Our economic income (non-GAAP) was $306.1 million for 2020, the highest since 2017, on the back of strong fund performance.

For additional information about non-GAAP measures, including reconciliations to the most directly comparable financial measures presented in accordance with GAAP, please see our annual report filed on Form 10-K for the year ended December 31, 2020, dated February 23, 2021 and our annual report on Form 10-K for the year ended December 31, 2019, as amended, dated February 25, 2020.

•We delivered strong investment returns to our fund investors. Our flagship product, the Sculptor Master Fund, generated its strongest returns in over a decade. Performance in the Sculptor Master Fund was up 19.5% for 2020, comparing favorably to the MSCI World Index and HFRI, which were up 14.1% and 11.6% respectively, for the same period.

1. The annualized returns since inception are those of the Sculptor Multi-Strategy Composite, which represents the composite performance of all accounts that were managed in accordance with our broad multi-strategy mandate. Performance is calculated using the total return of all such accounts net of all investment fees and expenses of such accounts. The returns exclude Special Investments which are held by investors representing a small percentage of assets under management in the fund.
2. These comparisons show the returns of the MSCI World Index (GDDLWI) and the HFRI Fund Weighted Composite Index (HFRIFWI) (collectively, the “Broader Market Indices”) against the Sculptor Multi-Strategy Composite. These comparisons are intended solely for illustrative purposes to show a historical comparison of the Sculptor Multi-Strategy Composite to the broader equity markets, as represented by the Broader Market Indices, and should not be considered as an indication of how the Sculptor Master Fund or the feeder funds will perform relative to the Broader Market Indices in the future.
•We materially strengthened our balance sheet. We started the year with $445 million in obligations and ended January 2021 with $145 million, leaving us with the most stable and flexible capital structure since our IPO in 2007. We accomplished this through a combination of strong earnings and a refinancing transaction that allowed us to capture $62.3 million in discounts on prior obligations.

The table above presents principal outstanding of the debt obligations and par value and deferred dividends accrued on Preferred Units. The amounts shown exclude the non-recourse debt and repos used to finance our risk retention investments.

•We increased assets under management. We started the year with $34.5 billion assets under management and ended with $36.8 billion. We had one of the best fundraising efforts in five years in our multi-strategy and opportunistic credit funds, raising over a billion dollars of new capital into these funds. In addition, we held the final closing of our largest ever opportunistic real estate fund, Sculptor Real Estate IV, with almost $2.6 billion in commitments.

•We put legacy legal issues behind us. We settled U.S. v. Oz Africa Management GP, LLC, Cr. No. 16-515 (NGG) (EDNY) in 2020, which put all legal issues stemming from legacy dealings in Africa behind us.

•We successfully executed on strategic goals, including CEO succession and diversity efforts. We announced Mr. James Levin as our next Chief Executive Officer, effective April 1, 2021. We lined up, and subsequently announced in 2021, the appointment of Marcy Engel as Chair of the Board, marking the only current female Chair of a publicly traded alternative asset manager. We also added two women, Julie Siegel, our Chief Administrative Officer, and Dava Ritchea, our Chief Financial Officer, to the Partner Management Committee.
•We implemented our business continuity plan and continued operations with no material interruptions following the start of the COVID-19 pandemic. We successfully implemented a work from home model necessary to protect the health and well-being of our employees.
Summary of 2020 Named Executive Officer Compensation
Our Named Executive Officers received the following cash and non-cash compensation for 2020:

Name	Salary ($)	Current Bonus ($)	Deferred Bonus ($)	Sculptor Operating Group D/E Unit Distributions ($)	Special Long-Term Awards - Value at Realization ($)	Other ($)	Total ($)
Robert Shafir	2,000,000	2,325,000	6,425,000	—	8,176,014	1,806	18,927,820
Thomas Sipp	500,000	3,967,262	248,181	—	1,580,583	41,786	6,337,812
James Levin	—	33,488,323	14,352,139	—	3,324,424	43,301	51,208,187
Wayne Cohen	—	6,684,414	985,000	—	—	41,786	7,711,200
David Levine	500,000	2,745,443	697,500	—	228,586	41,786	4,213,315
The table above is a summary of the annual total compensation for our Named Executive Officers. It is important to recognize that the way we present compensation for our Named Executive Officers in the table above is different from the SEC-required disclosure in the Summary Compensation Table below and is not a substitute for the information in that table. Rather, it is intended to reflect how the Compensation Committee, Board and management review total compensation for our Named Executive Officers. Please see “Compensation Discussion and Analysis—Compensation Overview” below for detail and explanation on the table above.
In addition, as further described below, as part of the 2019 Recapitalization, active executive managing directors (including the Named Executive Officers) agreed to give up distributions on their Sculptor Operating Group Units during the Distribution Holiday. Assuming distributions would have been made on Sculptor Operating Group Units at the same per unit rate as our Q1-Q4 2019 and Q1-Q4 2020 dividends, (i) Mr. Levin gave up $5,520,291 and $10,378,148 in 2019 and 2020 respectively; (ii) Mr. Cohen gave up $1,168,795 and $2,197,335 in 2019 and 2020 respectively; (iii) Mr. Levine gave up $187,500 and $352,500 in 2019 and 2020 respectively and (iv) Mr. Sipp gave up $312,501 and $195,835 in 2019 and 2020 respectively. Mr. Shafir only had one Sculptor Operating Group Unit in 2019 and 2020.

Compensation Philosophy and Approach
The philosophy underlying our approach to compensation principally rests on the following five objectives:
1. Alignment. A key objective in setting compensation for our executive managing directors (including the Named Executive Officers) and employees is to align their interests with those of our two principal stakeholders: our Class A Shareholders and the investors in our funds:
(a) The majority of compensation paid to our Current CEO and CIO in 2020 is formulaic, not discretionary, and is based solely on the gross profit & loss of nearly all funds and assets managed by the Company. Since our CIO did not assume the role of CEO until April 1, 2021, compensation in respect of Fiscal Year 2020 was solely in respect of service as CIO. This directly aligns our Current CEO and CIO’s compensation with the returns to fund investors, which also directly ties to earnings and distributions to Class A Shareholders through incentive fee income and management fees. The Board and Mr.

Levin intend to negotiate a new agreement that will address compensation for service as CEO and CIO. With respect to service as CEO, we expect Mr. Levin’s agreement to include compensation-related metrics that are more traditional for a CEO, such as Class A Share performance, and will take into account the feedback we have received from our Class A Shareholders, as discussed below.
(b) Investment professionals are paid predominantly based on the profits & losses generated in their strategy, aligning them to fund investors and Class A Shareholders.
(c) A significant portion of compensation paid to our Former CEO during his term was equity-based, providing direct alignment with Class A Shareholders.
2. Pay for Performance. Compensation packages for our investment professionals, including our Current CEO and CIO and many executive managing directors, are tied directly to the performance of our funds, and therefore correlate highly to our earnings for the year. Such compensation packages are largely based on the profits generated by our funds. Additionally, as explained more fully below, all executive managing directors (including Named Executive Officers) have a portion of their compensation that is directly related to fund performance and equity appreciation.
For example, Mr. Levin’s compensation in 2019 and 2020 is formulaic (a percentage of profits and losses generated by a list of funds attached to his Partner Agreement). The profits of our funds generate returns for our investors and revenue to our Class A Shareholders through incentive income. In addition, higher profits from our funds increase assets under management and generally should lead to additional inflows, each of which lead to higher management fees, which in turn leads to increased earnings for the Company and value to our Class A Shareholders. Mr. Levin’s compensation metric therefore provides appropriate alignment to our Class A Shareholders and investors in our funds.
3. Retain Talent. As an alternative asset manager, our people are our most valuable asset. The investment acumen and skills of our professionals are in high demand. We need to pay competitively as compared to other hedge funds (including by paying minimum annual bonuses to certain executive managing directors) to secure our key people, particularly as industry peers regularly seek to hire from other firms. We work closely with Semler Brossy, our external compensation consultant, and regularly assess our pay practices at all levels of the organization relative to our peers to ensure our compensation system is competitive.
4. Long-Term Commitment. Our compensation practices seek to incent long-term commitment from our executive managing directors, including our Named Executive Officers. We have accomplished this in several ways:
    (a) We defer a material portion of each individual’s annual bonus in the form of RSUs and Deferred Cash Interests (“DCIs”), which vest over a three-year period. If the individual resigns, the unvested portion is forfeited.
(b) As explained more fully below, in 2019 the Firm announced a Recapitalization transaction that involved former executive managing directors transferring 35% of their equity to active executive managing directors to better align the interests of active executive managing directors with public shareholders (the “2019 Recapitalization”). This equity vests over five years, subject to certain exceptions, and is designed to bolster long-term commitment. In exchange for these equity grants, active executive managing directors agreed to up to a 20% compensation reduction. The equity reallocation and compensation reductions increase profitability to shareholders without any dilutive impact to share count and increase our compensation attributable to long-term vesting equity grants.
(c) To further bolster long-term commitment, as part of the 2019 Recapitalization, certain of our executive managing directors, including four Named Executive Officers, signed four-year partner agreements.
(d) All executive managing directors, including all Named Executive Officers, are subject to a non-competition covenant, restricting employment by competitors for a period of time. The usage of non-competition covenants is one of the tools used to reduce the risk of our competitors poaching our top talent.
It is essential to our client base that there be minimized turnover with respect to those key individuals managing their money. Investors in most of our funds have required certain key person provisions that are triggered upon the loss of services of one or more key investment professionals and could, upon the occurrence of such event, provide the investors in the funds with certain rights such as early redemption rights (including by conversion to interests providing for more frequent liquidity). The loss of our key investment professionals could therefore have a material adverse impact on our business. Our compensation practices therefore seek to incent long-term commitment from our executive managing directors, including our Named Executive Officers
5. Ensure Appropriate Risk Mitigants. Our compensation program includes elements that discourage excessive risk-taking and that align the compensation of our executive managing directors with our long-term performance. These elements include forfeitures, clawbacks and stock retention requirements. As to forfeitures, by contract, if any executive managing director is terminated for cause, he/she loses all unvested deferred compensation. As to clawbacks, if our Former CEO were terminated for cause, he would lose certain vested awards and would be required to return all Class A shares received over the prior two years. If our Current CEO and CIO were terminated for cause, he would lose certain vested awards and would be required to return a material amount of previously awarded RSUs. If our President and COO were terminated for cause, he would lose certain vested awards.
As to stock retention requirements, our Former CEO was required to hold at least 50% of the after-tax portion of Class A shares delivered in respect of equity awards. Our CIO is required to hold at least 70% of the aggregate of 950,000 RSUs awarded in 2013 (post-tax) and 950,000 units also awarded in 2013. In addition, Group Units held by our executive managing directors are also subject to transfer restrictions and a minimum retained ownership requirement.
Compensation Process
At the beginning of 2020, the Former CEO set goals and objectives for each Named Executive Officer. Throughout the year, the Former CEO met with the Compensation Committee to discuss progress on these goals, and at the end of the year, the Compensation Committee undertook an annual performance evaluation with the Former CEO to determine whether to provide any additional compensation to these executives for fiscal year 2020 based on a combination of the Company’s performance and the individual’s achievement of goals and objectives . In addition, the Compensation Committee separately set out goals and objectives for our Former CEO and reviewed performance when determining our Former CEO’s compensation for fiscal year 2020.
The Compensation Committee was also provided information concerning the Company’s practices for compensating its other executive managing directors, managing directors and other employees. In general, our employee compensation programs are designed to meet our five compensation objectives described above, which enables us to attract and retain the most talented employees in our industry in keeping with our one-firm, team-based culture.
Components of our Core Annual Compensation Program
Our core annual compensation program consists of both fixed and variable compensation. The following forms of compensation are used to ensure we continue to align the interests of our employees and executive managing directors (including our Named Executive Officers) with those of our Class A Shareholders and those of the investors in our funds, while retaining key talent:
a.Base Salary/Draw - We generally pay base salaries in line with market compensation rates for each role within our organization. We work closely with compensation experts on determining market rates.
b.Cash Bonus - Cash bonuses are awarded to our executive managing directors (including our Named Executive Officers) and employees to compensate them for their individual and collective performance, and to ensure our ability to attract and retain top talent. Certain executive managing directors have minimum annual bonus amounts that were (i) negotiated in connection with a new hire, (ii) negotiated in connection with contracts signed as part of the 2019 Recapitalization, or (iii) otherwise negotiated in order to attract and retain key talent.
c.Deferred Cash Interests - We currently grant DCIs pursuant to the Sculptor Deferred Cash Interest Plan (the “DCI Plan”) as part of the annual bonus awarded to our executive managing directors (including our Named Executive Officers). We also grant DCIs pursuant to the Sculptor Deferred Cash Interest Plan for Employees (the “Employee DCI Plan”) as part of the annual bonus awarded to our managing directors. DCIs reflect notional fund investments made by the Sculptor Operating Group on behalf of an executive managing director or employee and are subject to multi-year vesting conditions. DCIs align our executive managing directors’ interests to those of our Class A Shareholders and fund investors by tying the ultimate value of the award to fund performance and promoting long-term retention through vesting requirements. For further details on the DCIs, please see “Executive Officer Incentive Compensation Programs—Deferred Cash Interests” below.
d.Restricted Stock Units - We currently grant RSUs as part of the annual bonus awarded to our executive managing directors (including our Named Executive Officers) and managing directors. RSUs are granted pursuant to the 2013 Incentive Plan and are subject to vesting conditions. RSUs align our executive managing directors’ interests to those of our Class A Shareholders by tying the ultimate value of the award to Class A Share performance and promoting long-term retention through vesting requirements. For further details on the RSUs, please see “Executive Officer Incentive Compensation Programs—PSUs and RSUs” below.

e.Partner Incentive Pool – The Partner Incentive Pool is a formulaic compensatory arrangement designed to further align executive managing directors, including certain Named Executive Officers, to fund investors and Class A Shareholders. The pool is calculated based on the profits and losses of the funds that we manage. It pays out, in an aggregate range of 25 to 100 basis points, with the ultimate aggregate payout percentage determined by the CEO, subject to Compensation Committee approval, based on overall fund and Company performance for the year. In consultation with the Compensation Committee, the CEO allocates a fixed percentage of the pool to each eligible executive managing director and the Compensation Committee reviews and approves any allocation to a Named Executive Officer. The Company uses these ranges and allocations to align the Partner Incentive Pool’s size and allocation to the Company’s performance, as measured by the performance of its funds under management. The Partner Incentive Pool payout percentages for Fiscal years 2018, 2019 and 2020 are set forth below. For 2020, like 2019, a year in which exceptionally strong results were obtained as detailed in “2020 Performance and Highlights” above, the Board approved a payout ratio of 90 basis points. By contrast, in 2018, a year of less strong performance, the Board approved a payout ratio of 25 basis points. Our Former CEO, Current CEO and CIO, and CFO did not participate in the plan during 2020. For further details, please see “Executive Officer Incentive Compensation Programs—Partner Incentive Pool” below.

Fiscal Year	2020	2019	2018
Partner Incentive Pool Payout Percentage	0.90%	0.90%	0.25%
f.Transfer of Value to Company by the Active Executive Managing Directors resulting from the 2019 Recapitalization - As further described below, under the 2019 Recapitalization, certain active executive managing directors agreed to compensation reductions in an aggregate amount of approximately $19.8 million for 2019 and approximately $16.0 million for 2020, and all active executive managing directors gave up distributions on Sculptor Operating Group Units during the Distribution Holiday in an aggregate amount of approximately $15.3 million for 2019 and approximately $28.7 million for 2020 (assuming distributions would have been made on Sculptor Operating Group Units at the same per unit rate as our Q1-Q4 2019 and Q1-Q4 2020 dividends).
2019 Recapitalization
The 2019 Recapitalization has directly impacted our approach to compensation and brought significant benefit to Class A Shareholders. Key aspects are as follows:
•Senior Management Alignment and Cash Compensation Reductions. The 2019 Recapitalization corrected an equity misalignment between active executive managing directors and Class A shareholders, all at no cost or dilution to Class A shareholders. As noted above, former executive managing directors reallocated 35% of their Group A Units in each of the Sculptor Operating Partnerships to existing members of senior management in the form of Class E Units and for potential grants to new hires. The Class E Units related to this reallocation vest over a five-year period. In conjunction with such reallocation, certain members of senior management made long-term commitments to the Company and agreed to a 10-20% reduction in their annual compensation. The reallocation of Units materially increased equity ownership for active executive managing directors solely through the reallocation from former executive managing directors (and not the Class A Shareholders), allowing active executive managing directors to be further aligned with our Class A Shareholders. In addition, vesting conditions imposed on the Class E Units helped ensure the stability and commitment of the Company’s key senior investment professionals and senior leadership. Class A Shareholders have benefited as this resulted in aggregate cash compensation reductions to active executive managing directors of approximately $19.8 million for 2019 and approximately $16.0 million for 2020 paid for by equity grants that caused no dilution and provided greater alignment with active executive managing directors.

Equity Realignment

Description

- Instituted a revised compensation structure and created long-term incentives for current EMDs without additional dilution to shareholders
  - Certain key EMDs reduced current compensation
  - Former EMDs reallocated 35% of their Class A common units to current EMDs and new hires
  - Long-term vesting

Benefits

✓ Reduces compensation expense

✓ Materially improves alignment of current EMDs with shareholders

✓ Strengthens retention mechanism

Ownership Summary at Recapitalization

Shareholder Group	Ownership *Pre-Recap*	Ownership *Post-Recap*
Former EMDs	45.9%	29.4%
Current EMDs and Employees	18.1%	34.5%
Public Shareholders	36%	36.1%
Total	**100.0%**	**100.0%**

•Balance Sheet Enhancement. Active and former executive managing directors agreed to temporarily forego distributions on all of their common units in the Sculptor Operating Partnerships. In addition, during the Distribution Holiday, distribution equivalent units paid on RSUs held by certain executive managing directors (including all Named Executive Officers) are limited to $4.00 per RSU. However, the parties agreed that the Class A Shareholders would continue to receive distributions during the Distribution Holiday (generally, 20%-30% of distributable earnings per year). The Distribution Holiday will terminate on the earlier of (x) 45 days after the last day of the first calendar quarter as of which the achievement of $600 million of Distribution Holiday Economic Income (as defined in the Operating Group Limited Partnership Agreements) is realized and (y) April 1, 2026. The Distribution Holiday was designed to enable the Company to strengthen its balance sheet by paying down its debt and preferred securities, while continuing to pay Class A Shareholders a dividend. For Fiscal Year 2019 and 2020, active executive managing directors gave up approximately $15.3 million and $28.7 million of distributions, respectively (assuming distributions would have been made on Sculptor Operating Group Units at the same per unit rate as our Q1-Q4 2019 and Q1-Q4 2020 dividends). In addition, the Company amended the Tax Receivable Agreement to (i) provide that certain payments are no longer due to the recipients for tax years 2017 and 2018 (ii) reduce the percentage of tax savings required to be paid with respect to the 2019 tax year and thereafter from 85%-75%. These amendments further facilitated deleveraging of the Company’s balance sheet.
In November 2020 we refinanced the preferred shares and subordinated debt outstanding at the time of the 2019         Recapitalization with a new term loan, allowing us to capture $62.3 million in discounts on the preferred shares and subordinated debt. Through January 2021, the Company voluntarily prepaid an aggregate of $175.0 million of the 2020 term loan, leaving a balance of $145.0 million, which is due at maturity. For further information, please see “Certain Agreements of the Registrant and the Sculptor Operating Group Entities” below.
Considerations with respect to our Market for Talent
We primarily compete with private, alternative asset managers including, among others, those listed in the table below. Our private hedge fund competitors largely operate open-ended vehicles with periodic incentive crystallizations, similar to our multi-strategy and credit funds, which contribute the largest portion of our fee revenue. Competition for talent in this industry is fierce, with high turnover, especially for investment professionals. Investors in most of our funds, and those of our competitors, have certain key person provisions that are triggered upon the loss of services of one or more key investment professionals and could, upon the occurrence of such event, provide the investors in the funds with certain rights such as early redemption rights. Accordingly, paying competitive compensation for our industry is vital for the long-term success of our business.
To this end, the Compensation Committee considers a survey of available information on pay practices of private hedge funds, and the input of the Compensation Committee’s independent compensation consultant (Semler Brossy), when making decisions. CEOs and CIOs of our peers are typically compensated from bottom line equity distributions that are shared by a small partner group. The CEO/CIO is often the largest, if not majority owner. These asset managers have significant margins on both their management fee and incentive fee streams. Management fee cashflow is relatively stable for managers year-to-year creating a sizable minimum annual cashflow to equityholders, similar to the minimum compensation in our CIO’s compensation structure. Incentive fees vary significantly with performance, creating volatility in the equity distributions from this fee stream, similar to the CIO payout formula in our compensation framework.
Our competitors do not trade on the public markets. Although there are a limited number of publicly-traded, alternative asset managers (Apollo, Ares, Blackstone, Carlyle and KKR), these are imperfect comparators, as many of these asset managers pay their talent via carried interest (as opposed to cash bonuses) due to the closed-end structure of their investment funds and products.

The table below includes a significant number of our competitors for talent. The Compensation Committee believes that the compensation paid to our Named Executive Officers is competitive with the talent market that we compete in with consideration to the Company’s size and performance.

Competitors
Millenium Management	Citadel
Renaissance Technologies	Appaloosa Management
Coatue Management	Viking Global Investors
Tiger Global Management	Pershing Square Capital Management
Point 72 Asset Management	Elliott Management

2020 Stockholder Engagement Regarding Compensation Matters
The Company held an advisory “say on pay” vote as part of our 2020 Annual Meeting of Shareholders. Approximately 68% of votes were cast in favor of our say on pay proposal. Following the annual meeting, the Company made an extensive shareholder engagement effort. Our Board and management team are committed to (i) enhancing our disclosure in this proxy statement with the goal of more clearly and concisely explaining our compensation program to our Class A Shareholders, (ii) engaging with Class A Shareholders and incorporating their feedback into our compensation planning and (iii) working with Semler Brossy to structure our compensation program in ways to further align our executive managing directors with Class A Shareholders and fund investors. Additional detail on these events, as well as planned future steps, is provided below.

2020 Say-on-Pay and Shareholder Engagement
Following the 2020 say on pay vote, we undertook an extensive effort, led by our then Chairman, to solicit feedback from shareholders on: (i) the design of our compensation program, and (ii) opportunities to improve the quality and clarity of the description of our compensation program.

In the Fall of 2020, we conducted an extensive stockholder outreach effort which included seeking feedback from 14 external stockholders that owned 1% or more of our Class A Shares, representing 43.8% of our Class A Shares issued and outstanding as of such time. Three of such stockholders, each a large institutional asset manager agreed to provide such feedback. Our then Chairman of the Board and Chief Legal Officer participated in each discussion.
We expressed to our shareholders that the Company values and gives serious consideration to the views of Institutional Shareholder Services, Inc. (“ISS”), Glass Lewis and other governance services. The Company clarified certain key points underpinning the ISS and Glass Lewis reports, which recommended an Against vote on the advisory vote to ratify Named Executive Officer compensation. In particular the Company clarified the following key points:
•We are being compared to an inapposite peer group. ISS compared us to 18 publicly traded financial services firms, including boutique investment banks. We do not view any as peers, as we compete with none for talent. Compensation designed to be in-line with these peers could lead to our inability to retain top talent and ultimately impact fund performance and shareholder value. The Company is principally a hedge fund manager, none of whom trade publicly and are therefore not available as ISS comparisons. Please see a list of our competitors in “Considerations with respect to our Market for Talent” above.
•A material contributor to 2019 NEO compensation – E units – were reallocations of equity from former to active executive managing directors and were paid for through contractual compensation reductions, which reduced 2019 compensation. Stock Awards and total compensation were inflated in last year’s Summary Compensation Table as a result of the inclusion of the grant date fair market value of this reallocation of equity under applicable accounting rules.
◦The reallocation process further aligned our active executive managing directors with Class A Shareholders by allocating ownership away from retired executive managing directors. This is a common process at private alternative asset managers, where various mechanisms are used from time-to-time to realign ownership to active management.
•The compensation of our executive managing directors is largely formulaic, and not overly discretionary. For example:
◦Mr. Levin’s compensation in 2019 and 2020 is formulaic (a percentage of profits and losses generated by a list of funds attached to his Partner Agreement) as described above in “Compensation Philosophy and Approach—Pay for Performance” above.
◦Mr. Shafir’s compensation provides for minimal discretion. Mr. Shafir was primarily compensated through an annual RSU award of $5 million, base salary of $2 million, a guaranteed bonus of $2 million and ongoing vesting of 1,000,000 sign-on RSUs. He also was awarded 1,000,000 sign-on performance-stock units, which must meet both service-based and performance-based conditions. Mr. Shafir received an annual discretionary bonus of up to $2 million, but this is the only discretionary portion of his compensation. We believe the issues raised by ISS with respect to Mr. Shafir’s compensation are largely based off of a use of inapposite peers.
•Minimum annual compensation is currently necessary to retain talent - while some of our competitors are able to pay minimum annual compensation more organically (through large equity ownership by founders and large net management fees distributions), we currently are not making distributions to our active executive managing directors, pursuant to the Distribution Holiday. As described in this Proxy Statement, we need to pay competitively as compared to other hedge funds to secure our key people, and therefore minimum annual compensation is, in certain circumstances, necessary to retain key talent.
We received helpful guidance and insight from our Class A Shareholders. For example:
•Class A Shareholders suggested the Company include more fulsome disclosure regarding the 2019 Recapitalization, compensation philosophy, proper peer group and the role of Compensation Committee in compensation of our Named Executive Officers in the proxy statement.
•Class A Shareholders suggested that a portion of deferred compensation be paid in performance stock units (which include performance-based vesting tied to metrics such as stock price appreciation or growth in assets under management).
•Class A Shareholders suggested the Company include broader clawback policies in contracts with executive managing directors.
•Class A Shareholders suggested the Company consider whether guaranteed minimum compensation awards are necessary, and if so, at what levels.
The Board of Directors, under the leadership of our new Chair Marcy Engel, seated in that role since February 2021, and the Compensation Committee are carefully considering the feedback and the results of the say-on-pay vote at our 2020 Annual Meeting of Shareholders. Each of the areas raised in the shareholder outreach are under consideration. The Compensation Committee, in regular consultation with our external compensation consultant and management, plan to continue to engage in productive discussions with ISS. We are committed to being responsive to our shareholders and maintaining a compensation program that is properly aligned with the best interest of our Class A Shareholders and fund investors. For example, the Board and Mr. Levin intend to negotiate a new agreement that will address compensation for service as CEO and CIO. With respect to service as CEO, we expect Mr. Levin’s agreement to include compensation-related metrics that are more traditional for a CEO, such as Class A Share performance, and will take into account the feedback we have received from our Class A Shareholders. With respect to service as CIO, we expect Mr. Levin’s agreement to remain aligned with fund investors.
With respect to our Class A Shareholders’ concerns regarding disclosure, we believe we have made significant enhancements to our disclosure in this proxy statement with the goal of more clearly and concisely explaining our compensatory program to our shareholders and why it is aligned with their best interests and the interests of the investors in our funds.
Executive Officer Incentive Compensation Programs
We believe that ownership of substantial interests in the Sculptor Operating Group by our executive managing directors, including the Named Executive Officers, together with RSUs and DCIs held by them, creates significant alignment with our Class A Shareholders and investors in our funds and strengthens our culture of teamwork and collaboration. In line with that philosophy, we sponsor several equity and equity-based incentive plans for our executive managing directors, including our Named Executive Officers, as further described below. The terms of the various interests in the Sculptor Operating Group entities that are and may be held by our Named Executive Officers are set forth in the Operating Group Limited Partnership Agreements and the Named Executive Officers' individual partner agreements, the terms of the RSUs that are or may be held by our Named Executive Officers are set forth in the 2013 Incentive Plan and the individual award agreements and the terms of the DCIs that are or may be held by our Named Executive Officers are set forth in the DCI Plan.
Deferred Cash Interests (“DCIs”)
On February 27, 2017, the Board approved the DCI Plan, pursuant to which DCIs may be granted. DCIs reflect notional fund investments made by the Sculptor Operating Group on behalf of an executive managing director. Under the terms of the DCI Plan, unless otherwise provided for in an award agreement, DCIs vest in three equal portions over three (3) years commencing on January 1st of the calendar year following the applicable grant date, subject to an executive managing director’s continued service. Upon vesting, the Sculptor Operating Group pays the executive managing director an amount in cash equal to the notional investment represented by the DCIs, as adjusted for notional fund performance. Under the DCI Plan, except as otherwise provided in an award agreement or partner agreement, in the event of a termination of the executive managing director’s service, any portion of the DCIs that is unvested as of the date of termination will be forfeited.
Our Named Executive Officers are eligible to receive DCIs as a component of their respective annual bonuses pursuant to their respective partner agreements and Omnibus Agreements, discussed further in “Partner Agreements” below. DCIs align our executive managing directors interest to those of our Class A Shareholders and fund investors by tying the ultimate value of the award to fund performance and promoting long-term retention through vesting requirements.
In 2021, our Named Executive Officers received the following grants of DCIs in respect of their 2020 annual bonuses: Mr. Shafir, $1,425,000; Mr. Sipp, $148,909; Mr. Levin, $10,764,104; Mr. Cohen, $591,000; and Mr. Levine, $418,500.
PSUs and RSUs
In 2018, we granted to Mr. Shafir Class A performance-based RSUs (“PSUs”) in connection with his appointment as Chief Executive Officer pursuant to the 2013 Incentive Plan. In general, PSUs entitle the holder to receive a Class A Share, or cash equal to the fair value of a Class A Share at the election of the Board, upon completion of the requisite service period, as well as satisfying certain performance conditions based on achievement of targeted total shareholder return on Class A Shares. PSUs do not begin to accrue dividend equivalents until the requisite service period has been completed and performance conditions have been achieved. We did not grant any PSUs in 2020. PSUs align the interests of active executive managing directors to Class A Shareholders by including both service-based and performance-based vesting conditions.
We have granted RSUs as a form of compensation to certain executive managing directors pursuant to the 2013 Incentive Plan. An RSU entitles the holder to receive a Class A Share, or cash equal to the fair value of a Class A Share at the election of the Board, upon completion of the requisite service period. RSUs held by our executive managing directors granted as part of their annual bonus generally vest on January 1st of the three subsequent years following the grant date. All of the RSUs granted to date accrue dividend equivalents equal to the dividend amounts paid on our Class A Shares. To date, these dividend equivalents have been awarded in the form of additional RSUs that also accrue additional dividend equivalents. During the Distribution Holiday, dividend equivalents paid on RSUs held by the Named Executive Officers are limited to $4.00 per RSU. Delivery of dividend equivalents on outstanding RSUs is contingent upon the vesting of the underlying RSUs. RSUs align our executive managing directors’ interests to those of our Class A Shareholders by tying the ultimate value of the award to Class A Share performance and promoting long-term retention through vesting requirements.
All RSUs held by our Named Executive Officers became subject to the Distribution Holiday, as described above.
In 2020, each of our Named Executive Officers (other than Mr. Shafir) received grants of RSUs in respect of their 2019 bonuses, as described in “Compensation Committee Report—2020 Grants of Plan-Based Awards” below. Mr. Shafir also received a grant of 215,946 RSUs (with a value of approximately $5 million) in connection with his third annual grant of RSUs pursuant to the Shafir Agreements.
In 2021, we granted the following RSUs to each of our Named Executive Officers in respect of their 2020 annual bonuses (other than Mr. Shafir): Mr. Sipp, 6,663 RSUs (with a value of approximately $99,272), Mr. Levin, 240,808 RSUs (with a value of approximately $3,588,035), Mr. Cohen, 26,443 RSUs (with a value of approximately $394,000) and Mr. Levine, 18,725 RSUs (with a value of approximately $279,000).
Partner Incentive Pool
The Partner Incentive Pool is a formulaic and performance-based compensatory arrangement designed to further align executive managing directors, including certain Named Executive Officers, to fund investors and Class A Shareholders. This incentive program is described above in “Compensation Discussion and Analysis—Compensation Philosophy and Approach”.

In respect of 2020, Mr. Cohen received a cash payment of $1,729,414, and Mr. Levine received a cash payment of $1,152,943, pursuant to the Partner Incentive Pool, which amounts were paid on January 15, 2021.
Incentive Units
We have awarded incentive units described in the table below to our executive managing directors, including Named Executive Officers, in past Fiscal Years. The Incentive Units described below are not currently ongoing components of pay, but rather programs that are outstanding from previous Fiscal Years and the 2019 Recapitalization.

	E-1 Units	E-2 Units	P Units
Description	Profits interests granted to active executive managing directors in connection with a reallocation of equity from former management to active management under 2019 Recapitalization	Profits interests granted to executive managing directors under the 2019 Recapitalization, in conversion of Group D Units	Interests awarded in 2017 to retain key talent that can become fully equity ownership provided certain Company growth targets are achieved
Current Operating Profits Entitlement (Post-Distribution Holiday)	Yes	Yes	No (until both service and performance vesting conditions are met)
Exchange Right	Exchangeable for Class A Shares (if vested and certain conditions met).	Exchangeable for Class A Shares (if vested and certain conditions met).	Exchangeable for Class A Shares (if vested and certain conditions met).
Class B Share Rights	Yes (upon vesting)	Yes (upon vesting)	Yes (upon grant)
Ownership by Named Executive Officers (as of April 1, 2021)	Mr. Levin - 3,560,378 Mr. Sipp - 83,334 Mr. Cohen - 324,232 Mr. Levine - 150,000	Mr. Levin - 358,485 Mr. Cohen - 381,040	Mr. Levin - 1,000,000 Mr. Cohen - 670,000 Mr. Levine - 50,000
Alignment with Class A Shareholders	Yes - Subject to vesting and Distribution Holiday	Yes - Subject to vesting and Distribution Holiday	Yes - Includes both service-based and performance-based vesting conditions.
Incentive Unit Vesting
Group E-1 Units - Group E-1 Units held by our executive managing directors (including Named Executive Officers) generally vest, subject to certain exceptions, one-third each on December 31, 2020, December 31, 2021 and December 31, 2022; provided that the recipient remains in continuous service through each vesting date. Notwithstanding the above, all unvested Group E-1 Units would become fully vested in the event of a Change in Control or liquidation and a portion of the unvested Group E-1 Units would become fully vested in the event of a withdrawal without cause (as described in Exhibit E-1 of the Operating Group Limited Partnership Agreements).
•Group E-2 Units - Group E-2 Units held by our executive managing directors (including Named Executive Officers) have generally vested, other than certain unvested Group E-2 Units held by Mr. Cohen, described further in “Partner Agreements” below.

•Group P Units - An award of Group P Units will generally vest if: (i) the executive managing director has continued in uninterrupted service until the third anniversary of the date of grant (the “Service Condition”), and (i) on or after such date, the total shareholder return on Class A Shares based on the average closing price on the NYSE for the calendar month prior to the date of grant (or for the month of January 2017 with respect to the Group P Units granted to the Named Executive Officers on March 1, 2017) equals or exceeds certain specified thresholds (the “Performance Condition”). As of December 31, 2020, the Service Condition for the P Units held by our Named Executive Officers has been met and the Performance Condition has not. Generally, all of an executive managing director’s unvested Group P Units will be forfeited upon the last day of the sixth anniversary of the date of grant if the Performance Condition has not been met. If the executive managing director is subject to a withdrawal without cause, any unvested P Units will be conditionally retained until the earlier of the first anniversary of the date of such withdrawal and the sixth anniversary of the date of grant, subject to satisfaction of the Performance Condition.
Compensation Committee and Compensation Consultants
The Compensation Committee has the power and authority to oversee our compensation policies and programs and makes all compensation related decisions relating to our Named Executive Officers. The Compensation Committee operates under a written charter adopted by the Board. The Compensation Committee reviews the charter on an annual basis. The Compensation Committee’s membership is determined by the Board. The Compensation Committee’s members are all independent directors under the rules of the NYSE.
Pursuant to its charter, the Compensation Committee has the sole authority to retain, terminate, obtain advice from, oversee and compensate its outside advisors, including its compensation consultant. The Company has provided appropriate funding to the Compensation Committee to do so.
In 2020, the Compensation Committee again retained Semler Brossy Consulting Group, LLC (“Semler Brossy”) as a third-party advisor to provide independent advice, research and evaluation in connection with (i) the Compensation Committee’s response to the 2020 Say on Pay vote, (ii) the compensation of each of our Named Executive Officers, and (iii) the preparation of this CD&A.
In 2020, Semler Brossy reported directly to the Compensation Committee. Semler Brossy did not provide services to the Company other than as described in the prior paragraph. Specifically, Semler Brossy did not provide, directly or indirectly through affiliates, any other consulting services to management or the Board. The Compensation Committee conducted a specific review of its relationship with Semler Brossy, and determined that Semler Brossy’s work for the Compensation Committee did not raise any conflicts of interest, consistent with the guidance provided under the Dodd-Frank Act of 2010, by the SEC and by the NYSE. The Compensation Committee continues to monitor the independence of its compensation consultant on a periodic basis.
Shareholder Vote on Named Executive Officer Compensation
At our 2020 annual meeting of shareholders, our shareholders voted to hold an advisory vote on executive compensation every three (3) years. Consistent with that vote, the Board resolved to accept the shareholders’ recommendation, and will next hold an advisory vote on executive compensation at the 2023 annual meeting of shareholders.
Partner Agreements
In furtherance of our long-term philosophy of seeking to align the interests of our executive managing directors with those of the investors in our funds and our Class A Shareholders and to attract and retain talent, the Sculptor Operating Group entities have entered into partner agreements with certain of our executive managing directors. We have entered into partner agreements with each of our Named Executive Officers which provide for certain advances, guaranteed payments and equity grants, as described further below. In connection with the Recapitalization, we have also entered into certain omnibus agreements (collectively, the “Omnibus Agreements”) with our Named Executive Officers (other than Mr. Shafir), as described below. For information on the various restrictive covenants by which are Named Executive Officers are bound, please see “Compensation Discussion and Analysis—Restrictive Covenants” below.

Shafir Agreements
General. Mr. Shafir was admitted as a limited partner of each of the Sculptor Operating Group entities and entered into the Operating Group Limited Partnership Agreements and partner agreements with each such entity effective February 5, 2018 (the “Shafir Agreements”). On January 29, 2021, Mr. Shafir entered into an Amendment to the Shafir Agreements, providing that the $5 million annual RSU award to be granted in February 5, 2021 be paid in DCIs (the “Shafir Agreement Amendment”). On March 26, 2021, Mr. Shafir entered into partner agreements with the Sculptor Operating Group, the terms of which govern Mr. Shafir’s Withdrawal from the Operating Partnerships on April 1, 2021.
Cash Compensation. The Shafir Agreements provide that during the term Mr. Shafir will receive an annual base salary of $2,000,000 and an annual bonus with a minimum annual bonus equal to 100% of his base salary and a maximum annual bonus equal to 200% of his base salary, which may be paid in a combination of cash, DCIs or RSUs; provided, that no less than 60% of each annual bonus will be paid in cash. Pursuant to the Shafir Agreements, with respect to 2020, Mr. Shafir received a salary of $2,000,000 and a bonus of $3,750,000 ($2,325,000 paid in cash and $1,425,000 paid in DCIs that vest in three equal installments on January 1, 2022, January 1, 2023 and January 1, 2024).
Sign-On RSUs; Sign-On PSUs; Annual RSUs. Pursuant to the Shafir Agreements, on February 5, 2018, Mr. Shafir received 1,200,000 RSUs (“the Shafir Sign-On RSUs”) and 1,000,000 PSUs (“the Shafir Sign-On PSUs”), in each case, subject to the terms of the 2013 Incentive Plan.
The Shafir Agreements also provide that Mr. Shafir will receive an annual grant of RSUs equal to $5,000,000 in value at grant (the “Shafir Annual RSUs”) for each year of the term of the Shafir Agreements, subject to the terms of the 2013 Incentive Plan. The third grant of Shafir Annual RSUs was made on January 31, 2020 in the amount of 215,946 RSUs.
The Shafir Sign-On RSUs, the Shafir Annual RSUs, and any portion of the annual bonus that is paid in RSUs under the 2013 Incentive Plan, will vest in four equal installments on each of the first four anniversaries of the applicable grant date or effective date, as applicable, provided that Mr. Shafir is employed by the Company on each vesting date (subject to certain exceptions). Pursuant to the Shafir Agreements and the partner agreements governing Mr. Shafir’s Withdrawal from the Operating Partnerships on April 1, 2021, all unvested Shafir Sign-On RSUs and Shafir Annual RSUs vested on April 1, 2021.
The Shafir Sign-On PSUs will conditionally vest if: (i) Mr. Shafir has continued in uninterrupted service until the third anniversary of the grant date (the “PSUs Service Condition”), and (ii) on or after such date, the total shareholder return on Class A Shares of the Company based on the average closing price on the NYSE for the 10 trading days immediately following the date of the public announcement of the appointment of Mr. Shafir as CEO equals or exceeds certain performance thresholds (the “PSUs Performance Condition”) as follows: 20% of the Shafir Sign-On PSUs vest if a total shareholder return of 25% is achieved; an additional 40% of the Shafir Sign-On PSUs vest if a total shareholder return of 50% is achieved; an additional 20% of the Shafir Sign-On PSUs vest if a total shareholder return of 75% is achieved; and the final 20% of the Shafir Sign-On PSUs vest if a total shareholder return of 125% is achieved. If the Shafir Sign-On PSUs have not satisfied both the PSUs Service Condition and the PSUs Performance Condition by the sixth anniversary of the grant date, it will be forfeited and canceled immediately.
Sipp Agreements
General. In connection with Mr. Sipp’s appointment as Chief Financial Officer and admission as a limited partner of the Sculptor Operating Group entities, each of the Sculptor Operating Group entities entered into an agreement with Mr. Sipp on July 19, 2018, effective as of May 3, 2018 (the “Sipp 2018 Partner Agreements”). The Sipp Partner Agreements were subsequently amended in connection with the 2019 Recapitalization by an omnibus agreement between Mr. Sipp and each of the Operating Partnerships on February 7, 2019 (as amended on July 10, 2019, the “Sipp Omnibus Agreement”), which is effective as of the Recapitalization Closing. (the “Sipp Omnibus Agreement” and together with the Sipp 2018 Partner Agreements, the “Sipp Agreements”).
Compensation. Pursuant to the Sipp Agreements, Mr. Sipp is entitled to a quarterly cash payment, paid to him at a rate of $500,000 per year. In addition to those quarterly cash payments, each year during the term and thereafter while he is an active individual limited partner, Mr. Sipp is eligible to receive conditional performance-based awards under the Sipp Agreements (i.e. an annual bonus), which may be paid in a combination of cash, DCIs or RSUs, and targeted in the amount of $2,500,000 for the 2019 fiscal year and thereafter and in the form of 75% current cash and 25% in a combination of deferred cash or RSUs; provided, that no less than 75% of the total annual amount of compensation (consisting of quarterly cash payments and annual bonus) will be paid in cash; provided, further, that minimum total annual amount may be no less than $2,000,000 for each of fiscal years 2019 and 2020. Notwithstanding the foregoing, the total annual amount of compensation payable to Mr. Sipp for any fiscal year, inclusive of his quarterly payments, will be reduced by 10% from the total annual amount of compensation that would otherwise be payable in respect of such fiscal year; provided, that such reduction will apply to the amount of the annual bonus (and will not reduce the quarterly payments) for such fiscal year.
Resignation. On November 3, 2020, Mr. Sipp informed the Company of his decision to resign as the Company’s Chief Financial Officer, effective January 15, 2021. In connection with Mr. Sipp’s resignation, Mr. Sipp entered into partner agreements, dated November 9, 2020, between Mr. Sipp and each of the Sculptor Operating Partnerships, pursuant to which Mr. Sipp agreed to be available to assist with reasonable requests from the Company’s successor Chief Financial Officer until June 30, 2021 in order to effect the transition (the “Sipp 2020 Partner Agreements”). Pursuant to the Sipp 2020 Partner Agreements, Mr. Sipp continued to receive his annual base compensation through January 15, 2021. With respect to Mr. Sipp’s 2020 annual bonus, 50% of the portion of such bonus represented by DCIs and RSUs that is scheduled to vest on January 1, 2022 shall continue to vest on January 1, 2022, and the remainder of Mr. Sipp’s 2020 annual bonus represented by DCIs and RSUs was forfeited.
With respect to fiscal year 2020, Mr. Sipp received aggregate quarterly payments of $500,000 and a bonus of $4,215,443: (i) $3,967,262 paid in cash (ii) $148,909 in DCIs that vest entirely on January 1, 2022 and (iii) 6,663 RSUs, granted January 31, 2021, that vest entirely on January 1, 2022.
Under the Sipp 2020 Partner Agreements, as of Mr. Sipp’s resignation date, Mr. Sipp retained (i) 111,783 unvested RSUs awarded on May 3, 2018 (including distribution equivalent units), which shall vest on May 3, 2021; (ii) 22,263 unvested RSUs awarded on February 20, 2019 (including distribution equivalent units), 50% of which vested on January 1, 2021, with the remainder vesting on January 1, 2022; (iii) 17,738 unvested RSUs awarded on January 31, 2020 (including distribution equivalent units), 50% of which vested on January 1, 2021, with the remainder vesting on January 1, 2022; (iv) an unvested DCI balance of $317,525 (as of September 30, 2020) with respect to DCIs awarded on February 15, 2019, 50% of which vested on January 1, 2021, with the remainder vesting on January 1, 2022 (based on the DCI balance at such times); (v) an unvested DCI balance of $411,777 (as of September 30, 2020) with respect to DCIs awarded on February 3, 2020, 50% of which vested on January 1, 2021, with the remainder vesting on January 1, 2022 (based on the DCI balance at such time); and (vi) 83,334 Group E-1 Units granted on February 7, 2019, which vested on December 31, 2020. Mr. Sipp
Under the Sipp 2020 Partner Agreements, Mr. Sipp forfeited (i) 8,868 unvested RSUs awarded on January 31, 2020 (including dividend equivalent units), which would have vested on January 1, 2023; (ii) an unvested DCI balance of $205,888 (as of September 30, 2020) awarded on February 3, 2020, which would have vested on January 1, 2023 (based on the DCI balance at such time); and (iii) 166,666 Group E-1 Units awarded on February 7, 2019, which would have vested in equal installments on December 31, 2021 and December 31, 2022.
Levin Agreements
General. On February 16, 2018, each of the Sculptor Operating Group entities entered into a partner agreement with Mr. Levin (the “2018 Levin Partner Agreements”) in order to more closely align Mr. Levin’s potential compensation with his then current role and responsibilities as Co-Chief Investment Officer and importantly strongly align his economic interests with our clients. The 2018 Levin Partner Agreements were subsequently amended in connection with the 2019 Recapitalization by an omnibus agreement between Mr. Levin and each of the Operating Partnerships on February 7, 2019 (the “Levin Omnibus Agreement”, which is effective as of the Recapitalization Closing). On June 9, 2020, Mr. Levin was appointed as the Company’s next CEO effective April 1, 2021 pursuant to the Amendment to the Partner Agreements between the Sculptor Operating Group entities and Mr. Levin entered into as of June 9, 2020 (the “First Levin Partner Agreement Amendment”). On January 29, 2021, Mr. Levin entered into a second amendment to the Partner Agreements between the Sculptor Operating Group entities and Mr. Levin, changing the RSU/DCI percentages of Mr. Levin’s total annual compensation for Fiscal Year 2020 from 15%/15% to 7.5%/22.5% (the “Second Levin Partner Agreement Amendment, and together with the 2018 Levin Partner Agreements, the Levin Omnibus Agreement and the First Levin Partner Agreement Amendment, the “Levin Agreements”).

CEO. Mr. Levin was appointed as Chief Executive Officer and Chief Investment Officer of the Company effective April 1, 2021. In recognition of this new role Mr. Levin’s compensation package will be reevaluated by the newly comprised Board of the Directors, taking into account feedback from our Class A Shareholders. The Board of Directors will work with Mr. Levin in good faith to negotiate and enter into an agreement regarding additional compensation for his services as CEO in recognition of the added responsibilities he is assuming and to further align Mr. Levin with the interests of our fund investors and Class A Shareholders (the “Levin CEO Agreement”).
Compensation. Mr. Levin is entitled to $4,000,000 in cash annually (the “Annual Draw”) during the term. The Annual Draw is distributed in advance on a quarterly basis and is treated as a non-refundable credit against the annual bonus (as defined below) that Mr. Levin may receive in respect of such fiscal year. The annual bonus is calculated as the product of (i) the gross profit and loss for such fiscal year based on the performance of certain specified Sculptor funds and (ii) the Participation Ratio (as defined in the Levin Agreements) for such fiscal year, subject to a high water mark adjustment. The Participation Ratio in respect of the 2020 annual bonus was 1.75%. The minimum annual bonus for the 2020 fiscal year was $10,000,000 inclusive of the Annual Draw. The annual bonus (including the Annual Draw) for the 2020 fiscal year was paid consistent with the following percentages: 70% in cash, 7.5% in RSUs under the 2013 Incentive Plan (such RSUs, the “Bonus Equity”), and 22.5% in DCIs. The Bonus Equity and DCIs generally vest over three (3) years from the time of grant, subject to various exceptions. In the event Mr. Levin is terminated or resigns, then all or a portion of these RSUs and DCIs may be forfeited in accordance with the terms of the Levin Agreements.
Mr. Levin’s annual bonus is formulaic, not discretionary, and is based solely on the gross profit & loss of nearly all funds and assets managed by the Company, including the Sculptor Master Fund. This directly aligns Mr. Levin’s compensation with the returns to fund investors, which also directly ties to the interests of Class A Shareholders.
For the 2020 fiscal year, Mr. Levin received an Annual Draw of $4,000,000 and annual bonus of $43,840,462: (i) $29,488,323 paid in cash, (ii) $10,764,104 in DCIs that vest in in three installments on January 1, 2022, January 1, 2023 and January 1, 2024 and (iii) 240,808 RSUs, granted January 31, 2021, that vest in three installments on January 1, 2022, January 1, 2023 and January 1, 2024.
Cohen Agreements
General. In connection with Mr. Cohen’s admission as a limited partner of the Sculptor Operating Group entities, each of the Sculptor Operating Group entities entered into an agreement with Mr. Cohen on November 10, 2010 (the “Initial Cohen Partner Agreements”). In addition, (i) on April 15, 2013, each of the Sculptor Operating Group entities entered into an additional agreement with Mr. Cohen reflecting certain additional terms and conditions of his arrangements with the Sculptor Operating Group entities (the “2013 Cohen Partner Agreements”), and (ii) on February 22, 2017, each of the Sculptor Operating Group entities entered into an additional agreement with Mr. Cohen, in connection with Mr. Cohen’s commitment to remain with the Sculptor Operating Group entities for six (6) years and serve as the President and Chief Operating Officer (the “2017 Cohen Partner Agreements” and, together with the Initial Cohen Partner Agreements and the 2013 Cohen Partner Agreements, the “Cohen Partner Agreements”). The Cohen Partner Agreements were subsequently amended in connection with the Recapitalization by an omnibus agreement between Mr. Cohen and each of the Operating Partnerships on February 7, 2019 (the “Cohen Omnibus Agreement” and together with the Cohen Partner Agreements, the “Cohen Agreements”), which is effective as of the Recapitalization Closing.
Compensation. Under the Cohen Agreements, during the term, Mr. Cohen is entitled to a cash payment in the aggregate amount of $2 million annually (“Annual Payment”). The Annual Payment is distributed in advance on a quarterly basis. In addition, Mr. Cohen is eligible to receive an annual performance bonus, which may be paid in a combination of current cash, DCIs or RSUs, as determined by the Compensation Committee, and targeted in the amount of $1,000,000 and in the form of 75% current cash and 25% in a combination of DCIs or RSUs; provided, that current cash will not represent less than 75% of the annual bonus for any fiscal year, unless the Company adopts a uniform system of break points for high earners applicable to all executive managing directors subject to approval by the Compensation Committee and the Chief Executive Officer. Notwithstanding the foregoing, the total annual amount of compensation payable to Mr. Cohen for any fiscal year, inclusive of his annual draw, is reduced by 10% from the total annual amount of compensation that would otherwise be payable in respect of such fiscal year; provided, that such reduction will apply to the amount of the annual bonus (and will not reduce the annual draw) for such fiscal year.

For the 2020 fiscal year, Mr. Cohen received an Annual Payment of $2,000,000 and annual bonus of $3,940,000: (i) $2,955,000 paid in cash, (ii) $591,000 in DCIs that vest in in three installments on January 1, 2022, January 1, 2023 and January 1, 2024 and (iii) 26,443 RSUs, granted January 31, 2021, that vest in three installments on January 1, 2022, January 1, 2023 and January 1, 2024. In addition, in respect of 2020, Mr. Cohen received a cash payment of $1,729,414, pursuant to the Partner Incentive Pool, which amount was paid on January 15, 2021.
Unvested Group E-2 Units. As of December 31, 2020, Mr. Cohen held 190,000 unvested Group E-2 Units, which vest in three approximately equal installments on March 1, 2021, March 1, 2022 and March 1, 2023. If Mr. Cohen were subject to a withdrawal without cause, a portion of such unvested Group E-2 Units would be retained (determined based on years of service since the grant date). In the event of a Change of Control, 50% of Mr. Cohen’s unvested Group E-2 Units would vest and participate in the Change of Control and the remaining 50% would remain outstanding and vest on the second anniversary of the such Change of Control, subject to Mr. Cohen’s continued service in a Comparable Position (as defined for this purpose in the Cohen Agreements) (and subject to acceleration upon certain qualifying terminations within two (2) years of the Change of Control).
Levine Agreements
On December 9, 2016, each of the Sculptor Operating Group entities entered into an agreement with Mr. Levine (the “Initial Levine Partner Agreements”), pursuant to which Mr. Levine was admitted as a limited partner of the Sculptor Operating Group entities on January 23, 2017. On June 2, 2017, each of the Sculptor Operating Group entities entered into an agreement with Mr. Levine (the “Amended and Restated Levine Partner Agreements”), which amended and restated the Initial Levine Partner Agreements in their entirety. The Amended and Restated Levine Partner Agreements were subsequently amended in connection with the 2019 Recapitalization by an omnibus agreement between Mr. Levine and each of the Operating Partnerships on February 7, 2019 (the “Levine Omnibus Agreement” and together with the Amended and Restated Levine Partner Agreements, the “Levine Agreements”), which is effective as of the Recapitalization Closing.
Compensation. Under the Levine Agreements, Mr. Levine is entitled to quarterly cash payments while he is an active individual limited partner, paid to him at a rate of $125,000 per quarter. Under the Levine Agreements, during the term, Mr. Levine is eligible to receive an annual performance bonus, which may be paid in a combination of current cash, DCIs or RSUs, as determined by the Compensation Committee, and targeted in the amount of $2,300,000 and in the form of 75% current cash and 25% in a combination of deferred cash or RSUs; provided, that Mr. Levine’s minimum annual amount of compensation (inclusive of his quarterly payments) will be equal to $2,000,000 effective for the 2018 fiscal year (reduced from $2,200,000 for such fiscal year) and thereafter during the term; provided, further, that current cash will not represent less than 75% of the annual compensation for any fiscal year, unless the Company adopts a uniform system of break points for high earners applicable to all executive managing directors subject to approval by the Compensation Committee and the Chief Executive Officer. Notwithstanding the foregoing, the total annual amount of compensation payable to Mr. Levine for any fiscal year, inclusive of his quarterly payments, is reduced by 10% from the total annual amount of compensation that would otherwise be payable in respect of such fiscal year; provided, that such reduction will apply to the amount of the annual bonus (and will not reduce the quarterly payments) for such fiscal year.
For the 2020 fiscal year, Mr. Levine received aggregate quarterly payments of $500,000 and an annual bonus of $2,290,000: (i) $1,592,500 paid in cash, (ii) $418,500 in DCIs that vest in in three installments on January 1, 2022, January 1, 2023 and January 1, 2024 and (iii) 18,725 RSUs, granted January 31, 2021, that vest in three installments on January 1, 2022, January 1, 2023 and January 1, 2024. In addition, in respect of 2020, Mr. Levine received a cash payment of $1,152,943, pursuant to the Partner Incentive Pool, which amount was paid on January 15, 2021.
Confidentiality, Non-Competition, Non-Solicitation and Restrictions
Pursuant to the Operating Group Limited Partnership Agreements and the various individual partner agreements (including the Omnibus Agreements) applicable to our Named Executive Officers, our Named Executive Officers are subject to certain obligations and restrictions to not compete with us, not solicit our employees or the investors in our funds, not disparage us, and not disclose confidential information about our business and related matters. The following is a description of the material terms of such obligations and restrictions.

Confidentiality
Each Named Executive Officer is required, both during and after his service with us, to protect and only use confidential information in accordance with strict restrictions placed by us on its use and disclosure. Every employee of ours is subject to similar strict confidentiality obligations imposed by agreements entered into upon commencement of service with us.
General Non-Competition Restrictions
Subject to “Individual Non-Compete Restrictions” described below, pursuant to the Operating Group Limited Partnership Agreements, no executive managing director may, during the term of service of his or her service and during the Restricted Period (as such term is defined below for this purpose), among other things, directly or indirectly, without the prior written consent of the General Partner:
•engage or otherwise participate in any manner or fashion in any business that is a competing business, either in the United States or in any other place in the world where we engage in our business;
•render any services to any competing business; or
•acquire a financial interest in or become actively involved with any competing business (other than as a passive investor holding minimal percentages of the stock of public companies).
Individual Non-Competition Restrictions
In addition to the general non-competition restrictions contained in the Operating Group Limited Partnership Agreements applicable to all of our executive managing directors, our Named Executive Officers are also bound by the following non-competition restrictions contained in their individual partner agreements (including the Omnibus Agreements):
•Mr. Shafir. Mr. Shafir's non-competition restriction ends on December 10, 2021. Until such time, Mr. Shafir is prohibited from being employed by any other hedge fund asset manager.
•Messrs. Sipp, Cohen and Levine. Pursuant to their respective Omnibus Agreements, Messrs. Sipp, Cohen and Levine are subject to (i) a 24 month non-compete upon a withdrawal for any reason on or prior to December 31, 2020, other than a withdrawal without cause, (ii) a 12 month non-compete upon a withdrawal for any reason on or after January 1, 2021, other than a withdrawal without cause, and (iii) upon a withdrawal without cause, a 12 month non-compete (or such lesser period as may be determined by the Board).
•Mr. Levin. The Levin Omnibus Agreement modified the duration of Mr. Levin's restricted period with respect to the non-compete covenant to provide for the following:
◦Upon a withdrawal without cause, the non-compete period is twelve (12) months or such lesser period as may be determined by the Board, unless for a withdrawal on or prior to December 31, 2021 the General Partner elects to make a $30,000,000 payment to Mr. Levin (as described above) in exchange for a 24 month non-compete period.
◦Upon a withdrawal for any reason other than without cause, the non-compete period is (i) twenty-four (24) months if the withdrawal occurs any time prior to December 31, 2021, or (ii) 12 months if the withdrawal occurs on or after December 31, 2021, except that, (A) if a Trigger Event (as defined below) occurs on or prior to December 31, 2019, then the non-compete period is (x) twenty-four (24) months if the withdrawal occurs prior to January 1, 2020, or (y) twelve (12) months if the withdrawal occurs on or after January 1, 2020; or (B) if a Trigger Event occurs on or after January 1, 2020 and prior to December 31, 2021, then the non-compete period is twelve (12) months. A “Trigger Event” means a breach of any of the terms in the sections labeled “Class B Shareholder Committee,” “DSO Continuing Role,” and the second bullet of the section labeled “DSO Titles” of the Governance Agreement by and among Daniel S. Och and certain Sculptor entities, dated February 5, 2018 (as such terms are memorialized in the Governance Agreement, dated as of February 7, 2019).

◦The non-compete period is twelve (12) months if Mr. Levin experiences a withdrawal due to his resignation following a Change in Position, unless for a withdrawal on or prior to December 31, 2021 the General Partner elects to make a $30,000,000 payment to Mr. Levin in exchange for a 24 month non-compete period.
◦The non-competition covenant contained in the Levin Omnibus Agreement will be modified as of the effective date of the Levin CEO Agreement so that Mr. Levin shall be prohibited from competing with the Company or soliciting the Company’s fund investors or employees for a two-year period upon Mr. Levin’s withdrawal from the Sculptor Operating Group for any reason; provided however, that the non-compete shall be reduced to one (1) year upon Mr. Levin’s withdrawal from the Sculptor Operating Group as a result of (x) the termination of Mr. Levin without cause or (y) a resignation following (A) a Change of Control in which his role as CEO (or the Levin Agreements) is not continued, or (B) a Change in Position (as defined in the Levin Agreements), unless, in either case, the Sculptor Operating Group elects to make a $30,000,000 payment to Mr. Levin payable in installments over a 24-month period.
Non-Solicitation and Non-Interference Restrictions
Generally, during the term of service of each Named Executive Officer and during the Restricted Period, no Named Executive Officer may, directly or indirectly, in any manner solicit any of our owners, members, directors, officers or employees to terminate or diminish their relationship or service with us, or hire any person who was employed by us or was one of our owners, members, directors, officers or employees as of the date of such Named Executive Officer’s termination or whose service or relationship with us terminated within two (2) years prior to or after the date of such Named Executive Officer’s termination. Additionally, in general, no Named Executive Officer may solicit, or encourage ceasing to work with us, any consultant, agent or adviser who the individual knows or should know is under contract with us.
In addition, generally during the term of service of each Named Executive Officer and during the Restricted Period, such Named Executive Officer may not, directly or indirectly, in any manner solicit or induce any of our current, former or prospective investors, financing sources, capital market intermediaries or consultants to terminate (or diminish in any material respect) his or its relationship with us for the purpose of associating with any competing business, or otherwise encourage such investors, financing sources, capital market intermediaries or consultants to terminate (or diminish in any respect) his or its relationship with us for any other reason.
Other Covenants and Provisions
Non-Disparagement. During the term of service of each Named Executive Officer, and at all times following the termination of the Named Executive Officer’s service, the Named Executive Officer is prohibited from disparaging us in any way or making any defamatory comments regarding us.
Restricted Period. For purposes of the foregoing covenants, except as described above or herein, the “Restricted Period” for each of our Named Executive Officers generally means the two-year period immediately following the date of termination of his association with us for any reason.
Intellectual Property. Each Named Executive Officer is subject to customary intellectual property covenants with respect to works created, invented, designed or developed by such individual that are relevant to or implicated by the Named Executive Officer’s service with us.
Other Provisions. In the case of any breach of the non-competition (or, for Mr. Levin, the non-solicitation) provisions described above by Named Executive Officer, all of such Named Executive Officer’s vested and unvested Group Units and any Class A Shares issued upon exchange of Group A Units, will be reallocated to the remaining active executive managing directors. In addition, in the case of any breach of the non-competition provisions described above by a Named Executive Officer, the Named Executive Officer will be required to pay us an amount equal to the total after-tax proceeds received from the sale of any Class A Shares, and any distributions thereon, issued upon exchange of Group A Units during the two-year period prior to the date of such breach, along with the after-tax portion of any performance cash awards conditionally granted to our Named Executive Officer under the Partner Incentive Pool in respect of the two-year period prior to the date of such breach. In addition, such breaching Named Executive Officer will no longer be entitled to receive payments under the Tax Receivable Agreement we executed with our executive managing directors and the Ziffs in connection with our IPO. We may elect to waive enforcement of any or all of the foregoing consequences in our sole discretion.
Compensation Overview
The table below sets forth information regarding 2020, 2019 and 2018 compensation for each of our Named Executive Officers, presenting for each (i) salary, cash bonus and deferred bonus for the service year with respect to which they were earned, (ii) cash distributions on any Group D Units or Group E Units (an interest granted with the intent of eventually converting into Group A Units) received by the Named Executive Officer in the relevant year, (iii) special long-term awards granted in a prior year but realized in the current year (see the column entitled “Special Long-Term Awards – Value at Realization” in the table below) and (iv) other benefits received by the Named Executive Officer, such as medical insurance and estate and tax preparation and planning services provided to our executive managing directors.
We believe the table below is helpful to our shareholders in understanding how management views the total annual compensation of our Named Executive Officers in a given year. The compensation table below makes the following adjustments to the SEC-required Summary Compensation Table: (i) annual bonus compensation (including RSUs and deferred cash interests) is included as compensation in the year for which it is earned rather than the year of grant or vesting, which may differ due to the timing of our fiscal year end or for other reasons; (ii) special long-term awards are valued and included as compensation at the time of realization because certain Units are subject to conditions that must be satisfied before being awarded; and (iii) special long-term awards, in certain cases, are reduced because such awards were granted in connection with the forfeiture of other previously granted awards.
The SEC-required Summary Compensation Table included in this proxy statement requires disclosure of equity-based grants related to annual bonus awards in the year they were granted, even if they were awarded in respect of a prior year’s service. For example, the 2020 annual bonus RSU awards, while earned in respect of services provided in 2020, are granted in early 2021, and therefore will be reported in the 2021 Summary Compensation Table. We believe including equity awards related to annual bonuses in the year the services are performed provides a more meaningful view of our Named Executive Officers’ compensation for a given year. In addition, the SEC required Summary Compensation Table requires compensation associated with the portion of the annual bonuses in the form of deferred cash interests awarded under our DCI Plan to be taken into account in the year cash is received, whereas we view the year of service as the more appropriate time to report such compensation.
The SEC-required Summary Compensation Table also requires the inclusion of special long-term awards (including grants that may never realize value as such grant may be subject to vesting and performance conditions), which includes Group E Units, Group P Units, PSUs, and sign-on RSUs, to be based on the grant date fair value in the year awarded. However, we believe the value received at realization following satisfaction of certain conditions provides a more meaningful view of our Named Executive Officers’ compensation for a given year.
The difference between the table below and the SEC-required “Summary Compensation Table for 2020” is approximately $24 million in the aggregate for all of our Named Executive Officers for 2020. The higher amount in the table below is primarily driven by the net impact of (a) including special long-term awards (including Sign-On RSUs) at the time of realization rather than the time of grant; and (b) including RSUs and deferred cash interests awarded in respect of annual bonuses in the year of service rather than in the year of grant or vesting.
The presentation below reflects how our Compensation Committee and management view the annual total compensation for our Named Executive Officers and we believe is more reflective of year-over-year changes to the compensation of our Named Executive Officers. It is important to recognize that the way we present compensation for our Named Executive Officers in the table below is different from the SEC-required disclosure in the Summary Compensation Table and is not a substitute for the information in that table. Rather, it is intended to show how we review total compensation for our Named Executive Officers across different periods.

Name and Principal Position	Year	Salary ($)	Current Bonus ($)(1)	Deferred Bonus ($)(2)	Sculptor Operating Group D/E Unit Distributions ($)(3)	Special Long-Term Awards - Value at Realization ($)(4)	Other ($) (5)	Total ($)
Robert Shafir	2020	2,000,000	2,325,000	6,425,000	—	8,176,014	1,806	18,927,820
Chief Executive Officer, Executive Managing Director	2019	2,000,000	2,200,000	6,300,000	—	4,289,541	1,718	14,791,259
	2018	1,809,524	1,200,000	5,800,000	—	—	1,547	8,811,071

Thomas Sipp	2020	500,000	3,967,262	248,181	—	1,580,583	41,786	6,337,812
Chief Financial Officer, Executive Managing Director	2019	500,000	3,763,202	1,125,000	—	1,611,092	53,498	7,052,792
	2018	331,044	1,686,125	732,418	—	—	38,698	2,788,285

James Levin	2020	—	33,488,323	14,352,139	—	3,324,424	43,301	51,208,187
Chief Investment Officer, Executive Managing Director	2019	—	18,002,233	6,953,926	—	4,811,427	37,442	29,805,028
	2018	—	4,200,000	1,800,000	215,091	5,941,360	36,744	12,193,195

Wayne Cohen	2020	—	6,684,414	985,000	—	—	41,786	7,711,200
President, Chief Operating Officer, Executive Managing Director	2019	—	4,856,952	656,250	—	—	35,606	5,548,808
	2018	—	2,574,587	175,000	228,624	—	35,399	3,013,610

David Levine	2020	500,000	2,745,443	697,500	—	228,586	41,786	4,213,315
Chief Legal Officer, Executive Managing Director	2019	500,000	2,480,702	697,500	—	161,202	35,606	3,875,010
	2018	500,000	1,439,587	630,000	—	347,968	31,211	2,948,766

(1)The “Current Bonus” column for 2020 reflects: (i) 2020 annual cash bonuses paid to Messrs. Shafir, Sipp, Levin, Cohen and Levine pursuant to their respective partner agreements, and (ii) with respect to each of Messrs. Cohen and Levine, amounts paid for 2020 under the Partner Incentive Pool. For further information concerning the respective Partner Agreements, see “—Compensation Discussion and Analysis—Partner Agreements” above. For further information concerning the Partner Incentive Pool, see “—Compensation Discussion and Analysis—Executive Officer Incentive Compensation Programs—Partner Incentive Pool” above.
(2)The “Deferred Bonus” column for 2020 reflects (i) the portion of the 2020 annual bonuses payable in the form of RSUs awarded under the 2013 Incentive Plan to each of Messrs. Shafir, Sipp, Levin, Cohen and Levine in the amount of $5,000,000, $99,272, $3,588,035, $394,000, and $279,000, respectively and (ii) the portion of the 2020 annual bonuses in the form of deferred cash interests awarded under our DCI Plan payable to each of Messrs. Shafir, Sipp, Levin, Cohen and Levine in the amount of $1,425,000, $148,909, $10,764,104, $591,000, and $418,500, respectively. With respect to Messrs. Sipp, Levin, Cohen and Levine, the value of the annual bonus RSU awards is based on the average of the closing price of a Class A Share for the ten (10) trading day period beginning and including December 11 (or the next trading day, in the event that December 11 is not a trading day) of the year to which the award relates. With respect to Mr. Shafir, the value of the annual bonus RSU award is based on the average of the closing price of a Class A Share for the 10 trading days immediately prior to the grant date of the award.
(3)The Operating Group Distributions column reflects cash distributions made to the Named Executive Officers with respect to their Group D Units and Group E Units. As part of the 2019 Recapitalization, active executive managing directors (including the Named Executive Officers) agreed to give up distributions on their Sculptor Operating Group Units during the Distribution Holiday. Assuming distributions would have been made on Sculptor Operating Group Units at the same per unit rate as our Q1-Q4 2019 and Q1-Q4 2020 dividends, (i) Mr. Levin gave up $5,520,291 and $10,378,148 in 2019 and 2020 respectively; (ii) Mr. Cohen gave up $1,168,795 and $2,197,335 in 2019 and 2020 respectively; (iii) Mr. Levine gave up $187,500 and $352,500 in 2019 and 2020 respectively and (iv) Mr. Sipp gave up $312,501 and $195,835 in 2019 and 2020 respectively. Mr. Shafir only had one Sculptor Operating Group Unit in 2019 and 2020.
(4)The “Special Longer-Term Awards – Value at Realization” column for 2020 reflects (i) with respect to Mr. Shafir, the vesting and payment of Class A Shares to Mr. Shafir with a value of $8,176,014 (based on closing price on business day prior to vesting) in settlement of the 300,000 Shafir Sign-On RSUs (and associated dividend equivalents accrued on such RSUs) vested on February 5, 2020 pursuant to the Shafir Agreements; (ii) with respect to Mr. Sipp, the vesting and payment of Class A Shares to Mr. Sipp with a value of $1,580,583 (based on closing price on business day prior to vesting) in settlement of the 100,000 Sipp Sign-On RSUs (and associated dividend equivalents accrued on such RSUs) vested on May 3, 2020 pursuant to the Sipp Agreements; (iii) with respect to Mr. Levin, the vesting and payment of Class A Shares and cash to Mr. Levin with an aggregate value of $3,324,424 (based on closing price on business day prior to vesting) in settlement of 190,003 2013 RSUs (and associated dividend equivalents accrued on such RSUs) vested on December 31, 2020 pursuant to the Levin Agreements; and (iv) with respect to Mr. Levine, the vesting and payment of Class A Shares to Mr. Levine with a value of $228,586 (based on closing price on business day prior to vesting) in settlement of the 9,714 Levine Sign-On RSUs (and associated dividend equivalents accrued on such RSUs) vested on March 2, 2020, and September 14, 2020 pursuant to the Levine Agreements.
(5)The “Other Compensation” column for 2020 reflects (i) with respect to Mr. Shafir, a payment of $1,806 for medical insurance; (ii) with respect to Mr. Sipp, a payment of $41,786 for medical insurance; (iii) with respect to Mr. Levin, a payment of $41,786 for medical insurance and a payment of $1,515 made on behalf of Mr. Levin with respect to his share of estate and tax planning services provided to executive managing directors; (iv) with respect to Mr. Cohen, a payment of 41,786 for medical insurance and (v) with respect to Mr. Levine, a payment of $41,786 for medical insurance.

COMPENSATION COMMITTEE REPORT
The Compensation Committee has reviewed and discussed with management the “Compensation Discussion and Analysis” required by Item 402(b) of Regulation S-K and, based on such review and discussion, the Compensation Committee recommended to the Board that the “Compensation Discussion and Analysis” be included in this proxy statement.
Submitted by the members of the Compensation Committee:
Marcy Engel, Chair
David W. Bonanno
Georganne C. Proctor
Summary Compensation Table for 2020
The following table provides summary information concerning the compensation of our Named Executive Officers, who include our Chief Executive Officer, our Chief Financial Officer, each of our three other most highly compensated employees who served as executive officers for the fiscal year ended December 31, 2020 and who were serving as executive officers at the end of such fiscal year.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)(3)		Non-Equity Incentive Plan Compensation ($)(16)	All Other Compensation ($)(18)	Total ($)
Robert S. Shafir(17)	2020	2,000,000	3,153,364	4,990,512	(4)	—	1,806	10,145,682
Chief Executive Officer, Executive Managing Director	2019	2,000,000	2,200,000	3,277,509	(5)	—	1,718	7,479,227
	2018	1,809,524	1,200,000	47,779,522	(6)	—	1,547	50,790,593

Thomas M. Sipp(19)	2020	500,000	4,105,262	601,276	(7)	—	41,786	5,248,324
Chief Financial Officer, Executive Managing Director	2019	500,000	3,763,202	2,541,286	(8)	—	53,498	6,857,986
	2018	331,044	1,686,125	6,330,000		—	38,698	8,385,867

James S. Levin	2020	—	33,791,269	3,716,596	(9)	—	43,301	37,551,166
Chief Investment Officer, Executive Managing Director	2019	—	18,002,233	34,467,855	(10)	—	37,442	52,507,530
	2018	—	4,200,000	32,294,000	(11)	215,091	36,744	36,745,835

Wayne Cohen	2020	—	6,717,387	350,740	(12)	—	41,786	7,109,913
President, Chief Operating Officer, Executive Managing Director	2019	—	4,856,952	3,351,162	(13)	—	35,606	8,243,720
	2018	—	2,574,587	—		228,624	35,399	2,838,610

David Levine	2020	500,000	3,203,822	372,787	(14)	—	41,786	4,118,395
Chief Legal Officer, Executive Managing Director	2019	500,000	2,767,495	1,630,471	(15)	—	35,606	4,933,572
	2018	500,000	1,439,587	—		—	31,211	1,970,798

(1)The “Bonus” column for 2020 reflects: (i) 2020 annual cash bonuses paid to Messrs. Shafir, Sipp, Levin, Cohen and Levine pursuant to their respective partner agreements (including any quarterly advances taken on such bonuses); (ii) with respect to each of Messrs. Cohen and Levine, amounts paid in respect of 2020 under the Partner Incentive Pool and (iii) with respect to each of Messrs. Shafir, Sipp, Levin, Cohen and Levine, the vested portion of their respective 2019 annual bonus awarded in the form of DCIs under the DCI Plan paid in 2020. For further information concerning the respective Partner Agreements, see “—Compensation Discussion and Analysis—Partner Agreements” above. For further information concerning the Partner Incentive Pool, see “—Compensation Discussion and Analysis—Executive Officer Incentive Compensation Programs—Partner Incentive Pool” above.
The dollar amounts in the “Bonus” column for 2020 do not reflect the portion of the 2020 annual bonuses payable to each of Messrs. Shafir, Sipp, Levin, Cohen and Levine in the amount of $1,425,000, $148,909, $10,764,104,

$591,000, and $418,500, respectively, in each case, in the form of DCIs awarded under the DCI Plan. These amounts will be included in the Summary Compensation Table in the year that the DCIs are paid to the Named Executive Officer. For additional information regarding the DCIs, please see “—Compensation Discussion and Analysis—Executive Officer Incentive Compensation Programs—Deferred Cash Interests” above.
(2)The dollar amounts in the “Stock Awards” column do not reflect the value actually received by the Named Executive Officers, but instead represent the aggregate grant date fair value of equity calculated in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718, Stock Compensation (“ASC Topic 718”), disregarding the effect of estimated forfeitures. More information regarding the 2020 stock awards is shown in the “2020 Grants of Plan-Based Awards” table below. Also, see Note 13 to the audited financial statements included in our Annual Report on Form 10-K, for the year ended December 31, 2020 for further information concerning the assumptions underlying our ASC Topic 718 calculations for equity awards.
(3)Because the RSUs awarded to our Named Executive Officers in respect of their 2020 annual bonuses were granted in 2021, SEC disclosure rules do not require that they be reflected in the “Summary Compensation Table” or the “Grants of Plan-Based Awards” table below for fiscal year end 2020. We describe these grants in the “Executive and Director Compensation—Compensation Discussion and Analysis—Highlights of 2020 Compensation” section of this proxy statement.
(4)With respect to Mr. Shafir, the “Stock Awards” column for 2020 includes the grant date fair value of $4,990,512 representing the grant of RSUs in connection with his third annual grant of RSUs under the Shafir Agreements, which were granted on January 31, 2020.
(5)With respect to Mr. Shafir, the “Stock Awards” column for 2019 includes the grant date fair value of the following grants: (i) $3,277,500 representing the grant of RSUs in connection with his second annual grant of RSUs under the Shafir Agreements; and (ii) $9 representing the grant of one Group E-2 Unit issued in connection with the conversion of the Group D Units in the Recapitalization.
(6)With respect to Mr. Shafir, the “Stock Awards” column for 2018 includes the grant date fair value of the following grants: $30,840,000 representing the grant of the Shafir Sign-On RSUs; $11,820,000 representing the grant of the Sign-on PSUs (which grant date fair value was determined based on the probable outcome of the performance condition to which such Sign-On PSUs are subject which assumes maximum level achievement of the performance condition); and $5,119,522 representing the grant of RSUs in connection with his first annual grant of RSUs under the Shafir Employment Agreement. For further information, see “Compensation Discussion and Analysis—Partner Agreements—Shafir Agreements”.
(7)With respect to Mr. Sipp, the “Stock Awards” column for 2020 includes the grant date fair value of $601,276 representing the grant of RSUs in respect of Mr. Sipp’s 2019 annual bonus, which were granted on January 31, 2020.
(8)With respect to Mr. Sipp, the amounts shown in the “Stock Awards” column for 2019 represents the grant date fair value of the following grants: (i) $406,278 representing the grant of RSUs in respect of Mr. Sipp’s 2018 annual bonus, which were granted on February 20, 2019; (ii) $2,135,000 representing the grant of Group E-1 Units issued in connection with the Recapitalization, which was non-dilutive to Class A Shareholders ; and (iii) $9 representing the grant of one Group E-2 Unit issued in connection with the conversion of the Group D Units in the Recapitalization.
(9)With respect to Mr. Levin, the amount shown in the “Stock Awards” column for 2020 represents the grant date fair value of $3,716,596 representing the grant of RSUs in respect of Mr. Levin’s 2019 annual bonus, which were granted on January 31, 2020.
(10)With respect to Mr. Levin, the amount shown in the “Stock Awards” column for 2019 represents the grant date fair value of the following grants: (i) $1,000,765 representing the grant of RSUs in respect of Mr. Levin’s 2018 annual bonus, which were granted on January 31, 2019; (ii) $30,405,628 representing the Group E-1 Units issued in connection with the Recapitalization ($2,304,664 of which relate to 269,867 E-1 Units issued in respect of his recapitalization of 269,867 A-1 Units), which was non-dilutive to Class A Shareholders; and (iii) $3,061,462 representing the Group E-2 Units issued in connection with the conversion of the Group D Units in the Recapitalization.
(11)With respect to Mr. Levin, the amount shown in the “Stock Awards” column for 2018 represents the grant date fair value of the grant of 1,340,000 RSUs under the 2013 Plan pursuant to the 2018 Levin Partner Agreements under which Mr. Levin also forfeited his entire grant of 3,900,000 Group D Units that was previously made to him in 2017.
(12)With respect to Mr. Cohen, the amount shown in the “Stock Awards” column for 2020 represents the grant date fair value of $350,740 representing the grant of RSUs in respect of Mr. Cohen’s 2019 annual bonus, which were granted on January 31, 2020.
(13)With respect to Mr. Cohen, the amount shown in the “Stock Awards” column for 2019 represents the grant date fair value of the following grants: (i) $97,080 representing the grant of RSUs in respect of Mr. Cohen's 2018 annual bonus, which were granted on February 20, 2019; and (ii) $3,254,082 representing the Group E-2 Units issued in connection with the conversion of the Group D Units in the Recapitalization. The 324,232 E-1 Units issued to Mr. Cohen in connection with the Recapitalization, which was non-dilutive to Class A Shareholder, are treated as a modification of an existing grant and do not have incremental fair value.
(14)With respect to Mr. Levine, the amount shown in the “Stock Awards” column for 2020 represents the grant date fair value of $372,787 representing the grant of RSUs in respect of Mr. Levine’s 2019 annual bonus, which were granted on January 31, 2020.
(15)With respect to Mr. Levine, the amount shown in the “Stock Awards” column for 2019 represents the grant date fair value of the following grants: (i) $349,471 representing the grant of RSUs in respect of Mr. Levine's 2018 annual bonus, which were granted on February 20, 2019; and (ii) $1,281,000 representing the Group E-1 Units issued in connection with the Recapitalization, which was non-dilutive to Class A Shareholders.
(16)The “Non-Equity Incentive Plan Compensation” column for 2018 represents compensation expense recognized with respect to Group D Units, which are non-equity profits interests in the Sculptor Operating Group entities. These Units receive cash distributions equal in amount to, and at the same time as, distributions paid with respect to Group A Units, corresponding to the timing of the dividends paid to holders of our Class A Shares. Thus, the distribution occurs in the following quarter from when the compensation expense is recognized. There were no Group D Units outstanding in 2020 or 2019 as all Group D Units were converted into Group E-2 Units in connection with the Recapitalization.
(17)Mr. Shafir joined the Company as Chief Executive Officer on February 5, 2018 and withdrew from the Sculptor Operating Group effective April 1, 2021.
(18)The “All Other Compensation” column for 2020 reflects a payment of (i) with respect to Mr. Shafir, $1,806 for medical insurance, (ii) with respect to Mr. Sipp, $41,786 for medical insurance (iii) with respect to Mr. Levin, $41,786 for medical insurance and $1,515 made on behalf of Mr. Levin with respect to his share of estate and tax preparation and planning services provided to our executive managing directors, (iv) with respect to Mr. Cohen, $41,786 for medical insurance and (v) with respect to Mr. Levine, $41,786 for medical insurance, respectively.
(19)Mr. Sipp joined the Company as Chief Financial Officer on April 16, 2018 and resigned effective January 15, 2021.

2020 Grants of Plan-Based Awards
This section provides additional information about the equity awards that were granted in 2020.

		Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards Number of Shares of Stock or Units (#)	Grant-Date Fair Value of Stock Awards($)(1)(2))
Name	Grant Date	Threshold (#)	Target (#)	Maximum (#)
Robert S. Shafir	1/31/2020	—	—	—	215,946	4,990,512
Thomas M. Sipp	1/31/2020	—	—	—	26,018	601,276
James S. Levin	1/31/2020	—	—	—	160,822	3,716,596
Wayne Cohen	1/31/2020	—	—	—	15,177	350,740
David Levine	1/31/2020	—	—	—	16,131	372,787

(1)These dollar amounts do not represent the value of compensation actually received in 2020. Instead, the amounts reflect the grant date fair value of the equity awards granted. The fair value of the awards in each case was computed in accordance with ASC Topic 718, disregarding the effect of estimated forfeitures. See Note 13 to the audited financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2020 for further information concerning the assumptions underlying our ASC Topic 718 calculations for equity awards. For RSU awards, the grant date fair value was calculated by multiplying the closing price of the underlying Class A Shares on the last business day prior to the date of grant by the number of RSUs granted.
(2)The amount shown represents the grant of RSUs (i) to Mr. Shafir in respect of his 2020 annual RSU award and (ii) to Mr. Sipp, Mr. Levin, Mr. Cohen and Mr. Levine in respect of their 2019 annual bonuses.

Outstanding Equity Awards at Fiscal Year End 2020
The following table summarizes the equity awards made to our Named Executive Officers that were outstanding and had not vested as of December 31, 2020. The dollar amounts shown in the table below do not reflect the value of compensation actually received by the Named Executive Officers, but instead are calculated by multiplying the number of unvested equity units held by the Named Executive Officers by the closing price of $15.20 per Class A Share on December 31, 2020 (and based on a third-party valuation on December 31, 2020 for unvested Group E-1 and E-2 Units).

	Stock Awards
Name	Number of Shares, Units or Other Rights That Have Not Vested(#)		Market Value of Shares, Units or Other Rights That Have Not Vested($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Robert S. Shafir	1,225,131	(3)	18,621,991	200,000	(2)	3,040,000
Thomas M. Sipp	327,318	(4)	3,826,905	—		—
James Levin	2,848,838	(5)	28,187,924	200,000	(1)	3,040,000
Wayne Cohen	344,171	(6)	3,531,634	134,000	(1)	2,036,800
David Levine	141,108	(7)	1,455,842	10,000	(1)	152,000

(1)For each of Messrs. Cohen, Levin and Levine, the amount shown represents the Group P Units awarded in March 2017 that would be eligible to vest upon a performance threshold of 25% being achieved. The Group P Units vest if: (i) the executive managing director has continued in uninterrupted service until the third anniversary of the date of grant, and (ii) on or after such date, the total shareholder return on Class A Shares based on the average closing price on the NYSE for the calendar month prior to the month in which the date of grant occurred equals or exceeds certain specified thresholds as described more fully in “Executive Officer Incentive Compensation Programs—Group P Units,” above.
(2)For Mr. Shafir, the amount shown represents the Sign-On PSUs awarded on February 5, 2018 that would be eligible to vest upon a performance threshold of 25% being achieved. The Sign-On PSUs conditionally vest if: (i) Mr. Shafir has continued in uninterrupted service until the third anniversary of the grant date and (ii) on or after such date, the total shareholder return on Class A Shares of the Company based on the average closing price on the NYSE for the 10 trading days immediately following the date of the public announcement of the appointment of Mr. Shafir as CEO equals or exceeds certain performance thresholds as follows: 20% of the Sign-On PSUs vest if a total shareholder return of 25% is achieved; an additional 40% of the Sign-On PSUs vest if a total shareholder return of 50% is achieved; an additional 20% of the Sign-On PSUs vest if a total shareholder return of 75% is achieved; and the final 20% of the Sign-On PSUs vest if a total shareholder return of 125% is achieved.
(3)The amount shown represents: (i) 802,693 unvested Shafir Sign-On RSUs and Annual RSUs, which will vest in two equal installments on each of February 5, 2021 and 2022; and (ii) 422,438 unvested Shafir Annual RSUs, of which 367,232 will vest in three equal installments on each of January 31, 2021, January 31, 2022, and January 31, 2023, and 55,206 which will vest on January 31, 2024, in each case, provided that Mr. Shafir is employed by the Company on each vesting date, subject to certain exceptions. The number of RSUs shown also includes any dividend equivalents accrued on such units, which vest, subject to certain limited exceptions, in tandem with the underlying RSUs.
(4)The amount shown represents: (i) 111,783 unvested Sipp Sign-On RSUs, which will vest on May 3, 2021; (ii) 48,869 unvested RSUs, of which 40,001 will vest in equal annual installments on each of January 1, 2021 and January 1, 2022, and 8,868 which will vest on January 1, 2023; and (iii) 166,666 unvested Group E-1 Units, which will vest one-half on each of December 31, 2021 and December 31, 2022, in each case, subject to Mr. Sipp's continued service on the applicable vesting dates and various exceptions. The number of RSUs shown also includes any dividend equivalents accrued on such units, which vest, subject to certain limited exceptions, in tandem with the underlying RSUs.
(5)The amount shown represents: (i) the unvested portion (totaling 435,989 RSUs) of the 2013 RSUs, which vest in equal installments on each of December 31, 2021 and December 31, 2022; (ii) 54,717 unvested RSUs granted to Mr. Levin in respect of his 2018 annual bonus, which vest in equal installments on each of January 31, 2021, and January 31, 2022; (iii) 164,458 unvested RSUs granted to Mr. Levin in respect of his 2019 annual bonus, which vest in equal installments on each of January 1, 2021, January 1, 2022 and January 1, 2023; and (iii) 2,193,674 unvested Group E-1 Units granted in connection with the Recapitalization, which vest one-half on each of December 31, 2021 and December 31, 2022, in each case, subject to Mr. Levin's continued service on the applicable vesting dates and various exceptions. The number of RSUs shown also includes any dividend equivalents accrued on such units, which vest, subject to certain limited exceptions, in tandem with the underlying RSUs.

(6)The amount shown represents: (i) 20,838 unvested RSUs, of which 15,665 vest in equal installments on January 1, 2021 and January 1, 2022, and 5,173 which will vest on January 1, 2023; (iii) 133,333 unvested Group E-1 Units, which vest one-half on each of December 31, 2021 and December 31, 2022; and (iv) 190,000 unvested Group E-2 Units, which vest in periodic installments through March 1, 2023, in each case, subject to Mr. Cohen's continued service on the applicable vesting date. The number of RSUs shown also includes any dividend equivalents accrued on such units, which vest, subject to certain limited exceptions, in tandem with the underlying RSUs.
(7)The amount shown represents: (i) 5,464 unvested Levine Sign-On RSUs, which vest on March 1, 2021; (ii) 35,644 unvested RSUs, of which 30,146 vest in two equal installments on January 1, 2021 and January 1, 2022, and 5,498 vest on January 1, 2023; and (iii) 100,000 unvested Group E-1 Units, which vest one-half on each of December 31, 2021 and December 31, 2022, in each case, subject to Mr. Levine’s continued service with us on each vesting date. The number of RSUs shown also includes any dividend equivalents accrued on such units, which vest, subject to certain limited exceptions, in tandem with the underlying RSUs.

Stock Vested in 2020
The following table shows the number of equity awards that vested in 2020, and the fair value of such awards, held by the Named Executive Officers. The amounts shown in the second column below are calculations of the number of equity units that vested during 2020 based on the closing price of our Class A Shares on the date of vesting for RSUs, and based on a third-party valuation on the date of vesting for Group E-1 and E-2 Units.

	Stock Awards
Name	Number of Shares Acquired on Vesting(#)		Value Realized on Vesting($)
Robert S. Shafir	458,193	(1)	11,051,961
Thomas M. Sipp	206,002	(2)	2,513,692
James S. Levin	1,341,586	(3)	13,057,424
Wayne Cohen	283,538	(4)	2,816,751
David Levine	70,793	(5)	851,052

(1)Represents the vesting of 458,193 RSUs, of which 65,718 vested on January 31, 2020 and 392,475 vested on February 5, 2020 (including dividend equivalent units accrued as of the date of vesting).
(2)Represents the vesting of 122,668 RSUs, of which 10,887 vested on January 1, 2020 and 111,781 vested on May 3, 2020 (including dividend equivalent units accrued as of the date of vesting), and 83,334 Group E-1 Units vested on December 31, 2020.
(3)Represents the vesting of 244,749 RSUs, of which 26,754 vested on January 31, 2020 and 217,995 vested on December 31, 2020 (including dividend equivalent units accrued as of the date of vesting) and 1,096,837 Group E-1 Units vested on December 31, 2020.
(4)Represents the vesting of 2,601 RSUs on January 1, 2020 (including dividend equivalent units accrued as of the date of vesting), 190,000 Group E-2 Units on March 1, 2020, 24,270 Group A Units on April 15, 2020, and 66,667 Group E-1 Units on December 31, 2020.
(5)Represents the vesting of 20,793 RSUs, of which 9,365 vested on January 1, 2020, 8,371 vested on March 2, 2020, 189 vested on March 3, 2020 and 2,868 vested on September 14, 2020 (including dividend equivalent units accrued as of the date of vesting) and 50,000 Group E-1 Units vested on December 31, 2020.
Potential Payments Upon Termination or Change in Control
Our Named Executive Officers are eligible to receive the following cash payments upon his or her termination or a change of control of the Company, assuming that the triggering event took place on December 31, 2020. For a description of the vesting and the forfeiture conditions applicable to the Group Units held by the Named Executive Officers, please refer to “—Executive Officer Incentive Compensation Programs—Incentive Units.”
Mr. Shafir. If on December 31, 2020, Mr. Shafir had been subject to a withdrawal without cause, then, subject to his execution of a general release of claims and compliance with the restrictive covenants set forth in the Shafir Agreements, Mr.

Shafir would have been entitled to receive a lump-sum cash severance payment in an amount equal to $11,750,000, which represents the sum of (i) the lower of (x) his base salary and maximum annual bonus, multiplied by a fraction, the numerator of which is the number of full months remaining before the scheduled expiration of his Term and the denominator of which is 24, and (y) $18,000,000 and (ii) his minimum annual bonus for the fiscal year ended December 31, 2020. In addition, Mr. Shafir’s outstanding equity awards would be treated as follows: (A) (i) the next two installments of the Shafir Sign-On RSUs would become vested on the termination date (or, for a qualifying termination in connection with a Change in Control, the later of the termination date and the date of the Change in Control), and in addition, to the extent unvested following application of the previous clause, a portion of an additional installment of Shafir Sign-On RSUs, pro-rated for the year of the employment term in which the termination occurs through the termination date, would also become vested as of such date (and the remaining unvested Shafir Sign-On RSUs, if any, would be forfeited on such date); and (ii) the next two installments of the Shafir Annual RSUs would become vested as of the termination date (or, for a qualifying termination in connection with a Change in Control, the later of the termination date and the date of the Change in Control) and the remaining unvested Shafir Annual RSUs, if any, would be forfeited on such date; and (B) the PSUs Service Condition with respect to the Sign-On PSUs would be waived and Mr. Shafir would conditionally retain any remaining Sign-On PSUs for a period of up to twenty-four (24) months following the termination date, at which time any such Sign-On PSUs that have not satisfied the PSUs Performance Condition would be forfeited. In addition, any unvested DCIs granted in respect of Mr. Shafir’s annual bonus will remain outstanding and continue to vest on the applicable vesting date (or if Mr. Shafir were terminated without cause within twelve (12) months of a Change of Control, then the DCIs would fully vest). On December 31, 2020, those Shafir Sign-On RSUs, the Shafir Annual RSUs and the annual bonus DCIs that would be subject to such continued or accelerated vesting (inclusive of dividend equivalents accrued thereon) had a market value of $19,435,615, while the Sign-On PSUs had a market value of $3,040,000.
Mr. Sipp. If on December 31, 2020, Mr. Sipp had been subject to a withdrawal without cause, then, subject to his execution of a general release of claims and compliance with the restrictive covenants set forth in the Sipp Agreements, Mr. Sipp would have been entitled to receive: (i) 100% of any unvested Sipp Sign-On RSUs, which would remain outstanding and continue to vest on the applicable vesting date and (ii) any RSUs or DCIs granted in respect of Mr. Sipp's annual bonus will remain outstanding and continue to vest on the applicable vesting date (or if Mr. Sipp is terminated without cause within 12 months following any Change in Control, the RSUs and DCIs would fully vest), in each case, subject to Mr. Sipp’s execution of a general release of claims and compliance with the restrictive covenants set forth in the Sipp Agreements. On December 31, 2020, those Sipp Sign-On RSUs and annual RSUs (inclusive of dividend equivalents accrued thereon) and DCIs that would be subject to such continued vesting had a market value of $3,442,094
Mr. Levin. If on December 31, 2020, Mr. Levin had been subject to a withdrawal without cause, then, subject to his execution of a general release of claims and compliance with the restrictive covenants set forth in the Levin Agreements, in addition to his annual bonus earned for the fiscal year ended December 31, 2020, to the extent not yet paid, (i) the next two installments of the 2013 RSUs scheduled to vest would vest upon the occurrence of such event and (ii) his Bonus Equity and DCIs would continue to vest (or, if Mr. Levin were terminated without cause within twelve (12) months of a Change of Control, then his Bonus Equity and DCIs would fully vest). On December 31, 2020, those 2013 RSUs, Bonus Equity and DCIs (inclusive of dividend equivalents accrued on any such RSUs) that would be subject to such continued or accelerated vesting had a market value of $14,651,016. In addition, pursuant to the Levin Agreements, the Sculptor Operating Group entities may elect to make a $30,000,000 payment to Mr. Levin payable in installments over a 24-month period in exchange for an increase in the duration of his non-compete period to two (2) years (from one (1) year) following the date of his withdrawal.
Mr. Cohen. If on December 31, 2020, Mr. Cohen had been subject to a withdrawal without cause, then, subject to his execution of a general release of claims and compliance with the restrictive covenants set forth in the Cohen Agreements, any RSUs or DCIs granted in respect of Mr. Cohen’s annual bonus will remain outstanding and continue to vest on the applicable vesting date (or if Mr. Cohen is terminated without cause within 12 months following any Change in Control, the RSUs and DCIs would fully vest), in each case, subject to Mr. Cohen’s execution of a general release of claims and compliance with the restrictive covenants set forth in the Cohen Agreements. On December 31, 2020, these RSUs (inclusive of dividend equivalents accrued thereon) and DCIs had a market value of $783,223.
Mr. Levine. If on December 31, 2020, Mr. Levine had been subject to a withdrawal other than for cause or resignation, then, subject to his execution of a general release of claims and compliance with the restrictive covenants set forth in the Levine Agreements, any unvested RSUs held by Mr. Levine in respect of his sign-on grant would continue to vest and become nonforfeitable on the date they would otherwise have vested, provided, that Mr. Levine executed a release of claims and continued to comply with his restrictive covenant obligations. In addition, any RSUs or DCIs granted in respect of

Mr. Levine’s annual bonus will remain outstanding and continue to vest on the applicable vesting date (or if Mr. Levine were terminated without cause within 12 months following any Change in Control, the RSUs and DCIs would fully vest), in each case, subject to Mr. Levine’s execution of a general release of claims and compliance with the restrictive covenants set forth in the Levine Agreements. On December 31, 2020, these RSUs (inclusive of dividend equivalents accrued thereon) and DCIs had a market value of $1,929,248.
Chief Executive Officer Compensation and Median Employee Compensation
In 2015, pursuant to a mandate of the Dodd-Frank Wall Street Reform and Consumer Protection Act, the SEC adopted a rule requiring annual disclosure of the ratio of our median employee’s annual total compensation to the annual total compensation of our Chief Executive Officer.
Our median employee’s 2020 annual total compensation was $255,106. Our Chief Executive Officer’s 2020 annual total compensation, as reported in the Summary Compensation Table above, was $10,145,682. Based on this information, the ratio of the annual total combined compensation of Mr. Shafir to the annual total compensation of our median employee for 2020 was estimated to be 40 to 1.
Our Chief Executive Officer pay ratio information is a reasonable good faith estimate calculated in a manner consistent with the SEC pay ratio rules and methods for disclosure. We identified our median employee by examining the 2020 total compensation consisting of base salary (including overtime pay), annual cash bonus amounts and deferred compensation (reflecting the compensation granted in the form of equity awards and deferred fund interests), in each case, earned or awarded in respect of services performed in 2020 for our global employee population, excluding our Chief Executive Officer, as of December 31, 2020. We included all of our employees, whether employed on a full-time, temporary or part-time basis. We did not make any assumptions, adjustments (including cost-of-living adjustments) or use any estimates in determining total compensation. After identifying the median employee based on total compensation, we calculated the annual total compensation for such employee using the same methodology we use for our named executive officers as required to be set forth in the Summary Compensation Table included in this proxy statement.
Director Compensation
Director compensation is set by the Board based upon the recommendation of the Compensation Committee. The Compensation Committee periodically reviews the compensation of the independent directors in light of current industry conditions and compensation practices.
Upon initial election to the Board, an independent director generally receives a prorated portion of the annual compensation the incumbent independent directors are entitled to receive. Incumbent independent directors receive annual equity-based and cash compensation. At the beginning of each year, each incumbent independent director receives a grant of RSUs with a value of $125,000 and the Chairperson of the Board receives an additional grant of RSUs with a value of $65,000. The RSUs vest on the first anniversary of the date of grant. With respect to each vested RSU, the independent director receives one Class A Share on or before the third business day following the independent director’s departure from our Board of Directors.
An annual cash retainer of $95,000 is paid in quarterly installments to each incumbent independent director. In addition, our Chairperson of the Board and the chairs of the committees of our Board receive additional annual cash retainers as follows: the Chairperson of the Board receives $45,000, the chairs of the Audit Committee and Committee on Corporate Responsibility and Compliance receive $20,000 and the chairs of the Nominating, Corporate Governance and Conflicts Committee and the Compensation Committee each receive $10,000. A lead independent director, if the Board determines a lead independent director is necessary, also receives an additional annual cash retainer of $20,000.
Directors who are members of management (including Mr. Levin and Mr. Cohen, who are Named Executive Officers) do not receive any compensation with respect to their services as a director. All directors are reimbursed for reasonable costs and expenses incurred in attending meetings of the Board.

The following table sets forth the total cash and equity-based compensation paid to our independent directors for their service on the Board and its committees during 2020:

Name	Fees Earned or Paid in Cash($)(1)	Stock Awards ($)(2)	Total($)
Allan Bufferd	52,500	148,182	200,682
Marcy Engel	115,000	142,229	257,229
Michael Fascitelli	95,000	142,229	237,229
Richard G. Ketchum	155,000	211,183	366,183
Georganne C. Proctor	115,000	148,135	263,135
J. Morgan Rutman	95,000	136,040	231,040

(1)Amounts in this column include all cash retainers and fees for committee assignments and meetings paid to our non-employee directors in 2020.
(2)The dollar amounts in this table do not reflect cash or other compensation actually received by the independent directors, but instead represent the aggregate grant-date fair value of RSU awards calculated in accordance with ASC Topic 718. See Note 13 to the audited financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2020 for further information concerning the assumptions underlying our ASC Topic 718 calculations for RSUs. Each director who was a director as of January 2, 2020 received a grant of 5,864 RSUs on January 2, 2020. To the extent that an independent director on our Board has received Class A Shares related to vested RSUs granted prior to December 31, 2011, we have established minimum Class A Share ownership requirements such that each independent director must hold 50% of the Class A Shares received after vesting of any grant of RSUs (or other equity awards) at all times, without regard to any dispositions. With respect to each vested RSU which was granted after December 31, 2011, the director shall receive one Class A Share on or before the third business day following the director’s departure from the Board of Directors. As of December 31, 2020, the aggregate number of RSUs, including dividend equivalent units granted thereon, held by each independent director was as follows: 24,430 for Ms. Engel; 27,513 for Mr. Ketchum; 35,936 for Ms. Proctor; and 12,503 for Mr. Rutman.

Equity Compensation Plan Information
The following table summarizes the securities authorized for issuance under the Company’s equity compensation plans as of December 31, 2020:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights(1) (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans(2) (excluding securities reflected under column(a)) (c)
Equity Compensation Plans Approved by Shareholders	20,844,397		9,241,058
Equity Compensation Plans Not Approved by Shareholders	—		—
Total	20,844,397		9,241,058
(1)Represents RSUs and Group E Units. Because the RSUs and Group E Units each have no exercise price, the weighted-average exercise price calculation is zero.
(2)On January 1, 2021, in accordance with the terms of the 2013 Incentive Plan, the number of Class A Shares that may be issued pursuant to awards under the 2013 Incentive Plan was increased by a number of Class A Shares equal to fifteen percent (15%) of the increase, if any, in the number of outstanding Class A Shares from the number of outstanding Class A Shares on January 1, 2020 (calculated assuming the exchange of all Group Units other than those comprised of Group B Units for Class A Shares). The number of Class A Shares reserved under the 2013 Incentive Plan is also subject to adjustment in the event of a share split, share dividend, or other change in our capitalization. Generally, awards that are forfeited or canceled under the 2013 Incentive Plan will be available for future grants under the plan.

CERTAIN MATTERS AND RELATED PERSON TRANSACTIONS
A number of organizational documents and agreements set forth our internal capital, organizational and governance structures, including the terms of interests in the Sculptor Operating Group owned by our executive managing directors, payments due to our executive managing directors pursuant to those interests and other contractual rights. These documents and agreements include the Limited Partnership Agreements of the Sculptor Operating Group entities, the Class A Unit Exchange Agreement, the Class P Unit Exchange Agreement, the Registration Rights Agreements, the Tax Receivable Agreement, the Expense Allocation Agreement, the Indemnification Agreements and the partner agreements with our executive managing directors. Summaries of these agreements are provided in “—Certain Agreements of the Registrant and the Sculptor Operating Group Entities,” below, and, in the case of certain partner agreements with our executive managing directors, in “Executive and Director Compensation,” above. Pursuant to these agreements, we may make payments to related persons or engage in transactions that are deemed “Interested Transactions” under our Related Person Transaction Policy (the “Policy”). During 2020, there were no Interested Transactions under the Policy except for those described below under “Related Person Transactions.”
Policy on Transactions and Arrangements with Related Persons
The Board has adopted a written Related Person Transaction Policy that is administered by our Nominating, Corporate Governance and Conflicts Committee and applies to any transaction or series of transactions in which we or any of our subsidiaries is a participant, the amount involved exceeds $120,000, and a “related person” (as defined under SEC rules) has or will have a direct or indirect material interest (any such transaction or series of transactions an “Interested Transaction”).
Under the Policy, all Interested Transactions with a related person are subject to pre-approval or ratification by the Nominating, Corporate Governance and Conflicts Committee. The Policy requires a related person to promptly disclose to the Chief Legal Officer any Interested Transaction as well as all material facts about the transaction. The Chief Legal Officer will then assess and notify the Nominating, Corporate Governance and Conflicts Committee of the material facts of any Interested Transaction that requires the Committee’s pre-approval. In addition, the Board has delegated authority to the Chair of the Nominating, Corporate Governance and Conflicts Committee to pre-approve or ratify transactions where the aggregate amount involved is expected to be less than $1.0 million. Moreover, the Nominating, Corporate Governance and Conflicts Committee has considered and adopted standing pre-approvals under the Policy for limited transactions with related persons that are or may be considered to be “Interested Transactions.” Such pre-approved transactions include: (i) business transactions with other companies at which a related person’s only relationship is as an employee (other than an executive officer), director or less-than-10% beneficial owner if the amount of business falls below the thresholds in the NYSE’s listing standards and our Director Independence Standards; (ii) charitable contributions to organizations where a related person’s only relationship is as an employee (other than an executive officer) or director if the aggregate amount involved does not exceed the greater of $1.0 million or 2% of the organization’s total annual revenues; (iii) transactions required or permitted under our organizational documents and agreements entered into in connection with our IPO in November 2007; and (iv) investments by one of our executive managing directors or any immediate family member in any of our funds.
A summary of any new transactions pre-approved by the Chair or pursuant to the Policy is provided to the full Nominating, Corporate Governance and Conflicts Committee for its review in connection with each regularly scheduled Committee meeting. If we become aware of an existing Interested Transaction that has not been pre-approved under this policy, we will provide relevant information to the Nominating, Corporate Governance and Conflicts Committee, which will evaluate all options available, including ratification, revision or termination of such transaction. Our Policy requires any director who may be interested in a related person transaction to recuse himself or herself from any consideration of such related person transaction.
Related Person Transactions
The Board pre-approved or considered and approved or ratified all of the following related person transactions that occurred in 2020:
In September 2020, the Company entered into a new financing facility (the “2020 Credit Agreement”) with Delaware Life Insurance Company (“Delaware Life”), consisting of (i) a senior secured term loan facility in an initial aggregate principal amount of $320.0 million (the “2020 Term Loan”) and (ii) a senior secured revolving credit facility in an initial aggregate principal amount of $25.0 million (the “2020 Revolving Credit Facility”). Additionally, in connection with the

2020 Credit Agreement, the Company issued to Delaware Life warrants to purchase approximately 4.3 million Class A Shares and provided Delaware Life a seat on the Company’s Board of Directors.
In connection with the Recapitalization, the Company entered into the Implementing Agreements in 2019 and issued $200.0 million of Debt Securities (as defined below) and $200.0 million of New Preferred Securities (as defined below). Upon the closing of the 2020 Credit Agreement in the fourth quarter of 2020, the Company used the proceeds from the 2020 Term Loan to repay in full the Debt Securities as well as to redeem the New Preferred Securities in full. The Debt Securities and New Preferred Securities were held by certain of our active and former executive managing directors. Mr. Och, one of our principal shareholders, held approximately $175.0 million of the New Preferred Securities, Mr. Levin held approximately $1.0 million of the New Preferred Securities and Mr. Cohen held approximately $0.25 million of the New Preferred Securities. Mr. Och held approximately $175.0 million of the Debt Securities, Mr. Levin held approximately $1.0 million of the Debt Securities and Mr. Cohen held approximately $0.25 million of the Debt Securities.
In March 2021, the Company committed to acquire a non-controlling membership interest of BharCap Sponsor LLC. The Company, BharCap Partners, LLC and other investors hold 100% of the membership interests of BharCap Sponsor LLC. Mr. Srikrishnan, a member of our Board and board designee of Delaware Life, is the founder and partner of BharCap Partners, LLC. In connection with the initial public offering of BharCap Acquisition Corp., a newly organized blank check company, BharCap Sponsor LLC, purchased 7,187,500 shares of BharCap Acquisition Corp.’s Class B common stock (up to 937,500 shares of which are subject to forfeiture depending on the extent to which the underwriters’ over-allotment option is exercised), has committed to purchase an aggregate of 5,000,000 warrants (or 5,500,000 warrants if the underwriters’ over-allotment option is exercised in full) at a price of $1.50 per warrant ($7,500,000 in the aggregate, or $8,250,000 if the underwriters’ over-allotment option is exercised in full) in a private placement that will close simultaneously with the closing of the initial public offering of BharCap Acquisition Corp.
Summaries of these agreements are provided in “—Certain Agreements of the Registrant and the Sculptor Operating Group Entities,” below, and, in the case of certain partner agreements with our executive managing directors, in “Executive and Director Compensation,” above. Pursuant to these agreements, we may make payments to related persons or engage in transactions that are deemed “Interested Transactions” under the Policy.

CERTAIN AGREEMENTS OF THE REGISTRANT AND THE SCULPTOR OPERATING GROUP ENTITIES
New Preferred Unit Designations and New Senior Subordinated Term Loan Credit and Guaranty Agreement
In connection with the Recapitalization, pursuant to the New Preferred Unit Designations, the Sculptor Operating Partnerships issued new preferred units with an aggregate liquidation preference of $200.0 million (the “New Preferred Securities”), in exchange for $200.0 million of the then-existing preferred units issued by the Operating Partnerships (the “Existing Preferred”) and the Sculptor Operating Partnerships, each as a borrower, entered into an unsecured senior subordinated term loan credit and guaranty agreement (the “Subordinated Credit Agreement”) under which the Existing Preferred was restructured into new debt of the Operating Partnerships (the “Debt Securities”) were issued. Upon the closing of the 2020 Credit Agreement in the fourth quarter of 2020, the Company used the proceeds from the 2020 Term Loan to repay in full the Company’s Debt Securities as well as to redeem the New Preferred Securities in full.
2020 Credit Agreement
On September 25, 2020, Sculptor Capital LP, as borrower, (the “Borrower”), and certain other subsidiaries of the Company, as guarantors, entered into a credit and guaranty agreement (the “2020 Credit Agreement”), consisting of the 2020 Term Loan and 2020 Revolving Credit Facility. Through January 2021, the Company voluntarily prepaid an aggregate of $175.0 million of the 2020 Term Loan, leaving a balance of $145.0 million, which is due at maturity. The Company has not drawn down on the 2020 Revolving Credit Facility. The 2020 Term Loan and the 2020 Revolving Credit Facility mature on the seventh and sixth anniversary, respectively, of the initial funding of the 2020 Term Loan, which occurred on November 13, 2020 (the “Closing Date”).

Borrowings under the 2020 Credit Agreement bear interest at a per annum rate equal to, at the Company’s option, one, two, three or six month LIBOR (subject to a 0.75% floor) plus 6.25%, or a base rate (subject to a 1.75% floor) plus 5.25%. The Borrower is also required to pay an undrawn commitment fee at a rate per annum equal to 0.50% of the undrawn portion of the 2020 Revolving Credit Facility. The 2020 Term Loan amortizes in equal quarterly installments in aggregate annual amounts equal to 0.75% of the original principal amount of the 2020 Term Loan; however, as a result of the prepayment in January 2021, no additional amortization payments will be due until maturity. The 2020 Credit Agreement contains customary prepayment provisions.

Certain prepayments of the 2020 Term Loan are subject to a prepayment premium (the “Call Premium”) equal to (a) prior to the second anniversary of the Closing Date, a customary “make-whole” premium equal to the present value of all required interest payments that would be due from the date of prepayment through and including the second anniversary of the Closing Date plus a premium of 3.0% of the principal amount of loans prepaid, (b) on or after the second anniversary of the Closing Date but prior to the third anniversary of the Closing Date, a premium of 3.0% of the principal amount of loans prepaid, (c) on or after the third anniversary of the Closing Date but prior to the four anniversary of the Closing Date, a premium of 2.0% of the principal amount of loans prepaid and (d) thereafter, 0%. The Call Premium shall not apply to voluntary prepayments of the 2020 Term Loan of up to (x) $175.0 million in the aggregate on or prior to March 31, 2022 or (y) $100.0 million of aggregate principal amount at any time.

The 2020 Credit Agreement prohibits the total fee-paying assets under management, subject to certain exclusions, of the Borrower, the guarantors and their consolidated subsidiaries as of the last day of any fiscal quarter to be less than $20.0 billion. The 2020 Credit Agreement contains customary events of default for a transaction of this type, after which obligations under the 2020 Credit Agreement may be declared immediately due and payable and sets forth certain types of bankruptcy or insolvency events of default involving the Borrower, the guarantors or any of the material subsidiaries of the foregoing after which the obligations under the 2020 Credit Agreement become automatically due and payable.

Warrants
In connection with the 2020 Credit Agreement, the Company issued warrants to purchase 4,338,015 Class A Shares to Delaware Life. The warrants have a 10-year term from the Closing Date and an exercise price per share equal to $11.93. In lieu of making a cash payment otherwise contemplated upon exercise, the holder may exercise the warrants in whole or in part to receive a net number of Class A Shares. In addition, one of the warrants provides that, upon exercise in whole or in part by the holder, the Company may decide in its sole discretion whether the holder’s exercise of such warrant will be settled by delivery of Class A Shares (which shares may be reduced to a net number of Class A Shares in accordance with the procedure described in the preceding sentence) or by the Company’s payment to the holder of an amount in cash equal to the

Black-Scholes value as provided for in the applicable warrant agreement. The exercise price is subject to reduction by an amount equal to any dividends paid on Class A Shares. The warrants provide for customary adjustments in the event of a stock split, stock dividend, recapitalization or similar event. If the Company undergoes a change of control prior to the expiration date, the holder will have the right to require the Company to repurchase any remaining portion of the warrants not yet exercised at their Black-Scholes value as provided for in the applicable agreement. The warrants restrict transfers and other dispositions for 18 months from the Closing Date, subject to certain exceptions.
Board Representation Agreement
In connection with the 2020 Credit Agreement, on the Closing Date, the Company and Delaware Life entered into a board representation agreement (the “Board Representation Agreement”). Pursuant to the terms of the Board Representation Agreement, Delaware Life designated, and the Board appointed, Bharath Srikrishnan to serve on the Board, and, subject to the terms of the Board Representation Agreement, Delaware Life has the right to nominate one director for election or re-election to the Board for so long as Delaware Life (including its affiliates and certain other entities from time to time upon mutual agreement of the Company and Delaware Life) continues to beneficially own at least 50% of the voting stock of the Company beneficially owned by it on the Closing Date (the “Board Right Period”). During the Board Right Period the Company agreed, subject to the terms of the Board Representation Agreement, to use commercially reasonable efforts to procure the election or re-election of such designee to the Board. Pursuant to the Board Representation Agreement, Mr. Srikrishnan agreed to resign from the Board upon Delaware Life no longer beneficially owning at least 50% of the vote stock of the Company beneficially owned by it on the Closing Date or upon the written request of Delaware Life.

MISCELLANEOUS INFORMATION
Shareholder Proposals and Director Nominations
To be considered for inclusion in our proxy statement for the 2022 Annual Meeting, Shareholder proposals must be received at our offices no later than December 29, 2021 (as calculated pursuant to Rule 14a-8 under the Exchange Act). Proposals must comply with Rule 14a-8 and must be submitted in writing to Sculptor Capital Management, Inc., 9 West 57th Street, New York, New York 10019, Attention: Office of the Secretary.
As more specifically provided for in our Bylaws, in order for a Shareholder to introduce a Shareholder proposal or nominate a director candidate from the floor of the 2022 Annual Meeting, the Shareholder must deliver such proposal or nomination in writing to our Secretary at the above address not earlier than December 29, 2021, and no later than January 28, 2022. If the date of the 2022 Annual Meeting is held on a date that is more than 30 days from the anniversary of the 2021 Annual Meeting, then any such proposal or nomination must be received no later than the close of business on the 10th day following the day on which public disclosure of the date of such meeting is first made. In addition, if the number of directors to be elected to the Board of Directors at the 2022 Annual Meeting is increased and there is no public announcement naming all of the nominees for director or specifying the size of the increased Board by at least January 28, 2022, then any nomination with respect to nominees for any new positions created by such increase must be received by the close of business on the 10th day following the day on which public announcement of the increase is first made. The Shareholder’s submission must be made by a registered Shareholder on his or her behalf or on behalf of the beneficial owner of the Shares and must include information specified in our Bylaws.
Householding
The broker, trustee or other nominee for any shareholder who is a beneficial owner of the Shares may deliver only one copy of our proxy statement and annual report to multiple shareholders who share the same address, unless that broker, trustee or other nominee has received contrary instructions from one or more of the shareholders. This practice, known as “householding,” is designed to reduce duplicate mailings and save significant printing and processing costs, as well as natural resources. We will deliver promptly, upon written or oral request, a separate copy of the proxy statement and annual report to a shareholder at a shared address to which a single copy of the documents was delivered. A shareholder who wishes to receive a separate copy of the proxy statement and annual report, now or in the future, may obtain one, without charge, by addressing a written request to Sculptor Capital Management, Inc., 9 West 57th Street, New York, New York 10019, Attention: Office of the Secretary or by calling (212) 790-0000. You may also obtain a copy of the proxy statement and annual report on the “Investor Relations—Filings & Financials” section of our website (www.sculptor.com). Beneficial owners sharing an address who are receiving multiple copies of proxy materials and annual reports and wish to receive a single copy of such materials in the future will need to contact their broker, trustee or other nominee to request that only a single copy of each document be mailed to all shareholders at the shared address in the future.
Annual Report
Our Annual Report on Form 10-K, for the year ended December 31, 2020, is included with these proxy solicitation materials. A copy of our Annual Report, including the financial statements included therein, is also available without charge by visiting the Company’s website (www.sculptor.com) or upon written request to Sculptor Capital Management, Inc., 9 West 57th Street, New York, New York 10019, Attention: Office of the Secretary.

By Order of the Board of Directors,

David Levine
Secretary
April 28, 2021
New York, New York

Annex A
Sculptor Capital Management, Inc. (the “Company”)
Board of Directors’ Independence Standards
An “independent” director is a director whom the Board of Directors has determined has no material relationship with the Company or any of its consolidated subsidiaries (collectively, the “Company”), either directly or indirectly.
To assist it in making determinations of director independence, the Board has determined that each of the relationships below is categorically immaterial and therefore, by itself, does not preclude a director from being independent:
1. the director has an immediate family member who is, or has been within the last three years, employed by the Company other than as an executive officer;
2. the director has received, or has an immediate family member who has received, during any 12-month period within the last three years, $120,000 or less in direct compensation from the Company, not including board and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service);
3. (A) the director has an immediate family member who is a current employee (but not a partner) of a firm that is the Company’s internal or outside auditor, but does not personally work on (and has not personally worked on in the last three years) the Company’s audit; or (B) the director or an immediate family member was, within the last three years, a partner or employee of a firm that is the Company’s internal or outside auditor but no longer works at the firm and did not personally work on the Company’s audit within that time;
4. the director or an immediate family member is, or has been within the last three years, employed at another company where any of the Company’s present executive officers serves or served at the same time on that company’s compensation committee, but the director or the director’s immediate family member is (or was) not an executive officer of the other company and his or her compensation is not (or was not) determined or reviewed by that company’s compensation committee;
5. the director or an immediate family member is a current employee of a company that has made payments to, or received payments from, the Company for property or services in an amount that, in any of the last three fiscal years, was less than $1 million or 2% of the other company’s consolidated gross revenues, whichever is greater; and
6. the director or an immediate family member is an employee (other than an executive officer) of a non-profit organization to which the Company has made contributions that, in any of the last three fiscal years, were less than $1 million or 2% of the non-profit organization’s consolidated gross revenues, whichever is greater.
An “immediate family member” includes a director’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than a domestic employee) who shares the director’s home.

SCULPTOR CAPITAL MANAGEMENT, INC.
OFFICE OF THE SECRETARY
9 W. 57TH ST.
NEW YORK, NY 10019-2701

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on June 23, 2021. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/SCU2021**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on June 23, 2021. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D53846-P52778

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

SCULPTOR CAPITAL MANAGEMENT, INC.

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors as Class II Directors to serve for a term of three years and until their successors are duly elected or appointed and qualified.	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Marcy Engel
02) Bharath Srikrishnan
03) Meghna Desai

The Board of Directors recommends you vote FOR proposal 2:

	For	Against	Abstain
2. To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2021.	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com

D53847-P52778

SCULPTOR CAPITAL MANAGEMENT, INC.
Annual Meeting of Shareholders
June 24, 2021 9:00 AM
This proxy is solicited by the Board of Directors

The shareholder(s) hereby appoint(s) David Levine, as proxy and attorney-in-fact, with the full power to appoint their substitute, and hereby authorize(s) him to represent and to vote, as designated on the reverse side of this ballot, all of the voting shares of SCULPTOR CAPITAL MANAGEMENT, INC. that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 9:00 AM, EDT on June 24, 2021, via a live webcast at www.virtualshareholdermeeting.com/SCU2021, and any adjournment or postponement thereof; with all powers which the shareholder(s) would posses if present at the Annual Meeting of Shareholders.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side